As filed with the Securities and Exchange Commission on August 1, 2008

Registration No. 333-148827

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1
Amendment No. 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLD HORSE INTERNATIONAL, INC.

(Name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation or organization)

3999

(Primary Standard Industrial Classification Code Number)

22-3719165

(I.R.S. Employer Identification Number)

No. 31 Tongdao Road South

Hohhot, Inner Mongolia

China

86 (471) 339 7999

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Mr. Liankuan Yang,

Chief Executive Officer

Gold Horse International, Inc.

No. 31 Tongdao Road South

Hohhot, Inner Mongolia, China

telephone: 86 (471) 339 7999

with a copy to:

Mr. Adam Wasserman,

Chief Financial Officer

1643 Royal Grove Way

Weston, Florida 33327

telephone: 800-867-0078

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

James M. Schneider, Esq.

Schneider Weinberger & Beilly LLP

2200 Corporate Boulevard N.W.

Suite 210

Boca Raton, Florida 33431

telephone (561) 362-9595

telecopier (561) 362-9612

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [√]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[√]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securitiesto be registered	Dollar amount to be registered	Proposed Maximum offering price per unit	Proposed Maximum aggregate offering price	Amount of Registration fee (3)

Common stock, par value $0.0001 per share (1)	2,704,168	$0.344	$930,234	$37
Common stock, par value $0.0001 per share (2)	1,367,625	$0.50	$683,813	27
	4,071,793			$64

(1)       Includes 2,601,524 shares of common stock issuable upon the conversion of approximately $894,925 principal amount 10% secured convertible debentures and 102,644 shares which the registrant may issue as interest payment on the debenture.

(2)       Includes shares of common stock issuable upon the exercise of outstanding common stock purchase warrants

(3)       Previously paid.

To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the 10% secured convertible debentures and warrants in the event of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 1, 2008

PROSPECTUS

Gold Horse International, Inc.

4,071,793 shares of Common Stock

This prospectus relates to periodic offers and sales of 4,071,793 shares of our common stock by the selling security holders, which includes:

•	2,601,524 shares issuable upon the possible conversion of approximately $894,925 principal amount our 10% secured convertible debentures;

•	102,644 shares which may be issued as interest payments on the debentures; and

•	1,367,625 shares issuable upon the exercise of warrants.

We will not receive any proceeds from the sale of the shares by the selling security holders. To the extent the warrants are exercised on a cash basis, we will receive proceeds of the exercise price. The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock.

For a description of the plan of distribution of these shares, please see page 64 of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GHII.” On July 31, 2008 the last reported sale price for our common stock was $0.35 per share.

____________________

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus to read about the risks of investing in our common stock.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is ______, 2008

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless specifically set forth to the contrary, when used in this prospectus the terms:

•	“Gold Horse International” “we,” “us,” “ours,” and similar terms refers to Gold Horse International, Inc., a Florida corporation,
•	“Gold Horse Nevada” refers to Gold Horse International, Inc., a Nevada corporation and wholly-owned subsidiary of Gold Horse International,
•	“Global Rise” refers to Global Rise International, Limited, a Cayman Islands corporation and wholly-owned subsidiary of Gold Horse Nevada,
•	“IMTD” refers to Inner Mongolia (Cayman) Technology & Development Ltd., a Chinese company and wholly-owned subsidiary of Global Rise,
•	“Jin Ma Real Estate” refers to Inner Mongolia Jin Ma Real Estate Development Co., Ltd., a Chinese company,
•	“Jin Ma Construction” refers to Inner Mongolia Jin Ma Construction Co., Ltd., a Chinese company,
•	“Jin Ma Hotel” refers to Inner Mongolia Jin Ma Hotel Co., Ltd., a Chinese company,
•	“Jin Ma Companies” collectively refers to Jin Ma Real Estate, Jin Ma Construction and Jin Ma Hotel, and
•	“PRC” or “China” refers to the People’s Republic of China.

The information which appears on our web site at www.goldhorseinternational.com is not part of this prospectus.

PROSPECTUS SUMMARY

About Us

Through the Contractual Arrangements with the Jin Ma Companies which are described in greater detail later in this prospectus, we operate, control and beneficially own the construction, hotel and real estate development businesses of the Jin Ma Companies. The Jin Ma Companies are located in Autonomous Region of Inner Monglolia in China and include Jin Ma Construction, Jin Ma Hotel, and Jin Ma Real Estate. Jin Ma Construction is an engineering and construction company that offers general contracting, construction management and building design services primarily in Hohhot City. Jin Ma Hotel owns and operates the Inner Mongolia Jin Ma Hotel, a 22-room full service hotel situated in Hohhot City approximately 15 kilometers from the Hohhot Baita Airport and Jin Ma Real Estate is a real estate development company.

The Contractual Arrangements are comprised of a series of agreements, including a Consulting Services Agreement and an Operating Agreement, through which we have the right to advise, consult, manage and operate each of the Jin Ma Companies, and collect and own all of their respective net profits. Additionally, under a Shareholders’ Voting Rights Proxy Agreement, the Jin Ma Companies’ shareholders have vested their voting control over the Jin Ma Companies to us. In order to further reinforce our rights to control and operate the Jin Ma Companies, these companies and their shareholders have granted us, under an Option Agreement, the exclusive right and option to acquire all of their equity interests in the Jin Ma Companies or, alternatively, all of the assets of the Jin Ma Companies. Further the Jin Ma Companies’ shareholders have pledged all of their rights, titles and interests in the Jin Ma Companies to us under an Equity Pledge Agreement. The terms of each of these contracts expire in August 2016.

The relationship among the above companies as follows:

Other than the Contractual Arrangements with the Jin Ma Companies of which Gold Horse International, Gold Horse Nevada and Global Rise are parties, we do not have any business or operations. IMTD was recently formed and currently has no business or operations. We may use it in the future to internally reorganize certain of our operations. As described in the financial statements included elsewhere in this prospectus, our assets and liabilities at each of March 31, 2008 and June 30, 20007 and the results of operations for the nine months ended March 31, 2008 and the fiscal years ended June 30, 2007 and 2006 are those of the Jin Ma Companies. All of the assets and operations of the Jin Ma Companies are located in the PRC.

Notwithstanding that Gold Horse and the Jin Ma Companies are separate legal entities and the legal obligations of the parties are governed by the Contractual Arrangements, there is commonality of control between Gold Horse and the Jin Ma Companies as set forth in the following table:

Name	Executive Officer of Gold Horse	Director of Gold Horse	Principal Shareholder of Gold Horse	Stockholder of The Jin Ma Companies (1)
Liankuan Yang	√	√	√	√
Yang Yang		√	√	√
Runlan Ma			√	√

(1)           Each of Jin Ma Construction, Jin Ma Hotel, and Jin Ma Real Estate are owed 70% by Liankuan Yang, 15% by Runlan Ma, the spouse of Liankuan Yang, and 15% by Yang Yang, the daughter of Liankuan Yang.

Our principal executive offices are located at No. 31 Tongdao Road South Hohhot, Inner Mongolia. China. Our telephone number at this location is 86 (471) 339 7999. Our fiscal year end is June 30.

Our history

We were incorporated in New Jersey in March 2000 under the name Segway III Corp as a shell company. In December 2004, we entered into a Stock Purchase Agreement and Share Exchange with Speedhaul Incorporated pursuant to which we acquired all of the shares of Speedhaul Incorporated, a company formed in June 2004. As a result of this transaction, our business plan was that of an Internet subscription based load and equipment posting and searching service for the freight trucking business. Thereafter, we changed our corporate name to Speedhaul Holdings, Inc. Prior to June 29, 2007, we were a development stage company attempting to implement our business plan.

On June 29, 2007, we executed the Share Exchange Agreement with Gold Horse Nevada whereby we acquired all of the outstanding common stock of Gold Horse Nevada in exchange for the issuance of shares of our common stock to the Gold Horse Nevada stockholders. Gold Horse Nevada conducts its business operations through its wholly owned subsidiary Global Rise. The acquisition of Gold Horse Nevada was accounted for as a reverse merger because on a post-merger basis, the members of Gold Horse Nevada held a majority of our outstanding common stock on a voting and fully-diluted basis. In November 2007, we domesticated our company in Florida under the name Gold Horse International, Inc.

Gold Horse Nevada was formed in August 2006. Gold Horse Nevada entered into the Contractual Arrangements with each of the Jin Ma Companies and their respective shareholders on August 31, 2006. On June 29, 2007, concurrently with the closing of the Share Exchange Agreement, the Contractual Arrangements were amended and restated and we were made a party to the Contractual Arrangements.

Previously, in December 2005, the Jin Ma Companies had engaged a subsidiary of Genesis Technology Group, Inc., a publicly held company now known as Genesis Pharmaceuticals Enterprises, Inc. (“Genesis”), to advise it regarding methods to become a U.S. public company. The formation of Gold Horse Nevada and its wholly owned subsidiary Global Rise and the negotiation and execution of the Contractual Arrangements between Gold Horse Nevada and the Jin Ma Companies followed this engagement. During the term of the consulting agreement, which ended upon the closing of the Share Exchange Agreement with our company, Genesis also provided various management advisory services to Gold Horse Nevada and recommended Western directors for its Board of Directors.

In September 2006 Gold Horse Nevada and its stockholders entered into an agreement and plan of share exchange with Genesis whereby Genesis was to acquire Gold Horse Nevada in exchange for approximately 65% of its securities which would have been issued to the Gold Horse Nevada stockholders. The closing of share exchange between Genesis and Gold Horse Nevada was conditioned upon a number of events. In October 2006 Genesis notified the Gold Horse Nevada stockholders of its decision not to proceed with the transaction and the agreement did not close. On the closing of the Share Exchange Agreement we issued Genesis 8,542,500 shares of our common stock valued at $0.18 as an assignee of the Gold Horse Nevada stockholders as compensation under the terms of the consulting agreement with it.

ABOUT THE OFFERING

On November 30, 2007 we entered into a Securities Purchase Agreement pursuant to which we agreed to sell an aggregate of $3,275,000 principal amount 10% secured convertible debentures to seven accredited investors and to issue those investors common stock purchase warrants to purchase an aggregate of 9,520,352 shares of our common stock at an exercise price of $0.50 per share as described later in this prospectus. This prospectus covers the resale of a total of 4,071,793 shares of our common stock by selling security holders which includes 2,601,524 shares that are issuable upon the conversion of approximately $894,925 principal amount 10% secured convertible debentures, 102,644 shares that are issuable as interest payments on those debentures and 1,367,625 shares that are issuable upon the exercise of warrants. Selling security holders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices. We will not receive any proceeds from the resale of our shares by the selling security holders. To the extent the warrants are exercised on a cash basis, we will receive the exercise price of the warrants. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

10% Secured Convertible Debentures:

Interest payable at 10% per annum at each of January 1, April 1, July 1 and October 1 in cash or shares of registered common stock. Principal and accrued but unpaid interest is due 16 months from the date of issuance. The debentures are convertible at the option of the holder into shares of our common stock at an initial conversion price of $0.344 per share, subject to adjustment. We cannot prepay the debentures.

Warrants:

The warrants are exercisable for five years from the date of issuance at an initial exercise price of $0.50 per share, subject to adjustment. The warrants are exercisable on a cashless basis at any time when there is not an effective registration statement covering the underlying shares. We are permitted to call the warrants on 30 trading days’ prior notice at $0.001 per warrant at any time after the effective date of the registration statement covering the shares underlying the warrants subject to certain conditions.

Please see “Management’s Discussion and Analysis or Plan of Operation - Recent Capital Raising Transactions” beginning on page 44 of this prospectus for more information on the terms of the debentures and the warrants.

Common Stock:

Outstanding Prior to this Offering:	52,544,603 shares of common stock on July 31, 2008.

Common Stock Reserved:

An aggregate of 19,985,689 shares of our common stock, including 9,520,352 shares issuable upon the exercise of the $3,275,000 principal amount 10% secured convertible debentures, 944,985 shares issuable as interest payments on these debentures and 9,520,352 shares underling outstanding warrants. The resale of 4,071,793 of these shares is covered by this prospectus.

Outstanding After this Offering:

72,530,292 shares of common stock, assuming the conversion of $3,275,000 principal amount 10% secured convertible debentures into an aggregate of 9,520,352 shares of common stock and the issuance of 944,985 shares as interest on those debentures, but giving no effect to the exercise of the warrants to purchase 9,520,352 shares of our common stock.

TOTAL DOLLAR VALUE OF SHARES INCLUDED IN THIS PROSPECTUS

UNDERLYING 10% SECURED CONVERTIBLE DEBENTURES

This prospectus relates to the resale of 2,601,524 shares of common stock underlying approximately $894,925 principal amount 10% secured convertible debentures. The 10% secured convertible debentures are convertible into shares of our common stock at a conversion price of $0.344 per share, subject to adjustment has hereinafter described. The closing price of our common stock as reported on the OTC Bulletin Board on November 30, 2007, which was the date we entered into the agreement to sell the securities, was $2.30. The total dollar value of the common stock underlying the 10% secured convertible debentures that are being registered for resale is $5,983,505 based upon the market price of our common stock on the date of the sale of the 10% secured convertible debentures.

DOLLAR AMOUNT OF PAYMENTS TO SELLING SECURITY HOLDERS

The table below sets forth disclosure of the dollar amount of each payment (including the value of any payments to be made in shares of our common stock) in connection with the sale of the 10% secured convertible debentures that we have made or will make to:

•	each selling security holder,
•	any affiliate of a selling security holder, or
•	any person with whom any selling security holder has a contractual relationship regarding the sale of the 10% secured convertible debentures.

The amounts include any interest payments, liquidated damages, payments made to finders or placement agents and any other potential payments, but exclude repayment of principal on the 10% secured convertible debentures.

Selling Security Holder	Payment Reference	Date	Amount

Next Generation Equity Research LLC	Placement agent fee	December 10, 2007	$262,000
Alpha Capital Anstalt	Legal fees and expenses	Various dates	30,000
All selling security holders (1)	Interest payments	Various dates	394,374
Total			$686,374

(1)        Interest payments are due on each of January 1, April 1, July 1 and October 1, on each date any principal amount of the 10% secured convertible debentures is converted and on the maturity date of the debentures. The information assumes no conversion of the debentures and the payment of interest through the maturity date. Interest payments on the debentures, through maturity date, will total approximately $686,374. As of the date of this prospectus we have paid $124,336 of interest. Following the date of the prospectus under certain conditions we are permitted to make interest payments in shares of our common stock provided that such shares have been registered. In this instance, the shares are valued at the lesser of (i) $0.344 per share, or (ii) 90% of the lesser of (a) the average VWAP (as defined in the debenture) for the 20 consecutive trading days prior to the interest payment date or (b) the average VWAP for the 20 consecutive trading days ending on the trading day immediately prior to the delivery of the interest conversion shares. For the purpose of this table we have assumed a value of $0.344 per share and that we will pay $35,310 of the balance of interest in shares of our common stock and the remainder totaling $359,064 in cash.

NET PROCEEDS FROM THE SALE OF THE 10% SECURED CONVERTIBLE DEBENTURES

The table below sets forth disclosure of the net cash proceeds to us from the sale of $3,275,000 principal amount 10% secured convertible debentures under the terms of the Securities Purchase Agreement dated November 30, 2007.

	First Closing	Second Closing	Total

Gross proceeds received	$2,183,000	$1,092,000	$3,275,000

Less reimbursement of legal fees	(30,000)	0	(30,000)
Less placement agent fees	(174,640)	(87,360)	(262,000)
Net proceeds	1,978,360	$1,004,640	$2,983,000
Total possible payments to selling security holders during first year following sale of 10% secured convertible notes (1)			(394,374)
			$2,588,626

(1)	Represents interest payment on the 10% secured convertible debentures, assuming all such payments are made in cash.

POSSIBLE PROFIT TO THE 10% SECURED CONVERTIBLE DEBENTURE HOLDERS

The table below sets forth disclosure concerning the possible profit the 10% secured convertible debenture holders could realize as a result of the conversion discount for the shares of common stock underlying the debentures. The possible profit illustrated is based upon the initial conversion price of $0.344 per share of the 10% secured convertible debentures and the closing price of $2.30 of our common stock as reported on the OTC Bulletin Board on the date of the sale of the debentures. Both the conversion price of the debentures and the number of shares issuable upon conversion of the debentures is subject to adjustment if we should issue shares of common stock or other securities convertible or exercisable into shares of common stock or otherwise reprice any existing conversion or exercise prices to a price less than the then current conversion price. For the purposes of this table, however, we have not assumed any event will occur which will result in a reset in the conversion price of the debentures.

Total Possible Shares Underling Debentures (1)	Combined Market Price of Shares Underlying Debentures	Total Possible Shares to be Issued to the Selling Security Holders (1)	Combined Conversion Price of the Total Number of Shares Underlying the Debentures	Total Possible Discount to the Market Price on the Sale Date of the Debenture (2)

9,520,352	$ 21,896,810	9,520,352	$ 3,275,000	$ 18,621,810

(1)        Assumes the conversion of all principal of the 10% secured convertible debenture at maturity but excludes any shares of common stock which may be issued as interest payments.

(2)        Calculated by subtracting the total conversion price on the date of the sale of the 10% secured convertible debentures from the combined market value of the total number of shares underlying the debentures on that date.

POSSIBLE PROFIT TO THE WARRANT HOLDERS

Under the terms of the Securities Purchase Agreement with the selling security holders we issued the investors common stock purchase warrants to purchase a total of 9,520,352 shares of our common stock at an exercise price of $0.50 per share. The table below sets forth disclosure concerning the total possible profit to be realized as a result of any conversion discount for the warrants held by the selling security holders. The possible profit illustrated is based upon the initial exercise price of $0.50 per share of the warrants and the closing price of $2.30 of our common stock as reported on the OTC Bulletin Board on the date of the Securities Purchase Agreement. Both the exercise price of the warrants and the number of shares issuable upon exercise of the warrants is subject to adjustment if we should issue shares of common stock or other securities convertible or exercisable into shares of common stock or otherwise reprice any existing conversion or exercise prices to a price less than the then current exercise price. For the purposes of this table, however, we have not assumed any event will occur which will result in a reset in the exercise price of the warrants.

Total Possible Shares to be Received Upon Exercise of the Warrants (1)	Combined Market Price of Shares Underlying Warrants	Total Possible Shares to be Issued to the Selling Security Holders (1)	Combined Conversion Price of the Total Number of Shares Underlying the Warrants	Total Possible Discount to the Market Price on the Sale Date of the Debenture (2)

9,520,352	$ 21,896,810	9,520,352	$ 4,760,176	$ 17,136,634

(1)        Assumes the cash exercise of all warrants at an exercise price of $0.50 per share.

(2)        Calculated by subtracting the total exercise price of the warrants from the combined market value of the total number of shares underlying the warrants.

COMPARISON OF NET PROCEEDS TO US AND TOTAL

POSSIBLE PROFIT TO SELLING SECURITY HOLDERS

Gross proceeds to us	$3,275,000
Less reimbursement of legal fees:	(30,000)
Less placement agent fees	(262,000)
Less interest during first year (1)	(394,374)
Net proceeds to us	$2,588,626

Combined total possible profit of selling security holders (2)	$35,758,444

Approximate percentage of the net proceeds received by us to the (i) total of all possible payments to the selling security holders ($686,374) and (ii) total possible discount to the market price of the shares underlying the 10% secured debentures ($18,621,810)	13.3%

Amount of resulting average approximate percentage of the net proceeds received by us to the (i) total of all possible payments to the selling security holders ($686,374) and (ii) total possible discount to the market price of the shares underlying the 10% secured debentures ($18,621,810) averaged over the term of the debentures.	$520,000

(1)           Assumes the cash payment of interest.

(2)           For illustration purposes includes a possible profit of $18,621,810 on the 10% secured convertible debentures and a possible profit of $17,136,634 on the warrants as set forth in the foregoing tables.

The foregoing table gives no effect to the receipt of any proceeds upon the possible exercise of the warrants on a cash basis.

PRIOR SECURITIES TRANSACTIONS WITH THE SELLING SECURITY HOLDERS

We have not been a party to any prior securities transaction with any selling security holder, an affiliate of any selling security holder, or any person with whom any selling security holder has a contractual relationship, including any predecessors of any of those persons, regarding any prior securities transaction.

RELATIONSHIP OF OUTSTANDING SHARES BEFORE AND

AFTER 10% SECURED CONVERTIBLE DEBENTURE TRANSACTION

The table below sets forth disclosure about our common stock held by the selling security holders, our affiliates and affiliates of the selling security holders. The following table gives no effect to shares underlying outstanding options or warrants:

No. of shares outstanding prior to 10% secured convertible note transaction held by persons other than the selling security holders, our affiliates and affiliates of the selling security holders	No. of shares registered for resale by the selling security holders or affiliates of the selling security holders in prior registration statements

No. of shares registered for resale by the selling security holders or affiliates of the selling security holders that continue to be held by the selling security holders or affiliates of the selling security holders

			No. of shares that have been sold in registered resale transactions by the selling security holders or affiliates of the selling security holders	No. of shares registered for resale on behalf of the selling security holders or affiliates of the selling security holders in this prospectus

378,000	0	0	0	4,071,793

ISSUER’S FINANCIAL ABILITY AND SHORT POSITION INFORMATION

The 10% secured convertible debentures, which bear interest at 10% per annum, are due 16 months from the issuance date. Interest is payable in cash quarterly on January 1, April 1, July 1 and October 1 beginning on the first date after the issuance. At our option, and providing certain conditions precedent have been met, interest can be paid in shares of our common stock valued at the lesser of:

•          the then current conversion rate which is presently $0.344 per share, or

•          90% of the lesser of (a) the average VWAP (as defined in the debenture) for the 20 consecutive trading days prior to the interest payment date or (b) the average VWAP for the 20 consecutive trading days ending on the trading day immediately prior to the delivery of the interest conversion shares.

The debentures are convertible at any time at the option of the holder into shares of our common stock based upon a conversion rate of $0.344 per share, subject to adjustment as hereinafter set forth. It is our intent to repay any principal amounts due under debentures which are not otherwise converted by the holders and to make interest payments on the amounts in accordance with their terms. As described elsewhere herein, the Jin Ma Companies owe us various amounts for both the payment of our management fees and in connection with amounts we have otherwise advanced them for working capital, and our CEO is also the CEO of the Jin Ma Companies. The Jin Ma Companies have represented to us that they will either pay us the accrued but unpaid fees or repay all or a portion of the advances to us so that we may timely meet our obligations under the debentures.

Each of the selling security holders have advised us that such selling security holder does not have an existing short position in our common stock.

Other than the sale of the 10% secured convertible debentures to the selling security holders as described elsewhere in the prospectus which includes a materially complete description of the relationships and arrangements between us and the selling security holders that currently exist and are to be performed in the future, we have not had any relationship with any selling security holder or any of its affiliates or any person with whom the any selling security holder has a contractual relationship regarding the 10% secured convertible debenture transaction during the past three years. Moreover, we have included as exhibits to the registration statement of which this prospectus is a part copies of, or the form of, all agreements between us and the selling security holders that currently exist or that have existed in the past three years or that are to be performed in the future.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary of our financial information for the years ended June 30, 2007 and 2006 and the nine months ended March 31, 2008 and 2007 has been derived from, and should be read in conjunction with, our consolidated financial statements included elsewhere in this prospectus.

Income Statement Data:

	Nine Months Ended March 31,		Fiscal Year Ended June 30,
	2008	2007	2007	2006
	(unaudited)
Total revenues	$21,485,837	$20,370,402	$28,322,306	$22,608,755
Gross profit	4,333,942	3,996,615	5,952,334	4,299,993
Total operating expenses	2,152,995	1,132,144	1,538,182	1,588,042
Income from operations	2,180,947	2,864,471	4,414,152	2,711,951
Total other (expense)	(907,970)	(185,708)	(249,535)	(221,355)
Net income	$392,269	$1,636,906	$2,594,526	$1,668,699
Net income per common share - basic	$0.01	$0.03	$0.05	$0.03
Net income per common share - diluted	$0.01	$0.03	$0.05	$0.03
Weighted average number of shares outstanding - basic	51,210,607	48,500,000	48,504,110	48,500,000
Weighted average number of shares outstanding - diluted	55,970,580	48,500,000	48,504,110	48,500,000

Balance Sheet Data:

	March 31, 2008	June 30, 2007
	(unaudited)

Working capital	$6,905,108	$7,509,409
Total current assets	$11,648,585	$10,477,630
Total assets	$23,282,431	$15,369,285
Total current liabilities	$4,743,477	$2,968,221
Total liabilities	$6,289,431	$4,654,298
Total shareholders’ equity	$16,993,000	$10,714,987

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

Risks Relating to Overall Business Operations

We do not have any operations other than pursuant to the Contractual Arrangements with the Jin Ma Companies. The term of those Contractual Arrangements is only for 10 years and there are no assurances those agreements will be renewed.

Neither Gold Horse International nor its subsidiaries Gold Horse Nevada or Global Rise or IMTD are engaged in any business or operations other than pursuant to the terms of the various Contractual Arrangements with the Jin Ma Companies as described elsewhere in this prospectus. As such, we are completely dependent on the Contractual Arrangements. We do not generate any revenues and have no assets. All of the Jin Ma Companies' assets and operations are located in the PRC. As described in the financial statements included elsewhere in this prospectus, the assets and liabilities at each of March 31, 2008 and June 30, 2007 and the results of operations for the nine months ended March 31, 2008 and 2007 and the fiscal years ended June 30, 2007 and 2006 are those of the Jin Ma Companies.

The Contractual Arrangements are subject to enforcement under the laws of the PRC. We cannot assure you, however, that we will be able to enforce these contracts. If we are unable to enforce any legal rights we may have under these contracts or otherwise, our ability to continue as a going concern is in jeopardy. In addition, the terms of these contracts expire in August 2016 and there are no assurances these agreements will be renewed. If the Contractual Arrangements are not renewed or are significantly modified, unless we have expanded our business and operations, of which there are no assurances, we will in all likelihood be forced to cease our operations.

Our Contractual Arrangements with the Jin Ma Companies and their respective shareholders may not be as effective in providing control over these entities as direct ownership.

We have no equity ownership interest in the Jin Ma Companies and rely on the Contractual Arrangements to control and operate such businesses. These contractual arrangements may not be as effective in providing control over the Jin Ma Companies as direct ownership. For example, any of the Jin Ma Companies could fail to take actions required for our businesses despite its contractual obligation to do so. If the Jin Ma Companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot assure you that the Jin Ma Companies’ shareholders would always act in our best interests.

Our President and CEO is also the CEO and founder of the Jin Ma Companies. We are not receiving the benefit of certain terms of the Contractual Arrangements and there are no assurances that the conflicts of interest between obligations to our company and obligations to the Jin Ma Companies will be resolved by Mr. Yang in our favor.

Our President and CEO is also the founder and CEO of the Jin Ma Companies. Pursuant to the Contractual Arrangements we have the ability to control the daily operations and financial affairs of the Jin Ma Companies, appoint each of their senior executives and approve all matters requiring approval by their respective members. While the Contractual Arrangements effectively grant us operating control of the Jin Ma Companies, it is possible that conflicts of interest related to these rights may occur between us and the Jin Ma Companies which may not be resolved to our benefit.

In addition, while the terms of the Contractual Arrangements provide that we are to be paid quarterly service fees equal to the net profit of the Jin Ma Companies, such payments have not been tendered to us and those funds are being retained by the Jin Ma Companies to fund their operations. At March 31, 2008 approximately $1,900,000 is due to us by the Jin Ma Companies which remains unpaid as of the date hereof. Although we have no business and operations other than pursuant to the terms of the Contractual Arrangements, we incur operating expenses related to our public company reporting requirements including legal and accounting fees and other professional fees. Additionally, we incur interest expense on the 10% secured convertible debentures at an annual rate of 10% and it is possible that we will be required to pay substantially all of this interest in cash. While the Jin Ma Companies have represented to us that they intend to pay either all or a portion of the accrued fees and/or repay all or a portion of the advances so that we can meet our obligations under the 10% secured convertible debentures, there are no assurances that such amounts will be paid, or that any other conflicts of interest which may arise between our company and the Jin Ma Companies related to their obligation to pay the amounts due us will be resolved in our favor which could adversely impact our ability to pay our obligations and operating expenses in future periods.

We have lent substantially all of the net proceeds from our recently completed financing to the Jin Ma Companies on an interest free, unsecured basis. If these amounts are not repaid, or if the Jin Ma Companies do not begin paying their quarterly service fees, it is possible that we will not have sufficient capital to pay our operating expenses which could result in a removal of our common stock from quotation on the OTC Bulletin Board.

We received net proceeds, after offering expenses, of approximately $1,993,000 from the first closing of the sale of our 10% secured convertible debentures. Upon the receipt of the funds, we transferred $1,800,000 to the Jin Ma Companies in the form of an unsecured, interest free advance for use by the Jin Ma Companies in their operations and to fund their registered capital requirements under PRC wholly-owned foreign enterprise rules. We retained the balance to fund our operating costs which are primarily professional fees incurred in complying with the audit and reporting requirements of the Securities and Exchange Commission. Upon receipt of additional funds from the second closing of the sale of our 10% secured convertible debentures, we intend to transfer additional funds to the Jin Ma Companies while retaining sufficient cash to fund our operating expenses for approximately 12 months. We do not have an understanding with the Jin Ma Companies regarding the repayment of the amounts advanced to that company. If these funds are not repaid, we may not have sufficient capital to pay our operating expenses.

We recently restated our interim financial statements because of an accounting error and our internal controls over financial reporting are deficient. We cannot assure you that future accounting errors will not occur that will result in additional restatements.

As described later in this prospectus under "Management's Discussion and Analysis - Restatement of financial statements for the three and six months ended December 31, 2007," in May 2008 we were required to restate our interim financial statements for the period ended December 31, 2007 because of an accounting error. Because we have an inadequate number personnel in China with the requisite expertise in generally accepted accounting principles to ensure the proper application thereof, there is more than a remote likelihood that additional misstatements could occur that we do not detect or prevent and which could be material to our annual or interim financial statements. Our management does not believe that our disclosure controls and procedures are currently effective to reasonably assure that information required to be disclosed in our reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods prescribed by rules and regulations of the Securities and Exchange Commission, and to reasonably assure that such information is accumulated and communicated to our management to allow timely decisions regarding required disclosure, due principally to deficiencies in our accounting staff. The internal accounting staff of the Jin Ma Companies are not experienced in the application of U.S. GAAP. Our Chief Financial Officer serves in that capacity under the terms of a consulting agreement with his firm to provide us with outsourced accounting services. Subsequent to the restatement, this outside consulting firm has expanded its staff through the hiring of additional U.S. GAAP experienced bilingual accounting personnel assigned to our account to facilitate and enhance staff training and supervision at the Jin Ma Companies. We anticipate that this staff will also assist in the translation and interpretation of all material contracts entered into by both our company and the Jin Ma Companies. There are no assurances, however, that these remediation efforts will be successful. If we are required to restate our financial statements in future periods, investors and others may lose confidence in the reliability of our financial statements, we could be subject to lawsuits and our ability to obtain equity or debt financing as needed could suffer.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We believe that our current working capital, which includes the amounts due us by the Jin Ma Companies, will be sufficient to meet our anticipated cash needs for the near future including the payment of interest on our outstanding debt. We may, however, determine to raise additional capital to lend to the Jin Ma Companies for use in expanding their operations. Our ability to presently raise capital, however, is somewhat limited by the terms of the 10% secured convertible debentures. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. If we should, however, raise additional equity capital, the potential sale of additional equity securities by us will result in additional dilution to our shareholders in an amount which is presently not determinable.

It is likely that we will pay the interest on our 10% secured convertible debentures in shares of our common stock which will be dilutive to our shareholders.

Under the terms of the 10% secured convertible debentures we are permitted to pay interest on those debentures in the form of shares of our common stock instead of cash if the shares are issued pursuant to an effective registration statement. Because we may not have sufficient funds available to make cash interest payments, we have included 102,644 shares of our common stock in the registration statement of which this prospectus is a part which may be issued to the holders of our 10% secured convertible debentures as interest in lieu of cash. The issuance of shares of our common stock as interest payment will be dilutive to our shareholders.

The Jin Ma Companies have engaged in a number of related party transactions which could adversely impact our company in future periods. Certain of these related party transactions violate provisions of the Sarbanes-Oxley Act of 2002.

From time to time the Jin Ma Companies have advanced their CEO and companies related through common ownership by their CEO with funds for working capital. Mr. Yang, who is the CEO of the Jin Ma Companies, is also our CEO and principal shareholder. At March 31, 2008, these related entities owed the Jin Ma Companies approximately $872,000. These advances are non-interest bearing, unsecured and payable on demand. Through monthly payments these companies intend to repay these advances. However, there is no indication that the related party receivable balances would be repaid within one year While these loans were made prior to the closing date of the Share Exchange Agreement, as a result of the closing of that agreement we are now subject to the provisions of the Sarbanes-Oxley Act of 2002 which, in part, prohibits us from making loans to executive officers or directors. We have discontinued the practice of providing advances to our related parties.

The Jin Ma Companies may not be able to maintain and/or comply with all applicable government regulation.

The Jin Ma Companies are subject to extensive regulation by the central government and by the regional and local authorities of Inner Mongolia and Hohhot City where their business operations take place and their properties are located. We believe that the Jin Ma Companies are currently in substantial compliance with all material governmental laws and regulations and maintains all material permits and licenses relating to its operations in construction, hotel operation and real estate development. Nevertheless, there can be no assurance that the Jin Ma Companies will continue to be in substantial compliance with current laws and regulations, or whether they will be able to comply with any future laws and regulations. To the extent that new regulations are adopted, the Jin Ma Companies will be required to conform their activities in order to comply with such regulations. Failure by them to comply with applicable laws and regulations could subject one or more of those companies to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business and operations.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

As the business operations of the Jin Ma Companies generate noise, waste water, gaseous and other industrial wastes, those companies are required to comply with all national and local regulations regarding protection of the environment. We believe that the Jin Ma Companies are in compliance with present environmental protection requirements and to date it has not incurred any costs associated with compliance with these environmental regulations. However, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. If one or more of these companies should fail to comply with present or future environmental regulations, however, such company may be required to pay substantial fines, suspend production or cease operations. Any failure by the Jin Ma Companies to control the use of or to restrict adequately the discharge of, hazardous substances could subject those companies to potentially significant monetary damages and fines or suspensions in their business operations which could have an adverse impact on their business and operations in future periods.

The Jin Ma Companies lack of property and general liability insurance.

The Jin Ma Companies are self-insured, and as such do not carry any property insurance, general liability insurance, nor any other insurance that covers the risks of their business operations. As a result, any material loss or damage to its properties or other assets, or personal injuries arising from its business operations would have a material adverse affect on its financial condition and operations.

Because Jin Ma Construction is dependent upon a few major customers for substantially all of its current sales, the loss of any one of them would reduce our revenues, liquidity and hinder our ability to be profitable.

The nature of Jin Ma Construction is that at any given time, the company will have a concentration of significant customer depending upon the number and scope of construction projects. These significant customers may not be the same from period to period depending upon the percentage of completion of the specific projects. Two customers, comprising the construction projects Xiao Kang Xin Cun Residential Apartments (Phase I and II) (also known as Ta Bu Ban) and the Riverbank Garden Community, provided approximately $9,309,000 or approximately 43.3% and $6,839,000 or approximately 31.8% of the Jin Ma Construction's revenue for the nine months ended March 31, 2008, respectively. At March 31, 2008, Jin Ma Construction had $1,432,241 and $3,713,936 of accounts receivable due from these customers, respectively. For the year ended June 30, 2007 two customers, Xiao Kang Xin Cun Residential Apartments (Phase I and II) (also known as Ta Bu Ban) and the He Sheng Jia Wuan Residential Apartments provided 56% and 15% of Jin Ma Construction's revenues and at June 30, 2007, we had $3,929,793 of accounts receivable due from these customers. Any disruption in the relationships between Jin Ma Construction and one or more of these customers, or any significant variance in the magnitude or the timing of construction projects from any one of these customers, may result in decreases in our results of operations, liquidity and cash flows. Any such adverse operating results will likely decrease the market price of our common stock.

Risks Relating to Construction Operations

If Jin Ma Construction is unable to accurately estimate and control its contract costs and timelines, then it may incur losses on contracts, which may result in decreases in its operating margins and in a significant reduction or elimination of profits.

Revenues from Jin Ma Construction represent a significant portion of the total revenues of the Jin Ma Companies. If Jin Ma Construction does not control its contract costs, it may be unable to maintain positive operating margins or experience operating losses. Jin Ma Construction typically enter into one of three principal types of contracts with its clients: cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. Under fixed-price contracts, it receives a fixed price regardless of what its actual costs will be. Consequently, it realizes a profit on fixed-price contracts only if it control its costs and prevents cost over-runs on the contracts. Under fixed-price contracts modified by incentive and penalty provisions, Jin Ma Construction is paid a fixed price that may be increased or decreased based on incentive and provisions in its contracts. Under cost-plus-fee contracts, which may be subject to contract ceiling amounts, Jin Ma Construction is reimbursed for allowable costs and fees, which may be fixed or performance-based. If its costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, it may not be reimbursed for all of its costs. Under each type of contract, if Jin Ma Construction is unable to estimate and control costs and/or project timelines, it may incur losses on its contracts, which may result in decreases in its operating margins and in a significant reduction or elimination of its profits.

If Jin Ma Construction fails to timely complete, miss a required performance standard or otherwise fail to adequately perform on a project, then it may incur a loss on that project, which may affect its overall profitability.

Jin Ma Construction may commit to a client that it will complete a project by a scheduled date. It may also commit that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or subsequently fails to meet required performance standards, Jin Ma Construction may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The uncertainty of the timing of a project can present difficulties in planning the amount of personnel needed for the project. If the project is delayed or canceled, Jin Ma Construction may bear the cost of an underutilized workforce that was dedicated to fulfilling the project. In addition, performance of projects can be affected by a number of factors beyond its control, including unavoidable delays from weather conditions, unavailability of vendor materials, changes in the project scope of services requested by clients or labor disruptions. In some cases, should Jin Ma Construction fail to meet required performance standards, it may also be subject to agreed-upon financial damages, which are determined by the contract. To the extent that these events occur, the total costs of the project could exceed our estimates and Jin Ma Construction could experience reduced profits or, in some cases, incur a loss on that project, which may affect its overall profitability.

Jin Ma Construction’s use of the “percentage-of-completion” method of accounting could result in reduction or reversal of previously recorded revenues and profits.

A substantial portion of Jin Ma Construction’s revenues and profits are measured and recognized using the “percentage-of-completion” method of accounting, which is discussed further in Note 1, “Organization and Summary of Significant Accounting Policies” to our financial statements appearing elsewhere in this prospectus. Jin Ma Construction’s use of this method results in recognition of revenues and profits ratably over the life of a contract, based generally on the proportion of costs incurred to date to total costs expected to be incurred for the entire project. The effect of revisions to revenues and estimated costs is recorded when the amounts are known or can be reasonably estimated. Such revisions could occur in any period and their effects could be material. Although Jin Ma Construction has historically made reasonably reliable estimates of the progress towards completion of long-term engineering, program and construction management or construction contracts in process, the uncertainties inherent in the estimating process make it possible for actual costs to vary materially from estimates, including reductions or reversals of previously recorded revenues and profits.

Jin Ma Construction’s future revenues depend on its ability to consistently bid and win new contracts and renew existing contracts and, therefore, its failure to effectively obtain future contracts could adversely affect its profitability.

Jin Ma Construction’s future revenues and overall results of operations require it to successfully bid on new contracts and renew existing contracts. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which is affected by a number of factors, such as market conditions, financing arrangements and required governmental approvals. If negative market conditions arise, or if Jin Ma Construction fails to secure adequate financial arrangements or the required governmental approval, it may not be able to pursue particular projects, which could adversely affect our profitability.

Jin Ma Construction may be subject to significant potential liabilities as a result of construction defect, product liability and warranty claims made against it.

Through Jin Ma Construction, we may be subject to construction defect, product liability and related warranty claims arising in the ordinary course of business. These claims are common to the real estate development and the construction industries and can be costly. With respect to certain general liability exposures, including construction defect and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. Jin Ma Construction may not have sufficient funds available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding such claims, and future claims may arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with its subcontractors.

Reliance on independent contractors in providing various services creates risks and Jin Ma Construction is exposed to various risks in relation to contractors’ performance.

Jin Ma Construction engages independent third party contractors, through open tenders, to provide various services including construction, piling and foundation, building and fitting-out works, interior decoration and installation of elevators. Although it is Jin Ma Construction’s strategy and policy to select reputable independent third party contractors with positive track records in most cases and supervises the construction progress, there is no assurance that the services rendered by any of these independent third party contractors will always be satisfactory or match the targeted quality level required by it and there may not be sufficient availability of and satisfactory performance by these unaffiliated third-party subcontractors in the markets in which it operates. Additionally, Jin Ma Construction is exposed to the risk that a contractor may require additional capital in excess of the cost they tendered to complete a contractual property development and Jin Ma Construction may have to provide such additional capital. Furthermore, there is risk that contractors may experience financial or other difficulties which may affect their ability to carry out construction works, thus delaying the completion of Jin Ma Construction’s property developments or resulting in additional costs for it. Any of these factors could adversely affect its revenues and reputation.

Risks Relating to Hotel Operation

Jin Ma Hotel is subject to all the operating risks common to the hotel industry.

Operating risks common to the hotel industry which may affect the Jin Ma Hotel include:

•	changes in general economic conditions in China and specifically in the Inner Mongolia region;
•	impact of terrorist activity including threatened terrorist activity and heightened travel security measures instituted in response thereto;
•	domestic and international political and geopolitical conditions;
•	travelers’ fears of exposures to contagious diseases;
•	decreases in the demand for transient rooms and related lodging services, including a reduction in business travel as a result of general economic conditions;
•	restrictive changes in regulations or in health, safety and environmental laws, rules and regulations and other governmental and regulatory action;
•	changes in travel patterns;
•

changes in operating costs including energy, labor costs, food costs, workers’ compensation and health-care related costs, insurance and unanticipated costs such as acts of nature and their consequences;

•	the availability of capital to allow Jin Ma Hotel to fund renovations and investments;
•	foreign exchange fluctuations; and
•	the financial condition of the airline industry and the impact on air travel.

As these risks are outside the control of the Jin Ma Hotel, it may be unable to take actions which might eliminate or mitigate the risk to it. The occurrences of one or more of the foregoing could result in a significant decline in the revenues from Jin Ma Hotel which would adversely impact our results of operations in future periods.

Jin Ma Hotel’s costs and expenses may remain constant or increase even if its revenues decline. If the Jin Ma Hotel is unable to maintain its good condition and attractive appearance, the hotel occupancy rates may decline.

A significant portion of the operating costs of the Jin Ma Hotel are fixed. Accordingly, a decrease in its revenues could result in a disproportionately higher decrease in its earnings because its operating costs and expenses are unlikely to decrease proportionately. The hotel industry is seasonal in nature. Thus, during Jin Ma Hotel’s slow seasons, its expenses do not vary as significantly as changes in occupancy and revenues, since it is required to continue to pay salaries, make regular repairs, maintenance and renovations and invest in other capital improvements throughout the year to maintain the attractiveness of the hotel. The property development and renovation costs may increase as a result of increasing costs of materials. In addition, although during fiscal year 2006, the Jin Ma Hotel completed a renovation in the future it will be required to undertake ongoing renovations and other leasehold improvements, including periodic replacement of furniture, fixtures and equipment, in order to maintain the hotel’s good condition and attractive appearance. If it does not make needed investments and improvements, it could lose its market share to its competitors and the hotel occupancy rates may decline. However, the Jin Ma Hotel has a limited ability to pass increased costs to customers through room rate increases. This creates an ongoing need for cash to the extent the Jin Ma Hotel cannot fund expenditures from cash generated by operations, funds must be borrowed or otherwise obtained. Therefore, its costs and expenses may remain constant or increase even if its revenues decline. Accordingly, its financial results may be sensitive to the cost and availability of funds.

The financial and operating performance of the Jin Ma Hotel may be adversely affected by epidemics, natural disasters and other catastrophes.

In early 2003, several economies in Asia, including China, were affected by the outbreak of severe acute respiratory syndrome, or SARS. During May 2003 and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. In addition, some Asian countries, including China, have recently encountered incidents of the H5N1 strain of bird flu, or avian flu. This disease, which originally spread through poultry populations, is capable in some circumstances of being transmitted to humans and is often fatal. Losses caused by epidemics, natural disasters and other catastrophes, including SARS, avian flu, earthquakes or typhoons, are either uninsurable or too expensive to justify insuring against in China. In the event an uninsured loss or a loss in excess of insured limits occurs, the Jin Ma Companies could lose all or a portion of the capital it has invested in the Jin Ma Hotel, as well as the anticipated future revenue from the hotel. In that event, the Jin Ma Companies might nevertheless remain obligated for any financial obligations related to the hotel. Similarly, terrorist activity including threats of terrorist activity, travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect travel and may in turn have a material adverse effect on the business and results of operations for the Jin Ma Hotel. In addition, the Jin Ma Hotel may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result its operational continuity may be adversely affected and its reputation may be harmed.

Risks Relating to Real Estate Development Operations

There are uncertainties with Chinese real estate law.

For the development of a new commercial real estate project, the developer must first obtain land use rights. Land use rights can be granted through bidding, auction and listings. The developer then enters into a land use right grant contract with the relevant government authority. The transferor and transferee must enter into a land use right transfer contract and file the executed contract with the appropriate government bureau, which will then issue a new land use certificate in the name of the transferee. In May 2002, the Ministry of Land and Resources issued a regulation regarding the land use right transfer. Whereas in the past, private parties were able to transfer land use rights by mutual agreement, this practice was prohibited by the new regulation. Under the new scheme, any procurement of land for business purposes can only be effected through bidding, auction and listing on an authorized exchange floor.

The long term value of Chinese land rights are still quite uncertain, and their rights not the kind of secure investment that would lead a lender, as might happen in American, to rely primarily on the land value and look beyond the individual ability of a borrower to repay the debt. Chinese banks, for example, rarely make construction loans because in theory they cannot lend more than the value of the land that is their security at the time of the loan. The Chinese deal with this problem by signing “presale” contracts whereby the end user pays all of the consideration before the building is commenced. Effectively, the users finance the seller’s construction. Users borrow the money from the banks under arrangements which later will “morph” into mortgage loans when there is something to which the mortgage can attach. Usually the developer must deposit the purchase proceeds in the bank and the bank monitors the expenditures.

Before a presale method can be legally adopted, the developer of the project normally must have obtained a:

•	land use right certificate,
•	planning permit for construction use of land,
•	planning permit for the construction project,
•	certificate of commencement of construction, and
•	a permit for presale of commercial housing.

The failure of Jin Ma Real Estate to comply with one or more of these procedures and regulations could adversely impact its ability to continue its business of developing, marketing and selling high-quality, affordable homes in apartment high-rises targeted at Chinese middle income families.

Jin Ma Real Estate’s results of operation and financial condition are greatly affected by the performance of the real estate market.

Jin Ma Real Estate’s development activities are subject to numerous factors beyond its control, including local real estate market conditions, both where its properties are located and in areas where its potential customers reside, substantial existing and potential competition, general national, regional and local economic conditions, fluctuations in interest rates and mortgage availability and changes in demographic conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants. Real estate investments often cannot easily be converted into cash and market values may be adversely affected by these economic circumstances, market fundamentals, competition and demographic conditions. Because of the effect these factors have on real estate values, it is difficult to predict with certainty the level of future sales or sales prices that will be realized for individual assets. Jin Ma Real Estate’s operations are also dependent upon the availability and cost of mortgage financing for potential customers, to the extent they finance their purchases, and for buyers of the potential customers’ existing residences.

Unfavorable changes in market and economic conditions could hurt occupancy or rental rates.

Market and economic conditions may significantly affect rental rates. Occupancy and rental rates in Jin Ma Real Estate’s market, in turn, may significantly affect its profitability and its ability to satisfy its financial obligations. The risks that may affect conditions in Jin Ma Real Estate’s market include the following:

•	the economic climate, which may be adversely impacted by industry slowdowns and other factors;
•	local conditions, such as oversupply of office and residential space and the demand for office and residential space;
•	the inability or unwillingness of tenants to pay their current rent or rent increases; and
•	competition from other available office and residential buildings and changes in market rental rates.

Real estate development is subject to timing, budgeting and other risks.

Jin Ma Real Estate intends to expand its real estate development activities, as suitable opportunities arise, taking into consideration the general economic climate. New project development has a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;
•	receipt of required governmental permits and authorizations;
•	development costs incurred for projects that are not pursued to completion;
•	so-called acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;
•	defects in design or construction that may result in additional costs to remedy or require all or a portion of a property to be closed during the period required to rectify the situation;
•	ability to raise capital;
•	governmental restrictions on the nature or size of a project or timing of completion; and
•	shortages of materials or skilled labor.

We cannot assure you that any development project will be completed on time or within budget or at all. Jin Ma Real Estate’s cost estimates and projected completion dates for development and construction of new building projects may change significantly as the projects progress. A delay in scheduled openings will delay Jin Ma Real Estate’s receipt of increased sale revenues. If it does not successfully address its increased management needs or it is otherwise are unable to manage its growth effectively, its operating results could be materially and adversely affected.

While Jin Ma Real Estate attempts to anticipate consumer preferences and location-related concerns, it is subject to the inherent uncertainty of market acceptance.

Jin Ma Real Estate is currently selling its developed properties principally in Hohhot. Achieving market acceptance for its properties, particularly in new markets, will require substantial marketing efforts and the expenditure of significant funds. There is substantial risk that any new markets may not accept or be as receptive to its properties. Market acceptance of Jin Ma Real Estate’s current and proposed properties will depend, in large part, upon its ability to inform potential customers that the distinctive characteristics of its properties make them superior to competitive properties and justify their pricing. There can be no assurance that its current and proposed properties will be accepted by consumers or that any of its current or proposed properties will be able to compete effectively against other properties. Lack of market acceptance of Jin Ma Real Estate properties would have a material adverse effect on it.

Jin Ma Real Estate is required by market practice to guarantee the mortgages of its customers.

In accordance with market practice in China, Jin Ma Real Estate is required to provide guarantees during the development phase to the banks in respect of mortgages offered to the property buyers until submission of the relevant real estate ownership certificates and certificates of other interests in the property unit by the relevant property buyers to the mortgage bank. If a property buyer defaults under the loan and Jin Ma Real Estate is required, during the guarantee period, to repay all debt owed by the defaulting property buyer to the mortgage bank, the mortgage bank will assign its rights under the loan and the mortgage to Jin Ma Real Estate and, subject to registration, it will have full recourse to the property. In line with industry practice, Jin Ma Real Estate does not conduct independent credit checks on the property buyers but relies instead on the credit checks conducted by the mortgage banks. For financial reporting purposes, the sale of a property unit is not recognized until title has passed and Jin Ma Real Estate is released from its loan guarantee on the unit.

Mortgage interest rates may increase, cooling demand for Jin Ma Real Estate’s properties.

The provision of mortgage facilities to property buyers is considered to have created increasing demand for properties in the China. The recent increases in bank mortgage interest rates, however, may significantly increase the cost of mortgage financing to property buyers, thus reducing the attractiveness of mortgages as a source of financing property purchases and, accordingly, adversely affecting the affordability of residential properties. The Chinese government has also raised the reserve requirements for banks, as well as other conditions, which may make mortgage financing unavailable or unattractive to the potential property buyers.

The practice of pre-selling developments may expose Jin Ma Real Estate to substantial liabilities.

The existing common practices by property developers to pre-sale properties while still under construction in China involves certain risks. For example, Jin Ma Real Estate may fail to complete a property development which may have been fully or partially pre-sold. In such circumstances, it could find itself liable to purchasers of pre-sold units for losses suffered by them. There can be no assurance that these losses would not exceed the purchase price paid in respect of the pre-sold units. In addition, if a pre-sold property development is not completed on time, the purchasers of pre-sold units may be entitled to compensation for late delivery. If the delay extends beyond a certain period, the purchasers may even be entitled to terminate the pre-sale agreement and claim for damages.

If Jin Ma Real Estate is unable to generate sufficient cash from operations or other sources, it may find it necessary to curtail its development activities.

Significant capital resources are required to fund Jin Ma Real Estate’s development expenditures. We cannot guarantee that sufficient capital can be generated to develop every one of Jin Ma Real Estate’s projects by way of only presale revenue, and there can be no assurance that it will otherwise obtain sufficient funds from other sources to meet the expected development plans for its properties. We cannot guarantee Jin Ma Real Estate’s ability to obtain bank loans and credit facilities and renewals of existing borrowings from financial institutions on maturity under favorable terms and conditions. Changes in interest rates on its borrowings will also affect its financing costs and consequently its results of operations.

Dependence on natural resources and construction materials in China.

The major materials of the real estate industry are land and construction materials. Land supply is strictly controlled by the Chinese government. The continuing land consumption by the real estate industry in China will make it continually difficult for real estate developers to obtain land which may lead to substantial increases in land prices, which will in turn increase development costs. In addition, although the costs of some construction materials have declined in recent years, the price of new materials due to the implementation of environmental laws may increase further. The effect of prices of land and construction materials makes Jin Ma Real Estate’s operating results unpredictable.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business indirectly.

Because we have no business or operations other than the Contractual Arrangements with the Jin Ma Companies, our business operations and financial position are subject, to a significant degree, to the economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. China’s government started implementing its economic reform policy in 1978, which has enabled China economy to gradually transform from a “planned economy” to a “socialist market economy.” In 1993, the concept of the socialist market economy was introduced into the Constitution of China, and the country has since accelerated development of a market economy. A noteworthy phenomenon in the recent development of China economy is that non-state owned enterprises such as private enterprises play an increasingly important role in China economy and the degree of direct control by China government over the economy is gradually declining.

While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the overall PRC economy, they may also have a negative effect on us. For example, the Jin Ma Companies’ results of operations and financial condition may be adversely affected by government control over capital investments or changes in environmental, health, labor or tax regulations that are applicable to it.

The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. For example, China government has been taking macro-economic austerity measures to suppress inflation and curb the pace of economic growth since July 1993. These measures include raising interest rates, tightening credit supply, delaying implementation of certain reform policies on pricing, enhancing financial supervision as well as tightening control on the granting of approval for property and infrastructure projects. However, since 1998, there has been deflation in China economy and the current economic policies of China mainly focus on stimulating consumption and expansion of domestic demand. Since late 2003, the PRC government implemented a number of measures, such as increasing the People’s Bank of China’s statutory deposit reserve ratio and imposing commercial bank lending guidelines that had the effect of restricting loans to certain industries.

While the Chinese government has not reversed its economic reform policies since 1978, any significant material changes in the social, political and economic conditions of China may cause its government to change its economic reform policies and thus the operations and profits of the Jin Ma Companies may be materially affected. Any adverse impact on its operations and profits would likewise adversely impact our company.

Chinese laws and regulations governing the Jin Ma Companies’ current business operations and the Contractual Arrangements are sometimes vague and uncertain. Any changes in such Chinese laws and regulations may have a material and adverse effect on our business.

China’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including but not limited to the laws and regulations governing the business of the Jin Ma Companies, or the enforcement and performance of its arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new Chinese laws or regulations may have on the businesses of the Jin Ma Companies. In addition, we do not know if the Contractual Arrangements will be upheld if challenged by the Chinese government. If the relevant authorities find us in violation of Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation, levying fines, revoking the business and other licenses of the Jin Ma Companies, requiring the Jin Ma Companies to restructure the Contractual Arrangements, and/or requiring that that the Jin Ma Companies discontinue the Contractual Arrangements.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We are dependent upon the payment of the fees to us by the Jin Ma Companies for our revenues. Shortages in the availability of foreign currency may restrict the ability of the Jin Ma Companies to remit sufficient foreign currency to pay the quarterly services fees to us. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the Chinese State Administration of Foreign Regulation (SAFE), by complying with certain procedural requirements. However, for most capital account items, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents the Jin Ma Companies from obtaining sufficient foreign currency to satisfy its currency demands, it may not be able to pay the quarterly service fees to us. If we do not receive those fees, we will not have the ability to pay our operating expenses, including those related to our status as public company, and we could be forced to cease our operations.

It may be difficult for shareholders to enforce any judgment obtained in the United States against our managements, which may limit the remedies otherwise available to our shareholders.

The majority of our directors and officers are nationals or residents of China. As a result, it may be difficult for our shareholders to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Although we believe we comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

Risks Related To Ownership of our Securities and this Offering

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, database, financial and other control systems. As a result, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure on our part may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements which could have a materially adverse effect on our business.

Certain of our officers and directors own a substantial portion of our outstanding common stock, which enables them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our shareholders.

At July 31, 2008, our directors and executive officers control approximately 61% of our outstanding shares of common stock. These shareholders, acting together, could have a substantial impact on matters requiring the vote of the shareholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our shareholders and us and this control could adversely affect the voting and other rights of our other shareholders.

The exercise of outstanding warrants, the issuance of shares of our common stock as interest on the outstanding notes and the possible conversion of those outstanding notes will be dilutive to our existing shareholders.

At July 31, 2008 we had 52,544,603 shares of our common stock issued and outstanding and the following securities which are convertible or exercisable into shares of our common stock were outstanding:

•          9,520,352 shares of our common stock issuable upon the possible conversion of $3,275,000 principal amount 10% secured convertible debentures, based upon a conversion of $0.344 per share;

•          up to an additional 944,985 shares of our common stock which we may issue the debenture holders as interest payments; and

•          9,520,352 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.50 per share.

The issuance of the shares as interest payment, the exercise of the warrants and/or the conversion of the debentures may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing shareholders.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. Although we have adopted a Code of Financial Ethics, we have not adopted any of these other corporate governance measures and, since our securities are not listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors as we presently do not have any independent directors. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), the Securities and Exchange Commission adopted rules requiring small business issuers, such as our company, to include a report of management on the company’s internal controls over financial reporting in their annual reports for fiscal years ending on or after December 15, 2007. Presently, unless the phase in period of this rule is delayed an additional year as is presently being contemplated by the SEC, we will become subject to compliance with SOX 404 for our fiscal year ending June 30, 2008. In addition, for our fiscal year ending June 30, 2009 the independent registered public accounting firm auditing our financial statements must also attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting as well as the operating effectiveness of our internal controls. While we have yet to begin evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as presently required, we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404. Given our lack of internal accounting personnel as well as the challenges we face as the most significant portion of our operations are presently located in the PRC, it is likely that we will identify significant deficiencies or material weaknesses in our internal controls. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain financing as needed could suffer.

If the selling security holders all elect to sell their shares of our common stock at the same time, the market price of our shares may decrease.

It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

Because our stock currently trades below $5.00 per share, and is quoted on the OTC Bulletin Board, our stock is considered a “penny stock” which can adversely affect its liquidity.

As the trading price of our common stock is less than $5.00 per share, our common stock is considered a “penny stock,” and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to enforce the Contractual Arrangements, the Jin Ma Companies strategic initiatives, economic, political and market conditions and fluctuations, U.S. and Chinese government and industry regulation, interest rate risk, U.S., Chinese and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in “Risk Factors.” Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCBB under the symbol GHII. The reported high and low sales prices for the common stock as reported on the OTCBB are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low
Fiscal 2006
First quarter ended September 30, 2005	$0	$0
Second quarter ended December 31, 2005	$0	$0
Third quarter ended March 31, 2006	$0	$0
Fourth quarter ended June 30, 2006	$0	$0

Fiscal 2007
First quarter ended September 30, 2006	$0	$0
Second quarter ended December 31, 2006	$0	$0
Third quarter ended March 31, 2007	$0	$0
Fourth quarter ended June 30, 2007, 2007	$0	$0

Fiscal 2008
First quarter ended September 30, 2007	$0	$0
Second quarter ended December 31, 2007	$2.34	$1.36
Third quarter ended March 31, 2008	$2.50	$0.52
Fourth quarter ended June 30, 2008	$1.16	$0.27

On August 1, 2008, the last sale price of our common stock as reported on the OTCBB was $0.35. As of July 31, 2008, there were approximately 270 record owners of our common stock.

Dividend Policy

We have never paid cash dividends on our common stock. Subject to the terms of the 10% secured convertible debentures, payment of dividends is within the sole discretion of our Board of Directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. Under Florida law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Florida statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with the relevant Florida statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired. So long as the 10% secured convertible debentures are outstanding, however, we are prohibited from paying dividends on our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2008. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

March 31, 2008 (unaudited)
Long term liabilities, net:	$1,545,954
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; none issued and outstanding	0
Common stock, $0.0001 par value, 300,000,000 shares authorized, 52,544,603 shares issued and outstanding	5,254
Additional paid-in capital	4,568,639
Non-controlling interest in variable interest entities	6,097,853
Statutory reserve	737,052
Retained earnings	3,865,519
Other comprehensive gain - foreign currency	1,718,683
Total shareholders’ equity	$16,993,000
Total capitalization	$18,538,954

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling security holders. Any proceeds that we receive from the exercise of the outstanding warrants, if exercised on a cash basis, will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of the warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised on a cash basis, if at all.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

Prior to June 29, 2007, we were a development stage company attempting to implement our business plan to become a fully integrated online provider that linked the supply and demand sides of the ground trucking industry. On June 29, 2007, we entered into a Share Exchange Agreement with Gold Horse Nevada whereby we acquired all of the outstanding common stock of Gold Horse Nevada in exchange for newly-issued shares of our common stock to the Gold Horse Nevada shareholders. Gold Horse Nevada conducts its business operations through its wholly owned subsidiary Global Rise which is a party to the Contractual Arrangements with the Jin Ma Companies. On the closing of the share exchange, Gold Horse Nevada was deemed to be the acquirer for accounting purposes. Accordingly, the financial statements included in this prospectus are those of Gold Horse Nevada for all periods prior to our acquisition of Gold Horse Nevada on June 29, 2007, and the financial statements of the consolidated companies from the acquisition date forward.

Neither Gold Horse International nor its subsidiaries Gold Horse Nevada, Global Rise or IMTD are engaged in any business or operations other than pursuant to the terms of the various Contractual Arrangements with the Jin Ma Companies as described elsewhere in this prospectus. As such, we are completely dependent on the Contractual Arrangements. We do not generate any revenues and have no assets. Pursuant to the requirements of Financial Accounting Standards Board (FASB) Interpretation No. 46R “Consolidation of Variable Interest Entities”, under generally accepted accounting principles the Jin Ma Companies which are deemed to be variable interest entities (“VIEs”) we are required to consolidate the financial statements of the Jin Ma Companies with our financial statements. Accordingly, and as described elsewhere in this prospectus, the assets and liabilities at March 31, 2008 and June 30, 2007 and 2006 and the results of operations for the nine months ended March 31, 2008 and 2007 and the fiscal years ended June 30, 2007 and 2006 are those of the Jin Ma Companies. All of those assets and operations are located in the PRC and the Contractual Arrangements are subject to enforcement under the laws of the PRC. If we are unable to enforce any legal rights we may have under these contracts or otherwise, our ability to continue as a going concern is in jeopardy. In addition, the terms of these contracts expire in August 2016 and there are no assurances these agreements will be renewed. If the Contractual Arrangements are not renewed or are significantly modified, unless we have expanded our business and operations, of which there are no assurances, we will in all likelihood be forced to cease our operations. When used in this section, and except as may be set forth otherwise, the terms “we,” “us,” “ours,” and similar terms includes Gold Horse International and its subsidiaries Gold Horse Nevada, Global Rise and IMTD as well as the Jin Ma Companies.

Restatement of financial statements for the three and six months ended December 31, 2007

On April 25, 2008, our Chief Financial Officer concluded that the unaudited consolidated financial statements for the three and six months ended December 31, 2007 appearing in our Quarterly Report on Form 10-Q for the period could no longer be relied upon because of an error in the financial statements and that it was necessary to revise our consolidated financial statements for the periods to properly reflect the accounting for the construction related to the Inner Mongolia Electrical Vocational Technical School project. We originally recorded this project as a third-party construction project pursuant to our normal revenue recognition policies. However, because Jin Ma Real Estate is a party to an agreement to lease these buildings to a third party for a period of 26 years, we subsequently determined that the proper accounting for this construction project should have been to reflect the costs incurred to date a construction ion process as part of our property and equipment and to eliminate any revenues, cost of sales and related gross profit. On May 28, 2008 we filed an amended Form 10-Q with the Securities and Exchange Commission which reflected this restatement.

Rule 13a-15 under the Securities Exchange Act of 1934 requires that our management evaluate the effectiveness of the design and operation of our disclosure controls and procedures as of the end of each reporting period. Disclosure controls and procedures are controls and procedures designed to reasonably assure that information required to be disclosed in our reports filed under the Securities Exchange Act of 1934, including our quarterly reports, is recorded, processed, summarized and reported within the time periods prescribed by rules and regulations of the Securities and Exchange Commission, and to reasonably assure that such information is accumulated and communicated to our management to allow timely decisions regarding required disclosure. The control deficiency in our ability to properly record construction in progress is a material weakness in both our disclosure controls and procedures and our internal control over financial reporting. The internal accounting staff of the Jin Ma Companies are not experienced in the application of U.S. GAAP. We have an inadequate number personnel in China with the requisite expertise in generally accepted accounting principles to ensure the proper application thereof. Our Chief Financial Officer serves in that capacity under the terms of a consulting agreement with his firm to provide us with outsourced accounting services. Subsequent to the restatement, this outside consulting has taken certain remedial steps to correct these control deficiencies, including the hiring of additional U.S. GAAP experienced bilingual accounting personnel assigned to our account to facilitate and enhance staff training and supervision at the Jin Ma Companies. Until such time as these personnel are properly trained in the application of U.S. GAAP, there is more than a remote likelihood that additional misstatements which could be material to our annual or interim financial statements could occur that would not be prevented or detected.

Critical Accounting Policies and Estimates

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements appearing elsewhere herein, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this Management’s Discussion and Analysis.

Principles of consolidation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America and present the financial statements of our company and our wholly-owned and majority-owned subsidiaries including VIEs for which we are the primary beneficiary.

The accompanying consolidated financial statements include the accounts of Gold Horse International and our wholly owned subsidiaries and our variable interest entities Jin Ma Construction, Jin Ma Hotel and Jin Ma Real Estate. All significant inter-company accounts and transactions have been eliminated in consolidation.

We have adopted FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. VIEs are those entities in which we, through contractual arrangements, bear the risks of, and enjoy the rewards normally associated with ownership of the entities, and therefore we are the primary beneficiary of these entities.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2008 and 2007 include the allowance for doubtful accounts and the useful life of property and equipment, costs and estimated earnings in excess of billings, and billings in excess of costs and estimated earnings.

Accounts and other receivables

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We periodically review our accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. On March 31, 2008, we had established, based on a review of the outstanding accounts receivable balances, an allowance for doubtful accounts in the amount of $1,580,211. Additionally, at March 31, 2008, we established, based on a review of outstanding other receivable balances, an allowance for doubtful accounts in the amount of $776,795.

Inventories

Inventories, consisting of construction materials and consumable goods related to our operations are stated at the lower of cost or market utilizing the first-in, first-out method.

Real estate held for sale

We capitalize as real estate held for sale the direct construction and development costs, property taxes, interest incurred on costs related to land under development and other related costs (i.e. engineering, surveying, landscaping, etc.) until the property reaches its intended use.

Advances from customers

Advances from customers at March 31, 2008 and June 30, 2007 of $205,325 and $609,574, respectively, consist of prepayments from third party customers for construction and real estate transactions to ensure sufficient funds are available to complete the real estate and construction projects. We will recognize the deposits as revenue upon transfer of title to the buyer, in compliance with its revenue recognition policy.

Revenue recognition

We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams:

•          Real estate sales which primarily involve the sale of multi-family homes and community environments are reported in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 66, “Accounting for Sales of Real Estate”. Profit from the sales of development properties, less 5% business tax, is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until:

•	the parties are bound by the terms of a contract,
•	all consideration has been exchanged,
•	any permanent financing of which the seller is responsible has been arranged,
•	all conditions precedent to closing have been performed,
•	the seller does not have substantial continuing involvement with the property, and
•	the usual risks and rewards of ownership have been transferred to the buyer.

Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability (reflected as advances from customers in our consolidated balance sheets).

Revenue from the performance of general contracting, construction management and design-building services is recognized upon completion of the service.

Revenue primarily derived from hotel operations, including the rental of rooms and food and beverage sales, is recognized when rooms are occupied and services have been rendered.

In accounting for long-term engineering and construction-type contracts, we follow the provisions of the AICPA’s Statement of Position 81-1—Accounting for Performance of Construction-Type and Certain Production-Type Contracts. We recognize revenues using the percentage of completion method of accounting by relating contract costs incurred to date to the total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues and gross profit in the reporting period when such estimates are revised. This method of revenue recognition requires we prepare estimates of costs to complete contracts in progress. In making such estimates, judgments are required to evaluate contingencies such as potential variances in schedule, the cost of materials and labor, and productivity; and the impact of change orders, liability claims, contract disputes, and achievement of contractual performance standards which may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The asset, “costs and estimated earnings in excess of billings,” represents revenues recognized in excess of amounts billed. The liability, “billings in excess of costs and estimated earnings,” represents billings in excess of revenues recognized.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159,”The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115”, under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The adoption of SFAS 159 did not have a material impact on our results of operations, financial position or liquidity.

In September 2006, the Emerging Issues Task Force of FASB (EITF) reached a consensus on EITF Issue No. 06-1, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider (EITF 06-1). EITF 06-1 provides that consideration provided to the manufacturers or resellers of specialized equipment should be accounted for as a reduction of revenue if the consideration provided is in the form of cash and the service provider directs that such cash be provided directly to the customer. Otherwise, the consideration should be recorded as an expense. The provisions of EITF 06-1 are effective on January 1, 2008. The adoption of EITF 06-1 had no effect on our financial position or results of operations.

In June 2007, the EITF issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities, (EITF 07-3) which is effective for fiscal years beginning after December 15, 2007. EITF 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. It is expected that adoption of EITF 07-3 will not have a material impact on our results of operations, financial position or liquidity.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (SFAS 141(R)), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) may have an impact on accounting for future business combinations once adopted.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” (SFAS 160), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We have not determined the effect that the application of SFAS 160 will have on our financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently evaluating the impact of adopting SFAS 161 on our consolidated financial statements.

Comparison of Three Months and Nine Months Ended March 31, 2008 and March 31, 2007.

The following table sets forth the results of our operations for the periods indicated:

	For the Three months Ended March 31,		For the Nine months Ended March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET REVENUES:
Construction	$3,524,291	$6,459,40	$17,585,684	$18,052,407
Hotel	766,158	679,493	2,339,870	1,910,049
Real Estate	304,755	2,606	1,560,283	407,946
Total Revenues	4,595,204	7,141,503	21,485,837	20,370,402

COST OF SALES:
Construction	3,027,432	5,369,856	14,895,208	15,084,056
Hotel	456,677	364,390	1,318,281	1,001,087
Real Estate	196,377	1,843	938,406	288,644
Total Cost of sales	3,680,486	5,736,089	17,151,895	16,373,787

GROSS PROFIT	914,718	1,405,414	4,333,942	3,996,615

OPERATING EXPENSES:
Hotel operating expenses	19,347	78,077	75,661	222,655
Bad debt expense	489,184	—	796,875	481,763
Salaries and employee benefits	231,264	34,272	550,262	129,840
Depreciation and amortization	135,010	83,357	361,126	216,063
General and administrative	85,344	18,407	369,071	81,823
Total Operating Expenses	960,649	214,113	2,152,995	1,132,144

INCOME (LOSS) FROM OPERATIONS	(45,931)	1,191,301	2,180,947	2,864,471

OTHER INCOME (EXPENSE):
Other income (expense)	(26)	2,426	(1,698)	339
Registration rights penalty	(55,000)	—	(55,000)	—
Interest income	4,992	—	7,106	553
Interest expense	(565,973)	(67,823)	(858,378)	(186,600)
Total Other Income (Expense)	(616,007)	(65,397)	(907,970)	(185,708)

INCOME (LOSS) BEFORE INCOME TAX	(661,938)	1,125,904	1,272,977	2,678,763

INCOME TAX	149,851	704,945	880,708	1,041,857

NET INCOME (LOSS)	$(811,789)	$420,959	$392,269	$1,636,906

Nine months ended March 31, 2008 compared to nine months ended March 31, 2007

Net Revenues. Overall, for the nine months ended March 31, 2008, our net revenues increased $1,115,435 or approximately 5.5% from the comparable period in fiscal 2007. The following table provides information on the percentage of our net revenues in each period which are attributable to our three reporting segments:

	Nine Months Ended		%
	2008	2007	Change(+/-)
	(unaudited)

Jin Ma Construction	81.8%	88.6%	-6.8%
Jin Ma Hotel	10.9%	9.4%	+1.5%
Jim Ma Real Estate	7.3%	2.0%	+5.3%
Total	100.0%	100.0%

Net revenues in the nine month period included a decrease in revenues from Jin Ma Construction of approximately 2.6% in the 2008 period from the 2007 period resulting from the use of our construction resources in connection with the construction of buildings for the Inner Mongolia Electrical Vocational Technical School, which we are constructing on behalf of our Jin Ma Real Estate segment which will be leased to the vocational school for a period of 26 years. The costs associated with this project are reflected on our balance sheet as construction in process and we will not recognize any revenues on this project until the project is complete and we begin receiving lease income. We estimate that this project should be completed in August 2008.

Jin Ma Construction completed the Xiao Kang Xin Cun Residential apartment project during the nine months ended March 31, 2008 and began another new project during the period. Two construction projects, Xiao Kang Xin Cun Residential Apartments (Phase I and II) (also known as Ta Bu Ban) and the River Bank Garden Community represented approximately 43.3% and approximately 31.8%, respectively, of Jin Ma Construction’s revenues for the nine months ended March 31, 2008. Historically, Jin Ma Construction’s a significant portion of revenues are attributable to a limited number of customers as a result of the nature of its operations. However, the customers which represent a majority of its revenues from period to period may change based upon the completion stage of the various construction projects. The decrease in net revenues from Jin Ma Construction during the nine months ended March 31, 2008 as compared to the nine months ended March 31, 2007 were offset by increases in net revenues in the 2008 period as compared to the 2007 period by both Jin Ma Hotel and Jin Ma Real Estate. Net revenues for our hotel operations increased $429,821 or approximately 22.5% for the nine months ended March 31, 2008 from the comparable periods in fiscal 2007, because of an increase in tourism resulting from the completion of the Muslim Scenic Route through Hohhot City. Finally, net revenues for our real estate development operation increased $1,152,337 or approximately 282% in the nine months ended March 31, 2008 from the comparable period in fiscal 2007 due to the sale of apartments from our inventory of completed projects.

Cost of Sales. Overall, cost of sales as a percentage of net revenues remained relatively constant for the nine months ended March 31, 2008 as compared to the nine months ended March 31, 2007. Cost of sales from our construction operations as a percentage of construction segment revenues increased 1% for the nine months ended March 31, 2008 from the comparable periods in fiscal 2007. The increase in cost of sales from our construction operation were partly attributable to increases in costs for building supplies, labor costs, and other costs incurred on our projects. Cost of sales related to our hotel operation as a percentage of hotel revenues increased approximately 4.2% for the nine months ended March 31, 2008 as compared to the nine months ended March 31, 2007, which was primarily attributable to an increase in food costs. These increases were offset by a decrease in cost of sales as a percentage of net revenues in our real estate segment which decreased approximately 10.7% for the nine months ended March 31, 2008 from the comparable fiscal 2007 periods. We started to generate revenues from this segment during the three month ended December 31 2006 period and a higher cost of sales as a percentage of net revenues is associated with initial start up costs.

Gross Profit. Overall, gross profit increased $337,327 or approximately 8.4% for the nine months ended March 31, 2008 from the nine months ended March 31, 2007. For the nine months ended March 31, 2008 our gross profit percentage was 20.2% as compared to 19.6% for the nine months ended March 31, 2007.

Operating Expenses. For the nine months ended March 31, 2008, overall operating expenses increased $1,020,851 or 90.2% as compared to the nine months ended March 31, 2007. Our total operating expenses were approximately 10% of our total net revenues in the 2008 period as compared to approximately 5.6% in the 2008 period. This increase was mainly due to increases in salaries and employee benefits, bad debt, depreciation expense, and other general and administrative expenses offset by a decrease in hotel operating expenses and bad debt as discussed below.

Hotel Operating Expenses. Hotel operating expenses decreased by $146,994 or approximately 66% for the nine months ended March 31, 2008 as compared to the nine months ended March 31, 2007. Hotel operating expenses were approximately 3% of revenues from this segment for the nine months ended March 31, 2008 as compared to approximately 12% for the nine months ended March 31, 2007 due to the write off of supply inventory in the 2007 period for which there was not a comparable expense in the 2008 period.

Bad Debt Expense. For the nine months ended March 31, 2008, bad debt expense amounted to $796,875 as compared to $481,763 for the nine months ended March 31, 2007, an increase of $315,112 or approximately 65.4%. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts and other receivables. We periodically review our accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We are currently reviewing our credit policies and began aggressively pursuing overdue accounts.

Salaries and Employee Benefits. During the fiscal 2008 periods our salaries and employee benefits increased $420,422 or approximately 323% as compared from the comparable period in fiscal 2007, as we increased the number of our employees. These increases included increases in our accounting staff and administrative staff to meet the needs of becoming a public entity as well as increases in real estate sales staff as our sales in this segment increased.

Depreciation and Amortization. For the nine months ended March 31, 2008, depreciation and amortization increased $145,063 or approximately 67%, respectively, from the comparable periods in fiscal 2007 relating to the acquisition of construction equipment in the current period.

General and Administrative Expenses. General and administrative expenses consist of office expenses and supplies, utilities, insurance, telephone and communications, maintenance and automobile expense as well as expenses incurred to operate our company in the US. General and administrative expenses increased $287,248 or 351% for the nine months ended March 31, 2008 as compared to the nine months ended March 31, 2007. The increase was attributable to a significant increase in professional fees of $189,563 and an increase in other general and administrative expenses.

Total Other Expense. Total other expense increased $722,262 or approximately 389% for the nine months ended March 31, 2008 from the comparable period in fiscal 2007. The increase is primarily attributable to an increase in interest expense of approximately $615,000 related to amortization of debt discount and deferred debt costs and the payment interest on our 10% Secured Convertible Debentures in November 2007 and the accrual of a registration rights penalty of $55,000 during the 2008 period.

Net Income. Net income decreased $1,244,637 or 76% from a net income of $1,636,906 for the nine months ended March 31, 2007 to net income of $392,269 for the nine months ended March 31, 2008. The decrease for the nine months ended March 31, 2008 as compared to the comparable periods in fiscal 2007 was due primarily to an increase in operating expenses and an increase in interest expense. This translates to basic per common share of $0.01 and $0.03, and diluted net income per common share of $0.01 and $0.03, for the nine months ended March 31, 2008 and 2007, respectively.

Comprehensive Income. For the nine months ended March 31, 2008 we reported unrealized gain on foreign currency translation of $1,173,805 as compared to $291,400 for the nine months ended March 31, 2007 which reflects the effect of the declining value of the U.S. dollar. These gains are non-cash items. As described elsewhere herein, our functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in U.S. dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and can have a significant effect on our financial statements. As a result of this non-cash gain, we reported comprehensive income of $1,566,074 for the nine months ended March 31, 2008 as compared to $1,928,306 for comparable fiscal 2007 period.

Three Months ended March 31, 2008 compared to three months ended March 31, 2007

Net Revenues. Overall, for the three months ended March 31, 2008, our net revenues decreased $2,546,299 or approximately 36% from the comparable period in fiscal 2007. The following table provides information on the percentage of our net revenues in each period which are attributable to our three reporting segments:

	Three Months Ended		%
	2008	2007	Change(+/-)
	(unaudited)

Jin Ma Construction	76.7%	90.4%	-13.8%
Jin Ma Hotel	16.7%	9.5%	+7.2%
Jim Ma Real Estate	6.6%	7.1%	-0.5%
Total	100.0%	100.0%

For the three months ended March 31, 2008, we had a decrease in revenues in construction segment of $2,935,000 or approximately 45% from the comparable periods in fiscal 2007. As set forth above, the decrease in net revenues in the three month period was mainly due to the use of our construction resources in connection with the construction of buildings for the Inner Mongolia Electrical Vocational Technical School. One construction project, River Bank Garden Community represented approximately 88% of Jin Ma Construction’s revenues for the three months ended March 31, 2008. We completed our construction project, Xiao Kang Xin Cun Residential Apartments (Phase I and II) (also known as Ta Bu Ban), in December 2007. Historically, Jin Ma Construction's a significant portion of revenues are attributable to a limited number of customers as a result of the nature of its operations. However, the customers which represent a majority of its revenues from period to period may change based upon the completion stage of the various construction projects. Revenues for our hotel operations increased $86,665 or approximately 13% in the three months ended March 31, 2008 because of an increase in tourism resulting from the completion of the Muslim Scenic Route through Hohhot City. Finally, revenues for our real estate development operation increased $302,149 for the three months ended March 31, 2008 from the comparable period in fiscal 2007 due to the sale of inventory of unit held for sale which we did not have in the prior period.

Cost of Sales. Overall, cost of sales as a percentage of net revenues remained relatively constant for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007. Cost of sales from our construction operation as a percentage of construction revenues increased 2.8% for the three months ended March 31, 2008 from the comparable periods in fiscal 2007 partly attributable to increases in costs for building supplies, labor costs, and other costs incurred on our projects. Cost of sales as a percentage of revenues for our hotel operation increased approximately 6% for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007, which was primarily attributable to an increase in food costs. Cost of sales for our real estate development operation as a percentage of real estate revenues decreased approximately 6.3% for the three months ended March 31, 2008. We started to generate revenues from this segment during the three month ended December 31 2006 period and a higher cost of sales as a percentage of net revenues is associated with initial start up costs.

Gross Profit. Overall, gross profit decreased $490,696 or approximately 35% for the three months ended March 31, 2008 from the comparable period in fiscal 2007. For the three months ended March 31, 2008 our gross profit percentage was 19.9% as compared to 19.7% for the three months ended March 31, 2007.

Operating Expenses. For the three months ended March 31, 2008, overall operating expenses increased $746,536 or approximately 348.7% as compared to the three months ended March 31, 2007. Our total operating expenses were approximately 20.9% of our total net revenues in the 2008 period as compared to approximately 3.0% in the 2008 period. These increases these increases were mainly due to increases in salaries and employee benefits, depreciation expense, and bad debt expenses and other general and administrative expenses offset by a decrease in hotel operating expenses, bad debt and general and administrative expenses as discussed below.

Hotel Operating Expenses. Hotel operating expenses decreased by $58,730 or approximately 75% for the three months ended March 31, 2008 from the comparable period in fiscal 2006. Hotel operating expenses were approximately 3% of revenues from this segment for the three months ended March 31, 2008 as compared to approximately 11.5% for the three months ended March 31, 2007 due to the write off of supply inventory in the 2007 period for which there was no comparable expense in the 2008 period.

Bad Debt Expense. For the three months ended March 31, 2008, bad debt expense amounted to $489,184 as compared to $0 for the three months ended March 31, 2007. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts and other receivables. We periodically review our accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We are currently reviewing our credit policies and began aggressively pursuing overdue accounts.

Salaries and Employee Benefits. During the three months ended March 31, 2008, our salaries and employee benefits increased $197,492 or approximately 575% as compared from the comparable period in fiscal 2007, as we increased the number of our employees. These increases included increases in our accounting staff and administrative staff to meet the needs of becoming a public entity as well as increases in real estate sales staff as our sales in this segment increased.

Depreciation and Amortization. For the three months ended March 31, 2008, depreciation and amortization increased $51,653 or approximately 62% from the comparable periods in fiscal 2007 relating to the acquisition of construction equipment in the current period.

General and Administrative Expenses. General and administrative expenses consist of office expenses and supplies, utilities, telephone and communications, maintenance, insurance and automobile expense as well as expenses incurred to operate our company in the US. General and administrative expenses increased significantly in the three months ended March 31, 2008 to $85,344 from $18,407 for the three months ended March 31, 2007 as a result of significant increases in our offices supplies, insurance coverage, travel and other expenses to meet the needs of becoming a public entity.

Total Other Expense. Total other expense increased $550,610 or 842% for the three months ended March 31, 2008 from the three months ended March 31, 2007. The increase is primarily attributable to an increase in interest expense of related to amortization of debt discount and deferred debt costs and the payment interest on our 10% Secured Convertible Debentures in November 2007 and the accrual of a registration rights penalty of $55,000 during the 2008 period.

Net Income. For the three months ended March 31, 2008, we incurred a net loss of $811,789 as compared to net income of $420,959 for the three months ended March 31, 2007. This translates to basic income (loss) per common share of $(0.02) and $0.01, and diluted net income (loss) per common share of $(0.01) and $0.01, for the three months ended March 31, 2008 and 2007, respectively.

Comprehensive Income. For the three months ended March 31, 2008 we reported unrealized gain on foreign currency translation of $615,780 as compared to $98,779 for the three months ended March 31, 2007. These gains are non-cash items. As described elsewhere herein, our functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in U.S. dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and can have a significant effect on our financial statements. As a result of this non-cash gain, we reported comprehensive loss of $196,009 for the three months ended March 31, 2008 as compared to $519,738 for comparable fiscal 2007.

Comparison of years ended June 30, 2007 and June 30, 2006.

The following table sets forth the results of our operations for the periods indicated:

	For the Years Ended June 30,
	2007	2006
	(Audited)	(Audited)
NET REVENUES:
Construction	$21,615,061	$17,474,915
Hotel	2,747,727	2,503,971
Real Estate	3,959,518	2,629,869
Total Revenues	28,322,306	22,608,755

COST OF SALES:
Construction	18,178,472	15,232,045
Hotel	1,440,978	1,264,664
Real Estate	2,750,522	1,812,053
Total Cost of sales	22,369,972	18,308,762

GROSS PROFIT	5,952,334	4,299,993

OPERATING EXPENSES:
Hotel operating expenses	171,879	220,054
Bad debt expense	530.963	516,032
Salaries and employee benefits	359,473	326,595
Depreciation and amortization	348,059	209,645
General and administrative	127,808	315,716
Total Operating Expenses	1,538,182	1,588,042

INCOME FROM OPERATIONS	4,414,152	2,711,951

OTHER INCOME (EXPENSE):
Other income	2,453	20,947
Other expense	(2,334)	(2,121
Interest income	618	191
Interest expense	(250,272)	(240,372)
Total Other Income (Expense)	(249,535)	(221,355)

INCOME BEFORE INCOME TAX	4,164,617	2,490,596

INCOME TAX	1,570,091	821,897

NET INCOME	$2,594,526	$1,668,699

Net Revenues. For the year ended June 30, 2007, our net revenues increased 5,713,551 or 25% from $22,608,755 for fiscal 2006 to $28,322,306 for the year ended June 30, 2007. The increase in revenues was mainly due to increased activity in our construction operations. In 2007 two customers, Xiao Kang Xin Cun Residential Apartments (Phases I and II) (also known as Ta Bu Ban and the He Sheng Jia Wuan Residential Apartments provided 56% and 15% of Jin Ma Construction's revenues. Jin Ma Construction completed the Hohhot City Intermediate People’s Court Legal Service Center project during fiscal 2006, and was retained as contractor in five construction projects, including the renovation of the administrative building for the Chifeng Area Land Tax Authority, which translated into an increase in revenues for our construction operation from $17,474,915 in fiscal 2006 to $21,615,061 in fiscal 2007. Revenues for our hotel operations increased slightly from $2,503,971 to $2,747,727, an increase of $243,256 or 9.7%, because of an increase in tourism resulting from the completion of the Muslim Scenic Route through Hohhot City, despite some disruption caused by our renovation efforts during the last two quarters of 2006. Revenues for our real estate development operation increased from $2,629,869 for fiscal 2006 to $3,959,518 for fiscal 2007, an increase of $1,329,649 or 50.6% due to the sale of apartments from our inventory of completed projects.

Cost of Sales. Cost of sales increased from $18,308,762, or approximately 81% of net revenues for the year ended June 30, 2006, to $22,369,972, or approximately 79% of net revenues for the year ended June 30, 2007. The increase of 22% in cost of sales in relation to the increase in revenues is in line with the increase in revenues from all three of our operating segments as noted above. Cost of sales from our construction operation increased from $15,232,045 to $18,178,472, an increase of 19%, in line with the increased revenue from the increased construction activities in conjunction with the additional projects that Jin Ma Construction added to its roster during fiscal 2006. Additionally, increases in cost of sales from our construction operation were partly attributable to increases in costs for building supplies, labor costs, and other costs incurred on our projects. Cost of sales for our hotel operation increased from $1,264,664 to $1,440,978, an increase of 14% rising in proportion to our increase in revenues. Cost of sales for our real estate development operation increased from $1,812,053 to $2,750,522, an increase of 52%, rising in proportion to the increase in our real estate revenues.

Gross Profit. Gross profit increased approximately 38% from $4,299,993 for the year ended June 30, 2006 to $5,952,334 for the year ended June 30, 2007.

Operating Expenses. For the year ended June 30, 2007, overall operating expenses decreased $49,860 or approximately 3% from $1,588,042 for the year ended June 30, 2006 to $1,538,182 for the year ended June 30, 2007. This decrease was mainly due to a decrease in hotel operating expenses and general and administrative expenses offset by the increases bad debt expense, salaries and employee benefits and depreciation expense as discussed below.

Hotel Operating Expenses. Hotel operating expenses decreased approximately 22% from $220,054 for the year ended June 30, 2006 to $171,879 for the year ended June 30, 2007.

Bad Debt Expense. For the year ended June 30, 2007, bad debt expense amounted to $530,963 as compared to $516,032 for the year ended June 30, 2006, an increase of $14,931 or 2.9%. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts and other receivables. We periodically review our accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We are currently reviewing our credit policies and began aggressively pursuing overdue accounts.

Salaries and Employee Benefits. For the year ended June 30, 2007 salaries and employee benefits amounted to $359,473 as compared to $326,595 for the year ended June 30, 2006, an increase of 32,878 or 10%, as we increased the number of our employees. We increased our accounting staff and administrative staff to meet the needs of becoming a public entity. Additionally, we increased our sales and we increased our real estate sales staff.

Depreciation and Amortization. For the year ended June 30, 2007, depreciation and amortization amounted to $348,059 as compared to $209,645 for the year ended June 30, 2006, an increase of $138,414 or 66%.

General and Administrative Expenses. For the year ended June 30, 2007, general and administrative expenses consist of office expenses and supplies, utilities, telephone and communications, maintenance, automobile expense and amounted to $127,808 as compared to $315,716 for the year ended June 30, 2006, a decrease of $187,908 or 59.5%. The decrease was attributable to a decrease in office supplies and expenses and other general and administrative expenses.

Additionally, due to cost cutting measures, we reduced our office supplies and expenses by $50,873 and reduced other general and administrative expenses by $48,718.

Net Income. Net income increased 55.5% from $1,668,699 for the year ended June 30, 2006 to $2,594,526 for the year ended June 30, 2007. This increase in net income was due primarily to revenues and gross profits and the overall decrease in operating expenses as described above. This translates to basic and diluted net income per common share of $0.05 and $0.03 for the years ended June 30, 2007 and 2006, respectively.

Liquidity and Capital Resources

Overview

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis.

At March 31, 2008, we had a cash balance of $2,029,847. Total cash of $2,011,656 is located in financial institutions in China under the control of the Jin Ma Companies, with the balance maintained in U.S. accounts which is under our control.

Our working capital position increased $2,766,237 to $6,905,108 at March 31, 2008 from $4,238,508 at June 30, 2007. This increase in working capital is primarily attributable to net proceeds of approximately $4,198,000 from the sales of our securities and from net proceeds from convertible debt and an increase in construction in process of $2,864,300 offset by an increase in convertible debt (net of debt discount) of $545,750 and an increase in accounts payable of approximately $2,700,000. We have lent $1,800,000 of the net proceeds received from our convertible debt to the Jin Ma Companies, which they are using as working capital for their current operations and to fund their registered capital requirements under PRC wholly-owned foreign enterprise rules. These advances are unsecured and interest free. Upon receipt of additional funds from the second closing of the sale of our 10% Secured Convertible Debentures, we intend to transfer additional funds to the Jin Ma Companies. It is anticipated that this advance will also be unsecured and interest free. There has been no repayment schedule fixed for the funds advanced to date to the Jin Ma Companies and we do not anticipate that a repayment schedule will be established for any additional funds we should advance.

Our current assets increased $4,441,856 at March 31, 2008 from June 30, 2007. This increase includes:

•          At March 31, 2008, cash balance was $2,029,847 as compared to $251,044 at June 30, 2007, an increase of $1,778,803.

•          At March 31, 2008 current portion of accounts receivable, net of allowance for doubtful accounts, was $5,443,228 as compared to $5,246,986 at June 30, 2007, an increase of $196,242 and was attributable to our construction segment. We anticipate that the balance of these accounts receivable will be paid in accordance with each of their terms.

•          Our inventory of real estate held for sale at March 31, 2008 was $389,705 as compared to $1,149,906 at June 30, 2007, a decrease of $176,230. We will continue to sell our current inventory of real estate. If we sell our remaining inventory of real estate and have no additional units in our inventory, our cash flows from the sale of real estate inventory may decrease.

During the nine months ended March 31, 2008, we capitalized construction cost in connection to the development of building for the Inner Mongolia Electrical Vocational Technical School of $2,864,300. In November 2007, Jin Ma Real Estate entered into an agreement with the Vocational School to construct various student dormitory buildings at the school’s new location. Jin Ma Real Estate is responsible for all costs associated with the completion of the student dormitory buildings which are being constructed by Jin Ma Construction. Pursuant to this agreement, upon completion of the construction project, Jin Ma Real Estate will lease these buildings to the Vocational School for a period of 26 years at an annual amount of 4,800,000 RMB or approximately $685,000. During the lease term, Jin Ma Real Estate will not have any other participation or obligations to the school. At the end of the lease, the title to the buildings will be transferred to the Vocational School.

Our balance sheet at March 31, 2008 also reflects notes payable to third parties of approximately $1,688,360 due through September 2012 which was a working capital loan made to us by these third parties. These loans bear annual interest rates ranging from 14.4% to 18% and are unsecured. In October and November 2007, we paid these third parties accrued interest due of approximately $786,000.

Our balance sheet at March 31, 2008 reflects a due from related parties of $871,602 which represents advances to a related party for working capital. These advances could also be deemed to be in violation of Section 402 of the Sarbanes Oxley Act of 2002 which prohibits a public company from extending or maintaining credit or arranging for the extension of credit in the form of a “personal loan” to an officer or director. If it is determined that these working capital advances violated Section 402 of the Sarbanes Oxley Act of 2002, we could become subject to SEC investigations and/or litigation, which may not be resolved favorably and will require significant management time and attention, and we could incur costs, which could negatively affect our business, results of operations and cash flows. While at June 30, 2007 it was management’s intent to collect these amounts prior to December 31, 2007, the balances have yet to be repaid and there is no indication that the related party receivable balances will be repaid within one year. Accordingly, we have reclassified these balances to a long-term receivable.

We have no operations other than the Contractual Arrangements with the Jin Ma Companies and, accordingly, we are dependent upon the quarterly service fees due us to provide cash to pay our operating expenses. Such payments have not been tendered to us and those funds are being retained by the Jin Ma Companies to fund their operations. At March 31, 2008, the Jin Ma Companies owned us $1,900,000 for such fees. Our CEO is also the CEO and principal shareholder of the Jin Ma Companies. Accordingly, we are solely reliant upon his judgment to ensure that these funds advanced to the Jin Ma Companies are repaid to us. The Jin Ma Companies have represented to us that they intend to either pay all or a portion of the fees due us and/or repay all or a portion of the amounts advanced to them to ensure that we have sufficient capital to make the interest and principal payments on the 10% secured convertible debentures. Should it fail to pay these amounts, we would not have sufficient capital to meet our obligations. Even if the Jin Ma Companies pay all the past due amounts to us, it is possible that the Jin Ma Companies will continue to fail to timely pay our management fees. If the quarterly service fee due us under the Contractual Arrangement are not paid to us on a timely basis, it is possible that we will not have sufficient funds to pay our operating expenses in future periods.

Other than our existing cash we presently have no other alternative source of working capital. We currently have no material commitments for capital expenditures but believe that our working capital is sufficient to fund our current operations for approximately the next 12 months. In addition, we are required to make quarterly interest payments on the 10% secured convertible debentures and these payments must be made in cash if we do not have registered shares of our common stock available for issuance. To date, we have paid interest due on our convertible debt in cash and through the date hereof, we have made interest payments of $124,336. It is likely that we will be required to make additional interest payments in cash and, as set forth above, we are reliant on the Jin Ma Companies to pay certain of the amounts they owe us in order to provide sufficient funds to make those interest payments.

The Jin Ma Companies have historically funded their capital expenditures and ongoing development projects from their working capital. Should these funds prove insufficient, the Jin Ma Companies believe that they could secure bank financing at competitive rates as necessary to provide funding for their committed projects. However, the ability of the Jin Ma Companies to raise any significant capital to expand their operations beyond the current level is very limited. We believe that it is in our best long term interests to assist the Jin Ma Companies in their growth plans. As described elsewhere herein, we advanced the Jin Ma Companies $1,800,000 on an unsecured basis from the first closing of the debentures and it is likely we will advance it a substantial portion of the proceeds from the second closing of the debentures. Even with these amounts the Jin Ma Companies may need additional capital to further expand their operations. Accordingly, it is likely that we will seek to raise working capital to fund the further expansion of various construction and real estate projects by the Jin Ma Companies as well as to provide working capital necessary for their current projects, ongoing operations and financial obligations. No assurances can be given that we will be successful in obtaining additional capital, or that such capital will be available in terms acceptable to our company. Even if we are successful in raising additional capital, it is likely that the terms of such capital will be dilutive to our existing shareholders. If we are not able to assist the Jin Ma Companies in their capital needs, it is unlikely that our revenues will grow beyond current levels.

Operating Activities

Net cash flow provided by operating activities was $621,580 for the nine months ended March 31, 2008 as compared to net cash provided $1,382,601 for the nine months ended March 31, 2007, a decrease of $761,021. The decrease in net cash flow provided by operating activities in the 2008 period as compared to the 2007 period was primarily due to an increase in advances to suppliers of $1,108,890, the increase in cash used to fund construction in process of $2,719,216, the payment of accounts payable and accrued expenses of $642,811, including the payment of accrued interest of approximately $786,000 and a decrease in advances from customers of $459,089 offset by an increase in our net income.

For the fiscal 2007 net cash provided by operating activities was $1,243,306. Cash provided by operating activities was primarily attributable to our net income of $2,594,526, an increase of $123,643 in advances from customers, an increase of $120,793 in billings in excess of costs and estimated earnings and a decrease of accounts receivable of $5,786,777 which was offset by increases in other receivables ($213,943), costs and estimated earnings in excess of billings ($14,841), real estate held for sale ($947,019) and deposits ($127,738) and a decrease in accounts payable and accrued expenses of $8,500,105 together with an add back non-cash items including depreciation and bad debt expense totaling $941,295.

During fiscal 2007 billings in excess of costs and estimated earnings increased $120,793 and costs and estimated earnings in excess of billings increased $14,841. As discussed above, a substantial portion of Jin Ma Construction’s revenues and profits are measured and recognized using the “percentage-of-completion” method of accounting, which is discussed further in Note 1, “Organization and Summary of Significant Accounting Policies” to our financial statements appearing elsewhere in this prospectus.

For fiscal 2006 net cash provided by operating activities was $1.713,486. Cash provided by operating activities was primarily attributable to our net income of $1,668,699, a decrease of $1,666,989 in real estate held for sale and an increase in of $5,501,971 in accounts payable and accrued expenses which was offset by an increase of $5,064,591 in accounts receivable, an increase of $178,721 in other receivables, an increase of $280,765 in advance to suppliers, and an increase of $529,898 income tax payable as well as a decrease in inventories together with an add back of non-cash items of $725,667.

During fiscal 2006 our real estate held for sale decreased as a result of sales of finished units in excess of new units added to inventory. The increase in accounts receivable for fiscal 2006 reflects our increase in revenues and the increase in other receivables is attributable to the advance of funds to third parties for working capital.

Investing Activities

Net cash flow used in investing activities was $3,160,851 for the nine months ended March 31, 2008 as compared to cash used in investing activities of $942,675 for the nine months ended March 31, 2007. For the nine months ended March 31, 2008, cash used in investing activities consisted of cash used for the purchase of property and equipment of $1,900,345, $854,866 which included heavy equipment for our construction segment and the payments of a deposit on land use rights of $1,351,923, offset by an increase in due from related parties of $83,424. For the nine months ended March 31, 2007, cash used in investing activities consisted of an increase in cash used for the purchase of property and equipment and deposits on land use rights of $660,998.

Net cash flow used in investing activities was $1,183,832 for fiscal 2007 as compared to cash provided by investing activities of $43,917 fiscal 2006. For the year ended June 30, 2007, cash used in investing activities consisted of an increase in amounts advanced from related parties of $891,019 and cash used for the purchase of property and equipment of $394,242 offset by a decrease in construction in progress of $101,429. For the year ended June 30, 2006, cash provided by investing activities consisted of a decrease in construction in progress of $1,632,037 offset by cash used for advances to related parties $39,567, for deposits of land use rights of $1,237,520, and for the purchase of property and equipment of $311,033.

Financing Activities

Net cash flow provided by financing activities was $4,202,927 for the nine months ended March 31, 2008 which was primarily attributable to proceeds received from the sale of our common stock of $2,219,252 and net proceeds from convertible debt of $2,183,000 offset by a repayment of loans payable of $135,192 and a payment of placement fees of $204,640. For the nine months ended March 31, 2007, we used cash for the repayment of related party advances of $221,753.

Net cash flow provided by financing activities was $0 in fiscal 2007 as compared to net cash flow used in financing activities of $2,273,524 in fiscal 2006. For the year ended June 30, 2006, we used cash for the repayment of loans of $267,799, distributed cash to the equity members of the Jin Ma Companies of $1,485,456 and repaid related party advances of $520,269.

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of March 31, 2008, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	4-5 Years	5 Years +

Contractual Obligations :
Other Indebtedness *	$1,688,360	$142,406	$1,246,902	$299,052	--
Convertible debt	2,183,000	2,183,000	--	--	--
Interest payments on convertible debt	218,300	218,300	--	--	--
Total Contractual Obligations:	$4,089,660	$2,543,706	$1,246,902	$299,052	--

*	Other indebtedness includes long-time loans borrowed from individuals.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any or unconsolidated entity. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing or hedging services with us.

Recent Capital Raising Transaction

On November 30, 2007 we entered into a Securities Purchase Agreement pursuant to which we agreed to sell an aggregate of $3,275,000 principal amount 10% secured convertible debentures to seven accredited investors and to issue those investors common stock purchase warrants to purchase an aggregate of 9,520,352 shares of our common stock in a private transaction exempt from registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(2) and Rule 506 of Regulation D of that act.

Under the terms of the Securities Purchase Agreement, on the first closing we issued $2,183,000 principal amount 10% secured convertible debentures to the purchasers together with the common stock purchase warrants to purchase an aggregate of 6,345,930 shares of our common stock. We paid Next Generation Equity Research, LLC a broker dealer and member of FINRA, a commission of $160,000 and reimbursed one of the investors $30,000 to defer its legal fees in connection with the financing. Upon the receipt of the funds, we advanced $1,800,000 to the Jin Ma Companies on an interest free unsecured basis for use in their operations and to fund their registered capital requirements under PRC wholly-owned foreign enterprise rules. We intend to use the balance of the proceeds for general working capital.

Within five days following the effectiveness of the registration statement of which this prospectus forms a part, a second closing will occur and we will issue the remaining $1,092,000 principal amount 10% secured convertible debentures to the purchasers together with the common stock purchase warrants to purchase an aggregate of 3,174,422 shares of our common stock. The second closing is conditioned upon the effectiveness of the registration statement. The issuance is not subject to any other condition other than the registration of the securities. We will pay the placement agent a commission at closing, but will not pay any expense reimbursement or other fees on the second closing. Upon receipt of these net proceeds, we intend to advance additional funds to the Jin Ma Companies while retaining sufficient funds to fund our current operations.

The debentures, which bear interest at 10% per annum, are due 16 months from the issuance date. Interest is payable in cash quarterly on January 1, April 1, July 1 and October 1 beginning on the first date after the issuance. Through the date hereof we have paid $124,336 in interest on the debentures. All such interest payments have been in cash and we have not made any interest payment in shares of our common stock. At our option, and providing certain conditions precedent have been met, following the date of this prospectus interest can be paid in shares of our common stock valued at the lesser of (i) the conversion rate, or (ii) 90% of the lesser of (a) the average VWAP (as defined in the debenture) for the 20 consecutive trading days prior to the interest payment date or (b) the average VWAP for the 20 consecutive trading days ending on the trading day immediately prior to the delivery of the interest conversion shares. We have registered 102,644 shares in the registration statement of which this prospectus is a part for possible issuance as interest payments. We are not permitted to prepay the debentures without the prior written consent of the holders. The debentures are convertible at any time at the option of the holder into shares of our common stock based upon a conversion rate of $0.344 per share, subject to adjustment as hereinafter set forth.

We agreed that so long as the debentures remain outstanding, unless we receive the prior written consent of the holders of at least 85% of the outstanding principal amount of the debentures, we agreed that we will not:

•	incur additional indebtedness, subject to certain exceptions,
•	incur any liens on any of our property or assets,
•	repurchase any of our common stock, subject to certain exceptions,
•	amend our charter documents in a manner that would be adverse to the debenture holders,
•	pay any cash dividends or distributions on any equity securities, or
•	enter into any transaction with an affiliate unless it is made on an arm’s-length basis and approved by a majority of the disinterred directors.

If we should default on the debentures, the holders have the right to immediately accelerate the maturity date of the principal amount of the debentures as well as any accrued but unpaid interest and it such amount is not satisfied within five days the interest rate on the debentures increases to 18%. Events of default include customary clauses such as failure to make payments when required, failure to observe any covenant contained in the debentures, a default under any other document executed in connection with the transaction, bankruptcy or default under any other obligation greater than $150,000. In addition, an event of default would occur if our common stock should no longer be quoted on the OTC Bulletin Board, if we were a party to a change of control transaction involving in excess of 33% of our assets of if the registration statement described below is not declared effective within 180 days after the first closing date, among other provisions.

The warrants are exercisable for five years from the date of issuance at an initial exercise price of $0.50 per share, subject to adjustment as hereinafter set forth. The warrants are exercisable on a cashless basis at any time when there is not an effective registration statement covering the underlying shares. We are permitted to call the warrants on 30 trading days’ prior notice at $0.001 per warrant at any time after the effective date of the registration statement covering the shares underlying the warrants when, (i) the VWAP (as defined in the warrant) for each of 20 consecutive trading days beginning with the effective date of the registration statement exceeds $1.50, (ii) the average daily volume for during this period exceeds 500,000 shares of common stock per trading day and (iii) the holder is not in possession of any information that constitutes, or might constitute, material non-public information which was provided by us to the holder. The initial 6,345,730 warrants were treated as a discount on the 10% secured convertible debentures and were valued at $887,768 to be amortized over the 16-month note term. The fair market value of each warrant was estimated on the date of grant using the Black-Scholes option-pricing model in accordance with SFAS No. 123R using the following weighted-average assumptions: expected dividend yield 0%; risk-free interest rate of 3.41%; volatility of 25% and an expected term of five years.

During the nine months ended March 31, 2008, amortization of debt issue costs was $51,160. The remaining balance of debt issue costs at March 31, 2008 was $153,480 which will be amortized over the term of the debentures. The amortization of debt discounts for the nine months ended March 31, 2008 was $545,750. The balance of the debt discount is $1,637,250 at March 31, 2008 which will be amortized over the term of the debentures.

The conversion price of the debentures and the exercise price of the warrants are subject to the proportional adjustment in the event of a stock splits, stock dividends, recapitalizations or similar corporate events. Both the conversion price of the debentures and the number of shares issuable upon conversion of the debentures as well as the exercise price of the warrants and the number of shares issuable upon the exercise of the warrants is subject to adjustment if we should issue shares of common stock or other securities convertible or exercisable into shares of common stock or otherwise reprice any existing conversion or exercise prices to a price less than the then current conversion and/or exercise prices. In that event, the conversion and/or exercise price would be reduced to such lesser price and the number of shares of our common stock issuable upon the conversion of the debentures and/or exercise of the warrants would be increased so that the aggregate conversion and/or exercise prices prior to such reduction will be equal to the aggregate conversion and/or exercise prices prior to such reduction.

The debentures are not convertible and the warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the conversion of the debentures and/or the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

In conjunction with the transaction Mr. Liankuan Yang, Ms. Runlan Ma and Ms. Yang Yang, officers and directors of Gold Horse International, pledged an aggregate of 19,000,000 shares of our common stock owned by them as additional security for our obligations under the transaction. Mr. Liankuan Yang, Ms. Runlan Ma and Ms. Yang Yang have also entered into lock-up agreements whereby they are agreed not to offer or sell any shares of our common stock owned by them until the 180th trading day after the effective date of the registration statement described elsewhere herein.

So long as the debentures are outstanding, should we issue any common stock or common stock equivalent we granted the purchasers a right of first refusal whereby each purchaser in this offering has the right to participate in such subsequent financing up to an amount equal to 100% of such subsequent financing upon the same terms and conditions of that financing. If we undertake such a financing while the debentures remain outstanding, other than an underwritten offering, the holders are entitled to exchange the debentures on a dollar for dollar basis for any securities which we may issue in the subsequent financing.

In addition, during the period from the execution of the Securities Purchase Agreement until 90 days following the effective date of the registration statement of which this prospectus forms a part we agreed not to issue any shares of common stock or securities convertible or exercisable into shares of common stock subject to certain exceptions which includes the offer and sale of up to $3,000,000 of equity securities limited solely to offshore purchasers. We also agreed that so long as the purchasers own any of the securities sold or to be issued in the transaction, we will not enter into any agreement which would involve a variable rate transaction, which includes floating conversion prices, conversion prices with reset mechanisms or equity lines of credit among others.

We granted the purchasers certain piggy-back registration rights. In addition, we agreed to file a registration statement with the Securities and Exchange Commission registering the shares of common stock underlying the $3,275,000 principal amount debentures and the warrants so as to permit the public resale thereof within 45 days from the first closing date. This prospectus is part of that registration statement which registers the resale of certain shares underlying the debentures as well shares which we may issue as interest payments on the debentures or upon exercise of the warrants. We will be required to file one or more additional registration statements to register the shares underlying the debentures and warrants as well as any additional shares we may issue as interest payments on the debentures. We are subject to the payment to the holders liquidated damages if the registration statement is not declared effective within 120 days from the date of the Securities Purchase Agreement (or 150 days if the staff of the SEC reviews the filing), or if all the securities are not registered by April 30, 2008 as well as certain other events. The liquidated damages, which are payable in cash, will be calculated at 1.5% of the aggregate purchase price paid by each holder for every 30 day period, with a maximum of 18% of the aggregate purchase price for a possible penalty of $589,500. If we fail to pay all or any portion of these liquidated damages, they accrue interest at 18% per annum. We are obligated to pay all expenses associated with the registration statement, other than fees and expenses of the holders counsel, if any, any commissions payable by the holders on the sale of the underlying securities. We filed our registration on January 23, 2008 and has received a full review. Accordingly, pursuant to FASB Staff Position, or FSP, EITF 00-19-2, Accounting for Registration Payment Arrangements, as of March 31, 2008, we recorded a registration rights penalty of $55,000.

OUR BUSINESS

Overview

We operate, control and beneficially own the construction, hotel and real estate development businesses in China of the Jin Ma Companies under a series of Contractual Arrangements. Other than the Contractual Arrangements with the Jin Ma Companies, we do not have any business or operations. Pursuant to the Contractual Arrangements we provide business consulting and other general business operation services to the Jin Ma Companies. Through these Contractual Arrangements, we have the ability to control the daily operations and financial affairs of the Jin Ma Companies, appoint each of their senior executives and approve all matters requiring shareholder approval. As a result of these Contractual Arrangements, which enable us to control the Jin Ma Companies, we are considered the primary beneficiary of the Jin Ma Companies. Accordingly, we consolidate the Jin Ma Companies’ results, assets and liabilities in our financial statements. The creditors of the Jin Ma Companies do not have recourse to any assets we may have.

The relationship among the above companies as follows:

PRC law currently places certain limitations on foreign ownership of Chinese companies. To comply with these foreign ownership restrictions, we operate our business in China through the Contractual Arrangements with the Jin Ma Companies, each of which is a limited liability company headquartered in Hohhot, the capital city of the Autonomous Region of Inner Mongolia in China, and organized under PRC laws. Each of the Jin Ma Companies has the relevant licenses and approvals necessary to operate our businesses in China.

The Contractual Arrangements are comprised of a series of agreements, including a Consulting Services Agreement and an Operating Agreement, through which we have the right to advise, consult, manage and operate each of the Jin Ma Companies, and collect and own all of their respective net profits. Additionally, under a Shareholders’ Voting Rights Proxy Agreement, the Jin Ma Companies’ shareholders have vested their voting control over the Jin Ma Companies to us. In order to further reinforce our rights to control and operate the Jin Ma Companies, these companies and their shareholders have granted us, under an Option Agreement, the exclusive right and option to acquire all of their equity interests in the Jin Ma Companies or, alternatively, all of the assets of the Jin Ma Companies. Further the Jin Ma Companies’ shareholders have pledged all of their rights, titles and interests in the Jin Ma Companies to us under an Equity Pledge Agreement.

Under PRC laws, each of Gold Horse International, Gold Horse Nevada, Global Rise, Jin Ma Real Estate, Jin Ma Construction and Jin Ma Hotel is an independent legal person and none of them is exposed to liabilities incurred by the other party. Other than pursuant to the Contractual Arrangements, the Jin Ma Companies do not transfer any other funds generated from their respective operations to us.

We have entered into the following Contractual Arrangements with each of the Jin Ma Companies:

Consulting Services Agreements. Pursuant to the exclusive Consulting Services Agreements with each of the Jin Ma Companies, we exclusively provide to the Jin Ma Companies general business operations services and consulting services as well as general business operation advice and strategic planning. Each of the Jin Ma Companies shall pay a quarterly consulting service fees in Renminbi (“RMB”) to us that is equal to all of its net profit for such quarter. However, as described in Risk Factors appearing earlier in this prospectus, the Jin Ma Companies are presently not remitting these fees to us and are retaining the funds for operating capital.

Operating Agreements. Pursuant to the Operating Agreements with the Jin Ma Companies and their respective shareholders, we provide guidance and instructions on the Jin Ma Companies’ daily operations, financial management and employment issues. The Jin Ma Companies’ shareholders must designate the candidates recommended by us as their representatives on each of the Jin Ma Companies’ board of directors. We have the right to appoint senior executives of the Jin Ma Companies. In addition, we agreed to guarantee the Jin Ma Companies’ performance under any agreements or arrangements relating to the Jin Ma Companies’ business arrangements with any third party, although we have issued no such guarantees as of the date hereof. Each of the Jin Ma Companies, in return, agrees to pledge its accounts receivable and all of its assets to us. Moreover, each of the Jin Ma Companies agrees that without our prior consent, it will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement is 10 years and may be extended only upon our written confirmation prior to the expiration of this agreement, with the extended term to be mutually agreed upon by the parties.

Equity Pledge Agreements. Under the Equity Pledge Agreements, the shareholders of the Jin Ma Companies pledged all of their equity interests in the Jin Ma Companies to us to guarantee the Jin Ma Companies’ performance of their obligations under the exclusive Consulting Services Agreements. If the Jin Ma Companies or any of their shareholders breach their respective contractual obligations, we, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The shareholders of the Jin Ma Companies also agreed that upon occurrence of any event of default, we shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the shareholders of the Jin Ma Companies to carry out the security provisions of the Equity Pledge Agreement and take any action and execute any instrument that we may deem necessary or advisable to accomplish the purposes of the Equity Pledge Agreement. The shareholders of the Jin Ma Companies agreed not to dispose of the pledged equity interests or take any actions that would prejudice our interest. The Equity Pledge Agreement will expire two years after the Jin Ma Companies’ obligations under the Consulting Services Agreements have been fulfilled.

Option Agreements. Under the Option Agreements, the shareholders of the Jin Ma Companies irrevocably granted us or our designee an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in the Jin Ma Companies for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. We, or our designee, have sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is 10 years and may be extended prior to its expiration by written agreement of the parties.

Proxy Agreements. Pursuant to the Proxy Agreements, the shareholders of the Jin Ma Companies agreed to irrevocably grant a person to be designated by us with the right to exercise their voting rights and their other rights, in accordance with applicable laws and their respective Articles of Association, including but not limited to the rights to sell or transfer all or any of their equity interests of the Jin Ma Companies, and appoint and vote for the directors and chairman as the authorized representative of the shareholders of the Jin Ma Companies.

THE JIN MA COMPANIES

As discussed above, our business operations are conducted through Jin Ma Construction, Jin Ma Hotel, and Jin Ma Real Estate, all three of which are limited liability companies in China and organized under the laws of PRC.

Jin Ma Construction. Jin Ma Construction is an engineering and construction company that offers general contracting, construction management and building design services primarily in Hohhot City, in the Autonomous Region of Inner Mongolia in China. In operation since 1980, Jin Ma Construction was formally registered as a limited liability company in Hohhot City in March 2002. Jin Ma Construction is a Level Two national construction company. To qualify as a Level Two national construction company, Jin Ma Construction must have:

•	at least 40 million RMB in registered capital,
•	at least 150 engineering, technical, accounting staff in the aggregate,
•	achieved, within a three year period, annual revenue in excess of 80 million RMB,
•	achieved satisfactory rating in construction quality, and
•	within a five year period, obtained a construction contract worth at least 30 million RMB and/or completed a construction project that is:
•	at least 12 stories, and/or
•	at least 50 meters in height, and/or
•	at least 21 meters in width, and/or
•	at least 10,000 square meters in gross floor area (“GFA”) for a single-building project or at least 50,000 square meters in GFA for a multiple-building project (“Level Two Project”).

For a description of Jin Ma Construction’s recent and future construction projects, including its Level Two Projects, please refer to the section titled “Construction Operation” in the discussion below.

Jin Ma Hotel. Jin Ma Hotel was founded in 1999 and formally registered in April 2004 as a limited liability company in Hohhot City. Jin Ma Hotel presently owns, operates and manages the Inner Mongolia Jin Ma Hotel, a 22-room full service hotel situated in Hohhot City approximately 15 kilometers from the Hohhot Baita Airport. The hotel combines affordability, convenient location and amenities, such as a business center and a restaurant to attract both business and leisure travelers. In 2001, the Hohhot Tourism Bureau certified the hotel as a two-star hotel, pursuant to the PRC Standard and Star Rating for Tourism and Foreign Use Hotels. For a description of the hotel’s premises and facilities, including recent renovations, please refer to the section titled “Hotel Management” in the discussion below.

Jin Ma Real Estate. Jin Ma Real Estate, established in 1999, was formally registered as a limited liability company in Hohhot City in February 2004. Jin Ma Real Estate is a Level Four real estate development company. To meet the qualifications of Level Four real estate development company, the company must:

•	have registered capital of at least one million RMB,
•	be engaged in real estate development and be in operation for at least one year,
•	have passed satisfied the quality standard examination for all of its finished projects,
•	employ at least five management personnel and two accounting staff; and
•	have implemented a standardized system of “Residential Quality Guarantee” and “Residential Instruction Manual” to be issued in connection with the sales of residential units.

For a description of the development activities of Jin Ma Real Estate, please refer to the section titled “Real Estate Development” in the discussion below. Jin Ma Real Estate expects to seek reclassification as a Level Three development company at the end of 2008. To qualify, Jin Ma Real Estate must increase its registered capital to at least eight million RMB, increase the number of its management personnel to at least 15, and have invested in or have developed at least 50,000 square meters in gross floor area.

ABOUT INNER MONGOLIA AND HOHHOT CITY

Inner Mongolia is a Mongol-autonomous region in western China that is about the size of Texas and California combined. Inner Mongolia borders, from east to west, the provinces of Heilongjiang, Jilin, Liaoning, Hebei, Shanxi, Shaanxi, Ningxia Hui Autonomous Region, and Gansu, while to the north it borders Mongolia and Russia. The regional capital of Inner Mongolia is Hohhot City.

Due to its abundance of natural resources, Inner Mongolia is a national production base in iron, steel and coal, as well as animal husbandry. The Baiyunebo Mine in Baotou, Inner Mongolia is the largest rare earth mine in the world, including gold deposits, iron ore, granite, and graphite, and is also the biggest open-air mine in the world. Inner Mongolia also ranks first in China for wind power storage, averaging 270 million kilowatts per hour. The Hulunbuir Grassland in Inner Mongolia is the largest area of natural grass in the world, and the region is China’s leading producer of animal feeds. The “white goat” cashmere of Inner Mongolia is regarded as the best cashmere in the world for its fineness, brightness and whiteness and is commonly referred to as “Soft Gold”.

Inner Mongolia also has the most inland ports - 18 - of all provinces in China. The Manzhouli Railway Port and the Highway Port, which run across Russia to Eastern Europe and Western Europe, are the bridgeheads of the Euro-Asia Land Bridge. By railway, Hohhot City lies on the Jingbao Railway from Beijing to Baotou. Hohhot Baita International Airport is about an hour from city center and only half an hour drive from the Second Ring Road. It serves Hohhot City and surrounding areas, and has direct flights to Beijing, Shanghai, Shenzhen, Chengdu, Wuhan, Hong Kong, and Ulan Bator in Mongolia. The Hubao Expressway connects Hohhot City to the more remote areas in Inner Mongolia.

Inner Mongolia is also a popular tourism destination, renowned especially for its natural springs. Hohhot City, located in the south-central part of Inner Mongolia, is especially popular during the summer months as a place to escape the heat. An in preparation for 2008 Beijing Olympics, Hohhot City has been upgrading its transportation infrastructure and in June 2007 a new terminal was constructed which is capable of handling 3 million passengers per year.

Hohhot City itself has an educated workforce, with 124 scientific research and design institutions and nine universities and colleges all located in the city, which collectively account for 80% of higher education schools in the entire Inner Mongolia.

Since 2000, the Chinese central government has been actively encouraging economic developments in Inner Mongolia. Under the auspices of the Western China Development Policy, the Chinese central government has enacted and implemented specific regulations and policies to boost investments in the region, including the Regulations on Encouragement of Foreign Investment of Inner Mongolia Autonomous Region (I) and the Regulations on Encouragement of Foreign Investment of Inner Mongolia Autonomous Region (II), both issued in 1996, and the Preferential Policies on Encouragement of Foreign Investment of the People’s Government of Inner Mongolia Autonomous Region, issued in 1999. Additionally, in July 2000, the Hohhot Economic and Technological Development Zone (the “HETDZ”) was approved as state-level development zone. Located on the western outskirt of Hohhot City proper, the HETDZ now encompasses 9.1 square kilometers, with established companies in such industries as high technology manufacturing, biopharmaceutical, electronic information, chemical manufacturing, textile, and dairy product processing.

As a result, Inner Mongolia has witnessed economic growth that has exceeded 10% annually for six consecutive years. Inner Mongolia registered $363.32 million in contractual overseas investment in the first quarter of 2006, up 438% from 2005, according to the Hohhot City branch of the People’s Bank of China. The nominal GDP of Inner Mongolia in 2005 was 389.5 billion RMB (approximately US$47.2 billion), a growth of 21.6% from 2004 and 153% from 2000, with an average annual increase of 17.1% according to the Inner Mongolia Government website (www.nmg.gov.cn). Its per capita GDP exceeded 15,500 RMB (approximately US$1,900). The urban per capita disposable income and rural per capita net income for 2005 were 9,130 RMB and 2,980 RMB, up 78% and 46% respectively from 2004.

OVERVIEW OF THE INDUSTRY SEGMENTS

China’s Real Estate Market

China’s growing real estate market is primarily the confluence of two factors: the passage of laws protecting property ownership rights by the Chinese central government to encourage homeownership, and rapid urbanization caused by steady internal migrations from rural regions to cities.

Prior to the 1990s, all land and housing was owned by the state. Then in 1998, the Chinese central government created the basic building block of a market economy in real estate - a transferable ownership interest. This interest, known as a “land use right”, is not 100% ownership interest as we know it in the West. Rather, the state grants a right for a fixed period - varying from 40 years to 70 years - to use a land for the purpose specified in the land use right’s granting charter. Land use rights are transferable, mortgageable, leaseable and renewable, and can usually be subdivided. And although the long term implications of land use right are still uncertain as the concept is still relatively new, any such uncertainties have not discouraged real estate investments and developments. In 2006, 1.938 trillion RMB (approximately US$248.4 billion) were invested in real estate projects, up 21.8% from 2005, according to the Chinese Academy of Social Sciences (CASS). About 41.8%of the investment was used in developing and constructing ordinary residential housing projects, 3.6% for low-cost housing projects and 7.3% for up-market apartment and villas, the CASS report said. The central government expects an increase in aggregate housing area to 64.5 billion square feet, or approximately 70 million individual housing units, by 2015.

Hohhot City, as the capital of the Inner Mongolia region, is experiencing a rapid pace of real estate development. During the first 10 months of 2005, 2.14 billion RMB were invested in commercial buildings, an increase of 20.5% from 2004, and 2.03 billion RMB, an increase of 81.8%, were invested in residential developments. Accordingly to the People’s Bank of China Hohhot Central Sub-branch, overseas investors looking at Hohhot have shifted their focus from traditional industries such as milk, meat, cashmere and manufacturing, to real estate. In 2005, 59.23% of the region’s overseas investment in the period went to the real estate sector.

Fueling the nonstop development and construction activities is the steady internal migration toward urban centers throughout China. The nation’s urban population rose from roughly 170 million in 1978 to 540 million in 2004. The country’s economic boom has drawn rural Chinese to cities in search of better-paying opportunities than those in the countryside, fueling urbanization as well as an increase in migration. Accordingly to the United Nations, more than 40% of the Chinese population lived in cities in 2005, compared with 15% in 1950s, and China’s urban population is expected to grow about 60% to 875 million by 2030. Close to half of the approximately 23.9 million people in Inner Mongolia now live in cities, accordingly to the Chinese central government. Hohhot City has a population of 2.4 million and growing, and demand for housing there is reflected in the increase of 14.9% to the prices of new apartments in 2006.

At the same time, the rising activity in the local and regional real estate market that has benefited the Jin Ma Companies construction and real estate development operations has also, on a national level, caused grave concerns to the Chinese central government, which fears that soaring housing prices could help overheat the country’s already fast-growing economy, and possibly lead to social unrest. To rein in the real estate market, the Chinese central government has taken measures to discourage borrowing, such as raising interest rates and increasing the amount of money that banks must hold in reserve thereby serving to reduce the amount available for lending.

China’s Hotel Industry

The hotel industry is a growing segment within the hospitality industry, which is itself a major component of the travel industry. Companies in the lodging industry generally operate in one or more of the various lodging segments, including luxury, upscale, middle and economy. Growth in demand in the lodging industry is driven by two main factors; the general health of the travel and tourism industry and the propensity for corporate spending on business travel.

China is now ranked fourth in the world in terms of overseas tourist arrivals, and the World Travel Organization predicts China will become the number one global tourism destination by 2020. China received 103.6 million overseas visits in the first 10 months of 2006, up 3.4% from the same period in 2005, and 60 times more than in 1978, according to the Chinese National Tourism Administration. Business tourists currently account for 25% of all inbound arrivals; and this sector is anticipated to grow to support the expanding economy. The country is now competing head on with other global tourism destinations.

The growing popularity of Inner Mongolia as a tourism destination, and the importance of Hohhot City as the gateway to the region, is demonstrated by the number of foreign hotel operators that are expanding their operations in the city. Shangri-La Hotels and Resorts, a premium Asian-Pacific hotel brand, opened a hotel in Hohhot City in late 2007. Starwood Hotels and Resorts Worldwide is teaming up with Inner Mongolian Datang International Tuo Ke Tuo Power Generation Company to manage the Sheraton Hohhot Hotel in downtown Hohhot City, which is scheduled to open in July 2009.

To further elevate the level of China’s tourist service, as well as promote the protection, development, management and construction of tourist spots and destinations, the central government has actively promoted the use of rating systems throughout the hotel industry. China had 12,930 star-ranked tourist hotels nationwide by the end of 2006, or 5,572 more than in 2001, which included 288 five-star hotels, 1,307 four-star hotels, 4,747 three-star hotels, and more than 6,500 one-and two-star hotels in China.

Despite the recent series of unprecedented health crises in China, such as the outbreaks of Severe Acute Respiratory Syndrome (SARS) and avian influenza (bird flu), the lodging industry is growing. Even as the aggregate number of hotel rooms has steadily increased in China, demand in the past few years has consistently outpaced supply, creating a continuing favorable business environment for our hotel operation.

THE JIN MA COMPANIES BUSINESS OPERATIONS

Through the three Jin Ma Companies, we operate in three reportable segments:

•	construction,
•	hotel management, and
•	real estate development.

The Construction Operations

The construction business derives revenue primarily from services in general contracting, pre-construction planning and comprehensive construction management services in Hohhot City. Its duties as general contractor typically include planning, preparing and organizing each phase of the construction, applying and securing all governmental certificates required for the specific project, coordinating and supervising construction crews and work progress, inspecting and ensuring the quality of the construction, and accounting and distributing construction funds for which it earns gross profit of approximately 20%.

Jin Ma Construction is presently dependent upon revenues from a limited number of customers. One customer accounted for approximately 51% of its total revenues for the six months ended December 31, 2007 and $1,648,526 of accounts receivable due from this customer. Two customers accounted 56% and 15%. respectively, of its revenue for the year ended June 30, 2007 and at June 30, 2007, had $3,929,793 of accounts receivable due from these customers.

As of July 1, 2008, we completed the construction of the following projects all located within regional capital of Hohhot City:

Name	Location	Property Type	Number of Buildings and/or Units	Completed GFO (m2)	Date of Completion

Hohhot Local Tax Authority Residential Apartments	Jin Qiao Development Zone, Hohhot	Residential	Five buildings containing 494 Units	59,250	October 2005

Traffic Police Garden Residential Apartments	Zhong Zhuan Road, Hohhot	Residential	Six buildings Containing 452 Units	58,800	November 2005

Jin Qiao Residential Apartments	Jin Qiao Development Zone, Hohhot	Residential	Two buildings Containing 320 Units	28,609	April 2006

Jin Quan Comprehensive Community Building	Xin Hua Street, Hohhot	Commercial	One building	14,864	May 2006

Inner Mongolia Technical College of Construction Teaching Building	Wu Chuan Road, Hohhot	Government Building	One building	12,036	June 2006

Ha Deng Expressway Administrative Facilities	Deng Kou, Ba Yan Zhuo Er City	Infrastructure	Not Applicable	Not Applicable	June 2006

He Sheng Jia Yuan Residential Apartments (Phases I and II)	Gong Yuan West Road, Yu Quan District, Hohhot	Residential	Six buildings containing 596 Units	50,736	September 2006

Hohhot City Intermediate People’s Court, Legal Service Center	Jin Qiao Development Zone, Hohhot	Government Building	One building	13,954	November 2006

Bin Shui Xin Cun Residential Apartments	Hailar East Road, Xin Cheng District, Hohhot	Residential	One building containing 106 Units	9,558	December 2006

Chi Feng Local Tax Bureau	The new district of Chi Feng city	Government Building	One Building	12,368	June 2006

Name	Location	Property Type	Number of Buildings and/or Units	Completed GFO (m2)	Date of Completion

Inner Mongolia Agricultural University Yi Fu Building	The new district of Hohhot	Decoration construction	One building	22,000	April 2006

Inner Mongolia Zhun Da Electricity-Generating Corporation	In Erdos of Inner Mongolia	Infrastructure	Not Applicable	Not Applicable	June 2006

Jia Shijie Supermarket	In Hui district of Hohhot	Decoration construction	One building	14,000	April 2006

Xiao Kang Xin Cun Residential Apartments (Phase I )	Tabuban, Hohhot	Residential	15 buildings	January 2007	October 2007

Xiao Kang Xin Cun Residential Apartments (Phase II)	Tabuban, Hohhot	Residential	15 buildings	January 2007	December 2007

Prison Barracks	Number Two Prison of Hohhot	Government building	One building	August 2007	February 2008

Riverbank Garden Community (Phase 1)	In SaiHan district of Hohhot	Residential Four buildings Building	One building	August 2007	May 2008

Hohhot Local Tax Authority Residential Apartments. This project is comprised of five buildings containing 494 residential units and is a Level Two Project. The Hohhot Local Tax Authority, which owns the land use rights, appointed Jin Ma Construction as contractor. The project is located within the Jin Qiao Development Zone in Hohhot City.

Traffic Police Garden Residential Apartments. The Traffic Police Garden Residential Apartments, made up six buildings with 452 residential units, is a Level Two Project. Jin Ma Construction was appointed the contractor by the Hohhot City Traffic Police Department, which owns the land use rights. The apartment buildings are located close to a retail and commercial area in Hohhot City.

Jin Qiao Residential Apartments. Jin Ma Construction oversaw the construction of the two apartment buildings of the Jin Qiao Apartments. The project was privately developed and is located within the Jin Qiao Development Zone in Hohhot City.

Jin Quan Comprehensive Community Building. The Community Building is a five-story commercial building with two floors of retail commercial spaces and three floors of offices. This project, which is a Level Two Project, was privately developed by a third-party developer, with Jin Ma Construction acting as general contractor.

Inner Mongolia Technical College, Teaching Building. Jin Ma Construction was appointed the general contractor for this project by the Inner Mongolia Technical College of Construction to oversee the construction of this Level Two Project.

Ha Deng Expressway Administrative Facilities. The Ha Deng Expressway is a national highway connecting Hademen and Dengkou in Inner Mongolia. Jin Ma Construction was contracted by the Ha Deng Expressway Construction Administration within the regional government of Inner Mongolia to construct toll stations, administrative offices, restroom facilities and retention walls for the Expressway.

He Sheng Jia Yuan Residential Apartments. The two phases of He Sheng Jia Yuan include six buildings with 596 apartment units in the aggregate. Jin Ma Construction was retained as general contractor in this privately developed project. He Sheng Jia Yuan is situated in Yu Quan District, a part of historical Hohhot City popular with tourists.

Hohhot City Intermediate People’s Court, Legal Service Center. Jin Ma Construction was contracted by the Hohhot City Intermediate People’s Court to supervise the construction of this project. The Legal Service Center, a Level Two Project, serves as an administrative building for residents seeking legal counseling.

Bin Shui Xin Cun Residential Apartments. Bin Shui Xin Cun is a planned apartment community located in Nandian Village in Xincheng District, which is in the downtown area of Hohhot City. Jin Ma Construction was contracted by the Village Committee for Nandian Village to construct one of the buildings, containing 106 apartment units.

Chi Feng Local Tax Bureau Building. Jin Ma Construction was appointed the general contractor for this project by City of Chi Feng to oversee the construction of the administrative building for the city’s local tax bureau office. The building is located in new district of Chi Feng City of the Autonomous Region of Inner Mongolia.

Inner Mongolia Agricultural University Yi Fu Building. Jin Ma Construction was contracted as a general contractor by Inner Mongolia Agricultural University to refinish the Yi Fu Building surface. Yi Fu building is a six floor building and the entire surface area is measured at approximately 22,000 square meters. The building is located in Hohhot city.

Inner Mongolia Zhun Da Electricity-Generating Corporation. Jin Ma Construction was contracted as a general contractor by Inner Mongolia Zhun Da Electricity-Generating Corporation to construct an industrial size water tank, approximately 300 cubic meter capacity. The project is located in Zhong Ge Er Ji County in Inner Mongolia.

Jia Shijie Supermarket. Jia Shijie Supermarket is a privately owned supermarket located in the City of Hohhot. Jin Ma Construction was contracted as a general contractor to refinish the building surface and the entire surface area is measured at approximately 14,000 square meters.

Xiao Kang Xin Cun Residential Apartments (Phase I ). Xiao Kang Xin Cun (Phase I) is located in the Tabuban District in Hohhot City and has a total of 11 buildings. This Level Two Project, was developed by the Village Committee for the Tabuban Village in the Huimin District of Hohhot City, and Jin Ma Construction was in charge of construction for the project.

Xiao Kang Xin Cun Residential Apartments (Phase II). Xiao Kang Xin Cun is located in the Tabuban District in Hohhot City. When completed, it will have a total of 15 buildings and 2,630 residential units. This Level Two Project is being developed by the Village Committee for the Tabuban Village in the Huimin District of Hohhot City, and Jin Ma Construction is in charge of construction for both phases of the project. The Phase II project was started in January 2007 and completed in December 2007.

Prison Barracks. This project included one building in the Number Two Prison of Hohhot City. Construction started on the project in August 2007 and was completed in February 2008.

Riverbank Garden Community (Phase 1). Riverbank Garden Community (Phase 1) includes four buildings. It is located in the Sai Han District of Hohhot City. Construction was completed in May 2008.

Current and Future Construction Projects

Generally, all construction projects are performed for third party customers and we recognized revenues pursuant to our normal revenue recognition policy, except as noted below. We are currently constructing and planning the following residential apartment and retail/commercial properties in the City of Hohhot in China:

Name	Location	Property Type	Number of Buildings	Commencement Date	Expected Date of Completion

Riverbank Garden Community (Phase 2)	In SaiHan district of Hohhot	Residential Buildings	Nine buildings	April 2008	November 2008

Hohhot Court (Phase II)	Jin Qiao Development Zone, Hohhot	Government Building	One building	Expected date of commencement- August 2008	April 2009

AiBo Garden	Wei Min District, Hohhot	Residential Buildings	Multiple	April 2008	November 2008

Tian Fu Garden (Phase I and II)	Xin Cheng District, Hohhot	Residential Buildings	Multiple	April 2008	November 2008

Riverbank Garden Community (Phase 2). When completed, Riverbank Garden Community (Phase 2) will include nine buildings. It is located in the Sai Han District of Hohhot City. Construction started in April 2008 and Jin Ma Construction expects to complete the project in November 2008.

The Hohhot Court. When completed, the building will be the new home of the Hohhot Municipality Intermediate People’s Court, which has appointed Jin Ma Construction as contractor. It is anticipated that construction will commence in August 2008.

AiBo Gardens. When completed, this project include multiple buildings. It is located in the Wei Min District of Hohhot City. Construction started in April 2008 and Jin Ma Construction expects to complete the project in November 2008.

Tian Fu Garden (Phase I and II). When completed, will include multiple buildings. It is located in the Xin Cheng District of Hohhot City. Construction started in April 2008 and Jin Ma Construction expects to complete the project in November 2008.

Jin Ma Constructions’ Services

Construction. Jin Ma Construction often acts as the general contractor in a real estate development project. Its employees monitor the construction of each project, participate in all material design and building decisions, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and monitor compliance with applicable zoning and building codes. The selection of the subcontractors is conducted through a competitive process, and several subcontractors are invited to participate. The main criteria for selecting subcontractors are cost, qualifications, the quality of completed projects and of work done, if any, on existing or prior projects. Once the selection process is completed, Jin Ma Construction will normally negotiate a fixed price contract with the sub-contractors which include terms relating to time for completion of construction, quality of materials used and warranty periods.

Project Management. Jin Ma Construction’s project management is undertaken by a team of architects, engineers, project managers and other support staff. The project management team is responsible for the overall management of all of the development projects. For each project, there is a team responsible for the day-to-day management. Project management covers all major stages of a development project, as follows:

•               Feasibility Studies. Conducting a detailed geological study and market study, formulating a master timetable, and preparing preliminary proposals for the type and class of property to be constructed;

•               Design. Completing a preliminary design layout and obtaining approvals from relevant authorities, commencing site preparation, selecting construction materials, modifying the design layout, producing a construction blue-print and establishing a construction management team;

•               Construction. Obtaining, evaluating and selecting sub-contractor bids, finalizing the design layout and construction blue-print, monitoring construction progress compared to our timetable and introducing and implementing quality and cost control procedures; and

•               Completion. Establishing a property management team, submitting a completion and inspection report to the governmental authorities, obtaining required government approvals and settling payments.

Quality Control. Jin Ma Construction places emphasis on the quality of its development projects and implement quality control procedures at different construction stages to ensure that the work done by its sub-contractors meets its standards and requirements and those of the relevant governmental authorities.

Jin Ma Construction imposes quality control on its building materials. Its on-site management team conducts regular quality inspections of the construction work. When a particular section of construction work is completed, its on-site management team will inspect the work to ensure that the work is in compliance with its quality standards and the relevant governmental regulations. Jin Ma Construction requires its sub-contractors to promptly remedy all defects, and it then makes a further inspection of their work.

Competitive Strengths

Jin Ma Construction is in competition with other construction companies in Hohhot City and Inner Mongolia, some of which are larger and have greater financial resources than it. These include Inner Mongolia Third Construction Company and Hohhot City Construction Company. Nevertheless, Jin Ma Construction believes that it can effectively compete with these companies. Jin Ma Construction is one of the first construction companies in the region, and it has gained a solid reputation based on the quality of its work and an established track record spanning a diverse array of projects. Through the numerous government projects that it has constructed, Jin Ma Construction has established an excellent working relationship with the local and regional governments, and it continues to act as general contractor in many ongoing government projects. All of its engineering and technical staff is certified in their respective fields, and many, such as its construction manager and its technical director, have been in the industry and with Jin Ma Construction for over 20 years. Since 2004, Jin Ma Construction has been independently audited and certified as being in conformance with the ISO 9001:2000 standards for quality management system, the ISO 140001:1996 standards for environmental management system, and the GB/T28001:200 standards for occupational safety management system. These certifications, while not mandated by law, provide Jin Ma Construction with a competitive edge over many of its competitors that are not similarly certified, in that they lend further assurance to its customers in the quality of its work.

The Hotel Management Business

Jin Ma Hotel derives revenue primarily from guest room rentals and food and beverage operations at the Inner Mongolia Jin Ma Hotel. The 22-room hotel is a full-service two-star facility, offering amenities such as restaurant, business center, and a lounge. Its guests can also partake in traditional Chinese ceremonies that are offered regularly in its restaurant and banquet facilities. The hotel is located on an approximately 2.16 acre lot, owned by Jin Ma Hotel, and housed in a single building with approximately 5,048 square meters that has been configured for use as the hotel as well as offices on the upper floor of the building for the Jin Ma Companies. The property includes a parking garage for 36 cars. Jin Ma Hotel also owns all of the fixtures, improvements, furniture, and the other contents currently used in the business of the hotel.

Recent Renovation Program

In fiscal 2006, Jin Ma Hotel completed the most significant capital investment program in its history in order to improve comfort, freshen décor and upgrade technology at the hotel. It invested over USD$180,000 into the renovation of the hotel, primarily for all guest rooms as well as non-room guest contact areas such as lobbies, restaurants, exteriors, banquet rooms and landscaping. The capital improvements were funded primarily from existing cash.

Jin Ma Hotel continued to operate the hotel during the renovation process, which limited its ability to maximize occupancy and room rates at these properties during primarily the last two quarters of fiscal 2006. As a result, operating performance at the hotel was negatively impacted. However, as evidenced by its overall occupancy rate of 96% during fiscal 2006, Jin Ma Hotel believes the results of this program have been successful and that its capital investment will continue to improve its operating results.

Competitive Strengths

Locally, Jin Ma Hotel’s competition includes the Inner Mongolia Hotel and the Inner Mongolia Zhao Jun Hotel. However, many well-known hotel operators are also seeking to establish their presence in the area, including the Shangri-La Hotel and Resort in late 2007 and the Sheraton Hohhot Hotel in July 2009. Because many of these hotels are aimed toward the luxury segment of the industry, Jin Ma Hotel believes that it have a competitive advantage in attracting those travelers to the city who are more price-sensitive. With its renovation efforts, it can offer many of the same amenities available at its higher-price competitors, but without increasing the costs to its guests.

Real Estate Development

Jin Ma Real Estate designs, develops, markets and sells high-quality, affordable homes in apartment high-rises, which are targeted at Chinese middle income families. It also designs, develops, markets and sells these homes in mixed-use development projects. Its development projects are all in Hohhot City.

Its apartments are targeted for different segments within the mass residential property market, including young, white-collar employees, middle to senior managers in enterprises, entrepreneurs and families with young children. These upwardly mobile people represent the emerging middle class and are a growing source of demand in the mass residential property market. Certain properties developed by Jin Ma Real Estate are mixed-use properties that also include retail and commercial floors on the lower levels of the buildings.

Jin Ma Real Estate presently is in the process of obtaining land use rights certificates in respect of each of these property development projects. Know as Gold Horse Gardens, Jin Ma Real Estate initiated plans and designs for the development of this project in Hohhot City with aggregate site area of approximately 500 acres, and expects to obtain land use rights certificates to the project site prior to the projected commencement date of August 2008. Jin Ma Real Estate intends to continue to solidify its position in Hohhot City, and will also consider quality business opportunities in other fast growing areas of Inner Mongolia, if market conditions are appropriate.

Completed and real estate held for sale currently being sold

TaoYuan Shuixie Residential Apartments. This project includes four buildings with 324 residential apartment units. It is located in Hui District of Hohhot City. Jin Ma Real Estate is the developer of this project. Construction commenced in January 2007, and was completed in June 2007.

Gold Horse Staff Residential Buildings. This project includes four apartment buildings containing 324 residential units. Inner Mongolia Feng Hua (Group) Construction Co., Ltd., a third-party company, was the general contractor for Gold Horse staff, rather than Jin Ma Construction as in its other development projects. Construction commenced in January 2007, and was completed in June 2007.

Current and Future Projects

Name	Location	Property Type	Number of Buildings	Expected Date of Commencement	Expected Date of Completion

Procuratorate (Yu Quan) Housing Estates	Hohhot	Residential	Seven buildings	May 2008	October 2009

Nan Yuan Estates	Nan Ying Zi Village, Yu Quan District, Hohhot	Residential/Retail Commercial	12 buildings	August 2008	December 2009

Gold Horse Garden (Phases I and II)	Cheng Ji Si Han Street, Hohhot	Residential/Retail Commercial	61 buildings	October 2008	June 2010

The Procuratorate (Yu Quan) Housing Estates. When completed, Procuratorate Housing will comprise of seven buildings containing 600 residential apartment units sitting on 60 acres. This project is a joint effort with Jin Ma Construction, which will be serving as the general contractor for the construction of this project. In May 2008, improvements to the land began and it is anticipated the construction will commence in August 2008, as Jin Ma Real Estate have completed the design and planning for this project, and its anticipated completion date is December 2009. Procuratorate Housing is located in the Yu Quan District of Hohhot City. Jin Ma Real Estate applied for the land use rights certificate in April 2007 and approval is expected in August 2008. At this time, we are not able to determine the amount it will cost Jin Ma Real Estate to acquire these land use rights.

Nan Yuan Estates. When completed, Nan Yuan will comprise of 12 buildings containing 1,100 residential apartment units sitting on 108 acres. Jin Ma Construction is the general contractor in charge of construction for this project. Construction is anticipated to commence in August 2008 and Jin Ma Real Estate anticipates completion in August 2009. Nan Yuan is situated in Yu Quan District, in the western side of Hohhot City. Jin Ma Real Estate has applied for the land use rights certificate in May 2007 and approval is expected after August 2008. At this time, we are not able to determine the amount it will cost Jin Ma Real Estate to acquire these land use rights.

Gold Horse Garden. When completed, the two phases of Gold Horse Garden will comprise in the aggregate of 61 buildings and 5,000 residential units. The entire project site will occupy 500 acres. Jin Ma Construction is building this project. This project is currently in the planning and design phase, with construction by Jin Ma Construction anticipated to commence in August 2008, and completion anticipated in June 2010 The Gold Horse Garden Project is in Hohhot City. Jin Ma Real Estate has not yet applied for land use rights certificate in connection with this project but it expects to file for and receive approval by commencement date.

Jin Ma Real Estate’s Business Strategy

It is focusing on Hohhot City for the development of residential communities. Jin Ma Real Estate believes that the size and growth potential of Hohhot City coupled with the ongoing liberalization of the real estate markets offer it considerable growth opportunities. It intends to develop additional residential communities and mixed-use developments in Hohhot City proper and surrounding areas that are within reasonable commuting distance to Hohhot City. Jin Ma Real Estate believes that the following features of Hohhot City represent continuing growth opportunities for it in the city:

•	a population of more than 2.4 million with established economic development and infrastructure;
•	a significant level of unsatisfied demand for high quality, yet affordable homes;
•

a regulatory environment that encourages the development of our residential communities, in terms of enabling us to obtain necessary permits and approvals to engage in our business without undue difficulty or expense, and encourages individual home ownership through the use of subsidies or otherwise; and

•	available real estate development rights at attractive prices.

Jin Ma Real Estate targets the emerging Chinese middle-income class as home buyers. Its target residential market is the growing Chinese middle income population. China’s home builders have traditionally targeted the upper and lower income market, and largely ignored the middle-income class. Because of banking reforms permitting wider availability of home mortgage loans and the positive effects of China’s economic reforms, Jin Ma Real Estate believes that the home building market for the middle-income class represents substantial growth opportunities for it.

Jin Ma Real Estate provides substantial benefits to home buyers. Jin Ma Real Estate believes that its residential apartments provide the following benefits to home buyers:

•	affordable living space to support large families, frequently include three generations - grandparents, parents and children;
•	living within close proximity to schools, shopping centers, retail shops, offices, medical facilities, city centers and public transportation; and
•	quality building management services including security, landscape and maintenance.

Jin Ma Real Estate aims to continue its commitment to quality. It seeks to construct buildings having a high quality of construction and workmanship.

Jin Ma Real Estate’s strive to enter markets early. It will continue to enter markets early where it can acquire land use rights at reasonable prices and develop residential communities in potential growth centers in and around Hohhot City. Jin Ma Real Estate has successfully implemented this strategy, where it is one of the first home builders to develop a residential community targeted at middle income families. Jin Ma Real Estate believes that early entry into markets will continue to enable it to establish ourselves in these markets before the onset of widespread competition.

Jin Ma Real Estate selects superior sites and carefully evaluate the feasibility of each project. It believes that securing a good location is a major factor in the success of a property development project. It considers the following factors when it evaluates it property development sites:

•	size of land;
•	geographic location;
•	potential financial return;
•	potential market demand for the development;
•	its existing property portfolio and available resources;
•	land cost, affordability and potential financial return;
•	overall market situation and opportunities;
•	access to city centers;
•	geological conditions;
•	demolition and resettlement costs; and
•	infrastructure support.

During the site selection process, it will evaluate and research the economic and social situation of the area, the market demand for and potential returns from a proposed project and the funding and manpower requirements. Once Jin Ma Real Estate has selected a site, it formulates a comprehensive development plan.

Jin Ma Real Estate’s Customers

Its target market for residential customers is Chinese middle income families in key urban markets who want to become home owners in a planned community. It classifies a typical family income of RMB 36,000, or approximately $ 4,600, per year as middle income earners. It believes that families earning this income will be able to purchase its houses costing approximately RMB 200,000, or approximately $26,000, through a down payment of 30% or approximately RMB 60,000, or approximately $7,700, with the balance financed by a bank mortgage having a repayment period ranging from five to 10 years, resulting in a monthly payment of between RMB 1,500 to RMB 2,000, or approximately $190 to $260.

For each development project, Jin Ma Real Estate designates specific employees as a team to handle the related sales and marketing activities. Subject to market conditions and government approval by the relevant land administration bureau, it seeks to pre-sell its development projects at an early stage. It will also arrange with one or more banks to provide mortgage loan facilities to home purchasers for up to 70% of the home purchase price, substantially all of which is guaranteed by Jin Ma Real Estate until the homes are delivered to the buyers. Its sales and marketing strategy involves the following key elements:

•

offering a financing package for home buyers which pre-qualifies home buyers for a 70% mortgage with only a small down payment, or booking fee, which is typically no more than RMB 60,000, or approximately $7,874, and the balance of the purchase price paid over a staggered period between one to two months;

•	advertising through various media, including regional newspapers, magazines, posters, billboards and advertising pamphlets to reach potential purchasers;
•	using sales literature and brochures which describe its projects and its company; and
•	operating a sales center in a high-traffic downtown area where its office is located and on-site.

Jin Ma Real Estate has established a high level of visibility in Hohhot City. Its also believes that local awareness of its project has been facilitated through word of mouth. Sales of its homes are normally made at its sales centers situated either in the city center or at its development site.

Pre-Sale of Jin Ma Real Estate Apartment Units

Jin Ma Real Estate seeks to pre-sell homes in the several phases in its development as early as possible, subject to market conditions and regulatory constraints. Pre-sales occur when units of a project are sold while the project is still under construction. Under Chinese law, pre-sale is only permitted if a pre-sale permit has been granted by the relevant land administration bureau to the project which is still under construction. Pre-selling allows Jin Ma Real Estate to begin marketing its development before it would otherwise be able to do so, and shortens the time during which it has market exposure for the construction and other expenses of its developments. Pre-sales also allow Jin Ma Real Estate to improve its working capital management by accelerating its cash inflow and to minimize market risks associated with its development projects.

In a pre-sale, the first step is that the home buyer pays an initial booking fee. The home buyer then pays 30% of the purchase price less the booking fee upon the execution of a sales and purchase agreement. The remaining 70% must be paid over a staggered period between one to two months although, in most instances, it is paid by the bank providing the mortgage financing upon execution of the sales and purchase agreement. During fiscal 2007, only a small percentage of Jin Ma Real Estate’s units were presold. It plans on using its best efforts to increase the amount of presold units in the future.

Financing for Jin Ma Real Estate Home Purchasers

As part of its pre-sale activities, Jin Ma Real Estate may arrange for commercial banks to provide purchaser financing in the sale of our developments. Unlike mortgage financing in the United States, banks will typically look to the developer and the planned development to determine whether to make a commitment to provide purchaser mortgages. However, the banks retain the right to approve or reject mortgages on an individual basis based upon the perceived credit-worthiness of the home purchaser and other factors that it considers appropriate. Jin Ma Real Estate guarantees a customer’s mortgage until the home is handed over to the customer. Jin Ma Real Estate’s customers typically arrange for mortgages through China Construction Bank, The People’s Bank of China, or Agricultural Bank of China.

Project Finance

Jin Ma Real Estate has financed the development of its development projects to date through bank borrowings, proceeds from the pre-sale of portions of its development projects, credits provided by its contractors and through its internally generated funds. Because each development project will require a substantial amount of capital to finance its construction cost, it is Jin Ma Real Estate’s policy to control the timing of the launch of each of its development projects and the phases of these projects.

Competitive Strengths

The development and sale of residential and commercial real estate markets in China are subject to intense competition. Jin Ma Real Estate competes with numerous small and large developers for sales on the basis of a number of interrelated factors, including location, reputation, amenities, design, quality and price. It also competes for sales with individual resales of existing homes and condominiums and available rental housing. Jin Ma Real Estate believes that it compares favorably to other developers in the Hohhot City area in which it operates, due primarily to its experience within this geographic market, and its responsiveness to market conditions enables it to capitalize on the opportunities for advantageous land acquisitions in desirable locations. Its competitors include the Inner Mongolia Ju Hua Real Estate Development Co., Ltd., Inner Mongolia Chi Cheng Real Estate Development Co., Ltd., Hohhot Jia Di Real Estate Development Co., Ltd. and Inner Mongolia Nai Lun Real Estate Development Co., Ltd., many of whom have greater financial, managerial, marketing and other resources than Jin Ma Real Estate. Residential and commercial property developers compete not only for property buyers, but also for desirable properties, raw materials and skilled subcontractors. Jin Ma Real Estate also expects that continued economic development of China in general and in Hohhot City in particular will be accompanied by further property development and expansion. It believes that its principal competitive strengths are as follows:

•	Jin Ma Real Estate’s management has extensive experience and in-depth knowledge of the Hohhot City and Inner Mongolia real estate markets;
•	its strategy which emphasizes development high-quality residential properties for middle income families;
•	its access to construction capabilities through Jin Ma Construction;
•	its focus on Hohhot City and surrounding areas, in which Jin Ma Real Estate enjoys competitive advantages;
•	its experienced project management team, which effectively and actively controls every stage of the development of its projects; and
•	its close working relationships with both the local and regional governments.

INNER MONGOLIA ELECTRICAL VOCATIONAL TECHNICAL SCHOOL

In November 2007, Jin Ma Real Estate entered into an agreement to construct new dormitories for the Inner Mongolia Electrical Vocational Technical School. Pursuant to the terms of the agreement, Jin Ma Real Estate will construct the buildings and, upon completion, lease the buildings to the Inner Mongolia Electrical Vocational Technical School for a period of 26 years at an amount of 4,800,000 RMB or approximately $685,000 per annum. Since Jin Ma Real Estate does not have any construction licenses, Jin Ma Construction is performing all of the construction services on behalf of Jin Ma Real Estate. Jin Ma Real Estate entered into a construction contract with Jin Ma Construction whereby Jin Ma Construction agreed to construct the buildings pursuant to standard PRC construction law on behalf of Jin Ma Real Estate and Jin Ma Real Estate will pay to Jin Ma Construction all construction costs associated with this project. We estimate that this project, which is the first project of this nature with the Jin Ma Companies have undertaken in which the consolidated entities are involved in multiple aspects of project development, should be completed in August 2008.

The costs associated with this project are reflected on our balance sheet as construction in process and we will not recognize any revenues on this project until the project is complete and we begin receiving lease income, in accordance with FAS No. 66, “Accounting for Sales of Real Estate” and related interpretations, In accordance with terms of the agreement, at the end of the 26 year period, ownership of the buildings will be transferred to the Inner Mongolia Electrical Vocational Technical School. During the term of the lease, Jin Ma Real Estate will not have additional commitments to the Inner Mongolia Electrical Vocational Technical School other than the customary construction warranties.

SUPPLIERS

Construction

Jin Ma Construction does not maintain significant inventories of construction materials except for work in process and a limited amount of other construction materials. Generally, the construction materials used in its operations are readily available from numerous sources. Jin Ma Construction owns, maintains and operates approximately 80 vehicles and construction related equipment that can, and are often deployed, on projects that it is serving as general contractor. Jin Ma Construction uses five to seven subcontractors to perform substantially all of its construction services and to develop its real estate projects. Management is aware of similar subcontractors that are available to perform construction services if required and management has plans to engage their services if necessary.

Hotel Management

Jin Ma Hotel acquires the supplies for the hotel operation from various local sources. It has no long term agreements with its suppliers, and purchase supplies on a purchase order basis. Management recognizes that this strategy also carries with it the potential disadvantages and risks of shortages and supply interruptions. Jin Ma Hotel’s suppliers generally are meeting its supply requirements, and it believes its relationships with its suppliers are stable.

Real Estate Development

The supply of land is controlled by the government. All such purchases of land are required to be reported to and authorized by the regional government of Inner Mongolia and/or the municipal government of Hohhot City.

Jin Ma Real Estate uses subcontractors for the development of its projects and selects the lowest-cost provider through an open bidding process. Such service providers are numerous in Hohhot City and it foresees no difficulties in securing alternative sources of services as needed.

Government Approval and Regulation of the Jin Ma Companies Principal Products or Services

The Jin Ma Companies believe that each of the its companies has been compliant to date with all registrations and requirements for the issuance and maintenance of all licenses required by the applicable governing authorities in China and that such laws, rules and regulations do not currently have a material impact on its operations:

Construction. China’s construction industry is heavily regulated by the national government. On November 1, 1997, the Central Government of the PRC publishedthe Construction Law of the PRC, Presidential Order No. 91, which is the basic construction law of China. This law outlines the basic requirements and rules for all construction activity in China. Underneath the National Government, the Ministry of Construction also writes laws. On March 14, 2001, the Ministry of Construction publishedRule No. 87, which puts forth licensing requirements for all construction companies operating in China. The Ministry of Construction also writes specific standards for all different types of construction. These standards stipulate the basic requirements for construction companies in China in such areas as registered capital, tangible assets, liability insurance, employee regulations and engineering certifications. The standards also have graded levels of qualification. Jin Ma Construction has second class certification of its constructions operation.

In addition, provincial and municipal governments may also enact regulations through their own construction bureaus.

Hotel Management. The hotel industry in China is subject to a number of laws and regulations, including laws and regulations relating specifically to hotel operation and management, as well as those relating to environmental and consumer protection. There are no regulatory ceilings on room rates in China. The market-based pricing is permissible for the hotel industry and room rates may be determined at the sole discretion of hotel management. Relative to other industries in China, regulation of the hotel industry in China is still developing and evolving. As a result, most legislative action has consisted of general measures such as industry standards, rules or circulars issued by different ministries rather than detailed legislation. Many of these standards, rules and circulars date from the late 1990’s, and it is expected that they may be amended, revised or expanded in the coming years as the hotel industry in China matures.

Real Estate Development. Jin Ma Real Estate’s real estate development projects are subject to various laws and governmental regulations, such as zoning regulations, relating to its business operations and project developments. Real estate developers may secure land from the city government by obtaining exploitation and utilization rights over land through public tendering. The maximum term for such leasehold interest ranges from 40 to 70 years depending on the purpose of use.

Leasehold interests obtained legally may be transferred, leased, and mortgaged during the leasehold period. Jin Ma Real Estate must obtain and keep current various licenses, permits and regulatory approvals for its development projects. Due to the increasing levels of development in the areas of China where Jin Ma Real Estate currently operates, it is possible that new laws, rules and/or regulations may be adopted that could affect both its current and proposed development projects. The enactment of such laws, rules or regulations in the future could have a negative impact on its projected growth or profitability, which could decrease its projected revenues or increase its costs of doing business.

Recent Developments

On May 8, 2008 Jin Ma Construction signed an agreement to form a joint venture with two development stage companies, Erlianhaote Hengyuan Wind Power Company, Ltd. (“Hengyuan”) and Inner Mongolia Inner Mongolia Tianwei Wind Power Equipment Company, Ltd. (“Tianwei”). Through various contractual arrangements with Jin Ma Construction, Gold Horse International, Inc. operates, controls and beneficially owns the construction business of Jin Ma Construction, together with its affiliated companies Inner Mongolia Jin Ma Real Estate Development Co., Ltd. and Inner Mongolia Jin Ma Hotel Co., Ltd.

Under the agreement, Jin Ma Construction is proposing to invest approximately $100 million (RMB 700 million) which will be used to construct a wind power plant and as capital to fund the construction of a manufacturing facility to build wind power generator modules to be used at the wind power plant. It is anticipated that Jin Ma Construction will own 60% of these new entities. Additional capital investments are intended to be made by all parties based upon a 60%/40% relationships.

Jin Ma Construction's ability to proceed with the proposed joint venture is subject to its raising the capital necessary to fund the projects and the receipt of certain regulatory approvals. As described elsewhere herein, the ability of the Jin Ma Companies to raise capital is somewhat limited and the debentures contain certain contractual restrictions on our ability to raise additional debt financing. We are, accordingly, unable at this time to predict the likelihood of this project being completed.

Employees

As of July 29, 2008, the Jin Ma Companies collectively had a total of 487 full time employees. Jin Ma Construction accounted for 260 employees, including 33 management personnel; Jin Ma Hotel accounted for 180 employees, including 32 management personnel; Jin Ma Real Estate accounted for 37 employees, all of which are management and sales personnel; and Inner Mongolia (Cayman) Technology & Development Ltd has five administrative employees. Management believes that our relations with our employees are good.

We are required, as are the Jin Ma Companies, to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, in accordance with relevant regulations. In the last two fiscal years, the Jin Ma Companies contributed, in the aggregate, approximately $18,000 and $14,000 for the fiscal years ended June 30, 2007 and 2006, respectively. We expect the amount of contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations.

OUR HISTORY

Gold Horse International was originally incorporated on March 31, 2000 in the State of New Jersey under its former name Segway III Corp. On June 29, 2007, we executed a Share Exchange Agreement to acquire Gold Horse Nevada. Under the terms of the Share Exchange Agreement, at the closing we issued 48,500,000 shares of our common stock to the Gold Horse Nevada stockholders and their assignees which included Genesis and its assignees in exchange for 100% of the common stock of Gold Horse Nevada. Additionally, Mr. Andrew Norins, our then President, CEO and sole director, cancelled 9,655,050 shares of our common stock he owned immediately prior to the closing. After giving effect to the cancellation of Mr. Norins’ shares, we had a total of 1,500,002 shares of common stock outstanding immediately prior to closing. After the closing, we had a total of 50,000,002 shares of common stock outstanding, with the Gold Horse Nevada stockholders and their assignees owning 97% of the total of our issued and outstanding shares of common stock. The balance was held by our shareholder who held shares prior to the closing. In addition, immediately prior to the closing, Mr. Norins paid our creditors the amounts satisfying all of our obligations that were outstanding immediately prior to the closing. Following the closing, Gold Horse Nevada became our wholly-owned subsidiary.

Global Rise is a limited liability company incorporated under the laws of the Cayman Islands on May 9, 2007, and is a wholly-owned subsidiary of Gold Horse Nevada. Gold Horse Nevada entered into the Contractual Arrangements with each of the Jin Ma Companies and their respective shareholders on August 31, 2006. On June 29, 2007, concurrently with the closing of the Share Exchange Agreement described above, the Contractual Arrangements were amended and restated by and among Gold Horse Nevada, Global Rise and Gold Horse International on the one hand, and each of the Jin Ma Companies and the Jin Ma Companies shareholders on the other hand, under which, among other things, Global Rise was made a party to the Contractual Arrangements.

On October 29, 2007 we filed a Certificate of Domestication and Articles of Incorporation with the Secretary of State of Florida which result in the domestication of the company in Florida under the name “Gold Horse International, Inc.”

PROPERTY

The Jin Ma Companies’ properties are located in Hohhot City, the capital city of the Autonomous Region of Inner Mongolia in China. To house its staff, and as its corporate headquarters, it maintains an office within the Jin Ma Hotel. The Jin Ma Companies believes that this arrangement is adequate for its current and immediately foreseeable operating needs.

LEGAL PROCEEDINGS

We are not a party to any pending or threatened litigation.

MANAGEMENT

Directors and Executive Officers

Name	Age	Positions

Liankuan Yang	51	Chief Executive Officer, President and Chairman
Adam Wasserman	44	Chief Financial Officer
Runlan Ma	47	Secretary
Jonathan Blum	50	Director
Mingguo Wang	47	Director
Wenbiao Wang	43	Director
Gregory T. Wolfson	31	Director
Yang Yang	25	Director

Liankuan Yang. Mr. Yang has served as our Chief Executive Officer, President, and Chairman of the Board of Directors since July 9, 2007. Mr. Yang founded Jin Ma Construction, Jin Ma Hotel and Jin Ma Real Estate, and is the Chairman and President of all three companies. Mr. Yang, a graduate of the China Agriculture University, has engineering background and has extensive experience in business management. Mr. Yang has been recognized repeatedly as an “Excellent Entrepreneur” by the National Ministry of Construction, the National Ministry of Agriculture and the Regional Government of Inner Mongolia Autonomous Region. In recognition of his business achievements, Mr. Yang is also the recipient of the Special Prize from the Mayor of Hohhot City. Mr. Yang is the husband of Ms. Runlan Ma and the father of Ms. Yang Yang.

Adam Wasserman. Mr. Wasserman has served as our Chief Financial Officer since July 9, 2007. He devotes approximately 20% of his time to our business and operations. Since November 1999, Mr. Wasserman has been CEO of CFO Oncall, Inc., a Weston, Florida based provider of consultant accounting services specializing in financial reporting, budgeting and planning, mergers and acquisitions, audit preparation services, accounting, automated systems, banking relations and internal controls. Mr. Wasserman has also served as the chief financial officer of Transax International Limited since May 2005, Lotus Pharmaceuticals, Inc. since October 2006 and China Wind Systems, Inc. since March 2008. Mr. Wasserman has also served as the chief financial officer of Explorations Group Inc. (January 2002 until December 2005) Colmena Corp. (May 2003 until June 2004) and Genesis Pharmaceuticals Enterprises, Inc. (October 2001 until October 2007), all client companies of CFO Oncall, Inc. From June 1991 to November 1999 he was Senior Audit Manager at American Express Tax and Business Services, in Fort Lauderdale, Florida where his responsibilities included supervising, training and evaluating senior staff members, work paper review, auditing, maintaining positive client relations, preparation of tax returns and preparation of financial statements and the related footnotes. From September 1986 to May 1991, he was employed by Deloitte & Touche, LLP. During his employment, his significant assignments included audits of public (SEC reporting) and private companies, tax preparation and planning, management consulting, systems design, staff instruction, and recruiting. Mr. Wasserman holds a Bachelor of Administration from the State University of New York at Albany. He is a CPA (New York) and a member of The American Institute of Certified Public Accountants and is a director, the treasurer and an executive board member of Gold Coast Venture Capital Association.

Runlan Ma. Ms. Ma has served as Secretary since July 9, 2007. Ms. Ma, a graduate of the Inner Mongolia Institute of Finance and Economy, joined Jin Ma Hotel in 2002 and has since then been in charge of its business operation. Ms. Ma is also presently a supervisor of business operation at Jin Ma Construction and Jin Ma Real Estate. Ms. Ma previously worked as a department manager the Inner Mongolia National Tax Bureau. Ms. Ma is the wife of Mr. Liankuan Yang and the mother of Ms. Yang Yang.

Jonathan Blum. Mr. Blum has been a member of our Board of Directors since July 9, 2007. Jonathan Blum has 20 years of client advisory experience on Wall Street and as a consultant. From 2002 to 2006, Mr. Blum was a Partner and Head of the Investment Banking practice at Jesup & Lamont Securities, a New York based boutique banking firm. Prior to Jesup & Lamont, Mr. Blum was a Managing Director at Prudential Securities Incorporated responsible for the firm’s Real Estate, Energy and Consumer M&A practices. Before joining Prudential Securities, Mr. Blum was a Director of M&A at Salomon Smith Barney and a Managing Director in the M&A practice of Chase Securities, Inc. Mr. Blum graduated summa cum laude with a B.S. in finance from Boston University and received an M.B.A. with distinction from the Harvard Business School. Mr. Blum is a Director of Cornerstone Pharmaceuticals, Inc., an oncology-focused bio-technology company based in New Jersey.

Mingguo Wang. Mr. Wang has been a member of our Board of Directors since July 9, 2007. Mr. Wang is a graduate of the Beijing University of Chinese Medicine and joined Jin Ma Real Estate in 2005 as a director overseeing its business operations. From 1984 to 2004, Mr. Wang was employed Beijing Yong’an Fuxing Pharmaceutical Co., Ltd., initially as a sales representative, then as a deputy manager and finally as a department manager before leaving that company.

Wenbiao Wang. Mr. Wang has been a member of our Board of Directors since July 9, 2007. Since March 1995, Mr. Wang has been the senior engineer at Jin Ma Construction. Mr. Wang has over 20 years of experience in engineering and construction. Mr. Wang attended the Inner Mongolia University of Technology, and joined Jin Ma Construction after his graduation.

Gregory T. Wolfson. Mr. Wolfson has been a member of our Board of Directors since July 9, 2007. Mr. Wolfson has been a director of Gold Horse Nevada since September 2006. Mr. Wolfson was a financial advisor with Austen Morris Associates in Shanghai, China from September 2005 to July 2006. From June 2004 to September 2005, Mr. Wolfson was the chief representative and general manager of Genesis Technology Group in Shanghai, China, overseeing its day-to-day operations. From March 2002 to June 2004, Mr. Wolfson consulted on website development and systems engineering for clients in both California and Massachusetts. Mr. Wolfson was a systems engineer with Worldcare International in Cambridge, Massachusetts from June 2001 to March 2002, and a website and application developer with NSK & Associates in Boston, Massachusetts from October 2000 to June 2001. During 2000, Mr. Wolfson was a website developer and business consultant for Leapfrog Smart Products in Orlando, Florida. From July 1999 to May 2000, Mr. Wolfson was a website developer for Think Tank Consulting in Munich, Germany. Mr. Wolfson is a graduate of Tufts University and is conversant in both Mandarin Chinese and German.

Yang Yang. Ms. Yang has been a member of our Board of Directors since July 9, 2007. Ms. Yang joined Jin Ma Real Estate in September 2004 after completing her studies at AIT University Ms. Yang is the manager at Jin Ma Hotel and Jin Ma Real Estate. Ms. Yang joined the Jin Ma Real Estate after completing her university studies in business management and accounting in Australia. Ms. Yang is the daughter of Mr. Liankuan Yang and Ms. Runlan Ma.

There are no family relationships between any of the executive officers and directors, except as set forth above. Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified.

Director Compensation

We have not established standard compensation arrangements for our directors and the compensation, if any, payable to each individual for their service on our Board will be determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf. No member of our Board of Directors received compensation for their services for the fiscal year ended June 30, 2007.

Financial Code of Ethics

On February 1, 2006 our Board of Directors adopted a Financial Code of Ethics which applies to our Chief Executive Officer, Chief Financial Officer and members of our financial department. We will provide a copy, without charge, to any person desiring a copy of the Financial Code of Ethics, by written request to, No. 31 Tongdao Road South, Hohhot, Inner Mongolia, China, Attention: Corporate Secretary. In addition, we have filed a copy of the Financial Code of Ethics with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. Please see “Where You Can Find Additional Information” appearing later is this prospectus.

Committees of the Board of Directors

Our Board of Directors has not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by the entire board as a whole. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our Board of Directors as a whole. Further, we are currently quoted on the OTC Bulletin Board, which does not have any qualitative requirements mandating the establishment of any particular committees.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our shareholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any shareholder for any candidate to serve on our Board of Directors. Given the nature of our operations and lack of directors and officers insurance coverage, we do not anticipate that any of our shareholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

None of our directors is an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

•	understands generally accepted accounting principles and financial statements,
•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
•	understands internal controls over financial reporting, and
•	understands audit committee functions.

We believe that the members of our Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances.

Executive Compensation

Summary Compensation Table

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at June 30, 2007. The value attributable to any option awards is computed in accordance with FAS 123R.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Liankuan Yang (1)	2007	7,500	0	0	0	0	0	20,000	27,500
	2006	7,864	0	0	0	0	0	0	7,864

Andrew Norins (2)	2007	0	0	0	0	0	0	0	0
	2006	0	0	0	0	0	0	0	0

(1)        Mr. Yang has served as our Chief Executive Officer since July 2007. Mr. Yang’s fiscal 2007 other compensation includes fees paid for call allowances and personal expenses.

(2)        Mr. Norins served as our Chief Executive Officer until July 2007.

How Mr. Yang’s Compensation is Determined

Mr. Yang is not a party to an employment agreement with either our company or the Jin Ma Companies. His compensation is determined from time to time by the Boards of Directors of the Jin Ma Companies, of which he is a member. In determining the amount of compensation to be paid, such Board of Directors arbitrarily settles upon an amount representing a salary and a benefit package. The amount of compensation is not tied to any performance goals or other traditional measurements and may be increased from time to time at the sole discretion of such Boards.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of June 30, 2007:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)

Likang Yang	0	0	0	n/a	n/a	0	n/a	0	0
Andrew Norris	0	0	0	n/a	n/a	0	n/a	0	0

2007 Equity Compensation Plan

On October 25, 2007 our Board of Directors adopted our 2007 Equity Compensation Plan. The purpose of the 2007 Equity Compensation Plan is to offer to our employees, officers, directors and consultants whose past, present and/or potential contributions to our company have been or are or will be important to our success, an opportunity to acquire a proprietary interest in our company. The issuance of grants under the 2007 Equity Compensation Plan will be made to persons who are closely related to us and who provide bona fide services to us in connection with our business. Under Federal securities laws, these services cannot be in connection with the offer of sale of our securities in a capital raising transaction nor directly or indirectly promote or maintain a market for our securities. We have currently reserved 3,000,000 of our authorized but unissued shares of common stock for issuance under the 2007 Equity Compensation Plan.

Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. In addition, the 2007 Equity Compensation Plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Any incentive option granted under the 2007 Equity Compensation Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. Any non-qualified option granted under the 2007 Equity Compensation Plan must provide for an exercise price of not less than the par value of our common stock. The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. Unless the 2007 Equity Compensation Plan is approved by our shareholders by October 25, 2008, no incentive stock options may be granted and all incentive stock options that may have been previously granted shall automatically be converted into non-qualified stock options.

Subject to the limitation on the aggregate number of shares issuable under the 2007 Equity Compensation Plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the 2007 Equity Compensation Plan, although such shares may also be used by us for other purposes. As of July 14, 2008 we have not made any grants under the 2007 Equity Compensation Plan.

Limitation on Liability

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	breach of the director’s duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

•	a transaction from which our director received an improper benefit; or

•	an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRC law currently limits foreign equity ownership of Chinese companies. To comply with these foreign ownership restrictions, we operate our business in China through the Contractual Arrangements with each of the Jin Ma Companies and their respective shareholders that were executed on August 31, 2006. Certain of our principal shareholders, executive officers and directors are also principal owners, officers and directors of various of the Jin Ma Companies, including Mr. Yang, Ms. Ma, Messrs. and Wenbio Wang and Ms. Yang.

From time to time, the Jin Ma Companies advance funds to companies related through common ownership for working capital purposes. These advances are non interest bearing, unsecured and payable on demand. At March 31, 2008, the Jin Ma Companies had a net receivable from these related entities of $871,602.

In connection with our Inner Mongolia Electrical Vocational Technical School to construct new dormitories for the Inner Mongolia Electrical Vocational Technical School. Jin Ma Construction performs general contracting services for Jin Ma Real Estate. The costs associated with this project are reflected on our balance sheet as construction in process and we will not recognize any revenues on this project until the project is complete and we begin receiving lease income, in accordance with FAS No. 66, “Accounting for Sales of Real Estate” and related interpretations. In accordance with terms of the Agreement, at the end of the 26 year period, ownership of the buildings will be transferred to the Technical School. During the term of the lease, Jin Ma Real Estate will not have additional commitments or obligations to the Inner Mongolia Electrical Vocational Technical School other than the customary construction warranties.

Director Independence

Our Board of Directors has determined that it does not have a member that is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

PRINCIPAL SHAREHOLDERS

At July 31, 2008, we had 52,544,603 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2008 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;
•	each of our executive officers; and
•	our executive officers, directors and director nominees as a group.

Unless otherwise indicated, the business address of each person listed is in care of No. 31 Tongdao South Road, Hohhot City, Inner Mongolia, China. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class

Liankuan Yang (1)	22,780,000	43.4%
Adam Wasserman (8)	137,209	*
Runlan Ma (2)	4,500,000	8.6%
Jonathan Blum	30,000	n/a
Minguo Wang	30,000	n/a
Wenbiao Wang	30,000	n/a
Gregory T. Wolfson	60,000	n/a
Yang Yang (3)	4,530,000	8.6%
All officers and directors as a group (eight persons) (1), (2), (3)	32,067,209	61.0%
Xinkuan Yang (4)	3,750,000	7.2%
Zhanjun Yang (5)	3,000,000	5.7%
Yongjun Yang (6)	3,000,000	5.7%
Yonggang Zhao (7)	3,000,000	5.7%
Kenneth L. Clinton (9)	3,350,000	6.4%
Genesis Pharmaceuticals Enterprises, Inc. (10)	8,192,500	15.6%

*          represents less than 1%

(1)        Mr. Yang’s holdings include 10,030,000 shares beneficially owned by him and an aggregate of 12,750,000 shares held by Messrs. Xinkuan Yang, his brother, and Messrs. Zhanjun Yang, Yongjun Yang and Zonggang Zhao, his nephews over which he has significant influence and may direct the voting. Mr. Yang’s holdings exclude the holdings of his wife, Ms. Ma, over which he disclaims beneficial ownership. Under the terms of the Pledge and Security Agreement executed in connection with the sale of our 10% secured convertible debentures, Mr. Yang has pledged the 10,000,000 shares of our common stock owned of record by him as additional security for our obligations under the transaction and he has entered into a lock-up agreement whereby he agreed not to offer or sell any shares of our common stock owned by him until the 180th trading day after the date of this prospectus.

(2)        Ms. Ma is Mr. Yang’s wife. Ms. Ma’s holdings exclude the holdings of Mr. Yang over which she disclaims beneficial ownership. Under the terms of the Pledge and Security Agreement executed in connection with the sale of our 10% secured convertible debentures, Ms. Ma has pledged the 4,500,000 shares of our common stock owned of record by her as additional security for our obligations under the transaction and she has entered into a lock-up agreement whereby she agreed not to offer or sell any shares of our common stock owned by her until the 180th trading day after the date of this prospectus.

(3)        Ms. Yang is the adult daughter of Mr. Yang and Ms. Ma. Under the terms of the Pledge and Security Agreement executed in connection with the sale of our 10% secured convertible debentures, Ms. Ma has pledged the 4,500,000 shares of our common stock owned of record by her as additional security for our obligations under the transaction and she has entered into a lock-up agreement whereby she agreed not to offer or sell any shares of our common stock owned by her until the 180th trading day after the date of this prospectus.

(4)        Mr. Yang’s address is No. 9, Unit 3, Building 2, Jinfu New Estate, Hou Shatan, Huimin District, Hohhot, Inner Mongolia, China.

(5)        Mr. Yang’s address is East Room, 3rd Floor, Unit 1, Building 5, No. 3 Xianghe New Estate, Huimin District, Hohhot, Inner Mongolia, China.

(6)        Mr. Yang’s address is No. 1 (continuation), Building 15, South Sihexing, Dormitory Building, Fertilization Factory, Gangtie Road, Huimin District, Hohhot, Inner Mongolia, China.

(7)        Mr. Zhao’s address is No. 13, Bayan Wusu Community, Edros Road, Yuquan District, Hohhot, Inner Mongolia, China.

(8)        Mr. Wasserman’s address is 1643 Royal Grove Way, Weston, Florida 33327.

(9)        Mr. Clinton’s address is 4322 Lincoln Street, Hollywood, Florida 33021.

(10)      Genesis Pharmaceuticals Enterprises, Inc.’s address is 7900 Glades Road, Boca Raton, Florida 33432. Mr. Cao Wubo is CEO of Genesis Pharmaceuticals Enterprises, Inc., formerly known as Genesis Technology Group, Inc., and he has sole voting and dispositive control over the securities owned by Genesis Technology Group, Inc. in his capacity as an officer of that company. Mr. Wubo disclaims beneficial ownership over such securities.

Securities Authorized For Issuance Under Equity Compensation Plans

We have not adopted any equity compensation or similar plans.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of July 31, 2008, there were 52,544,603 shares of common stock and no shares of preferred stock issued and outstanding.

Common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of preferred stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

We are authorized to issue up to 20,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

10% secured convertible debentures

On November 30, 2007 we entered into a Securities Purchase Agreement pursuant to which we agreed to sell an aggregate of $3,275,000 principal amount 10% secured convertible debentures as described earlier in this prospectus under “Management’s Discussion and Analysis or Plan of Operation - Recent Capital Raising Transaction.” The terms of these debentures are described in that section.

Common stock purchase warrants

In connection with the sale of the $3,275,000 principal amount 10% secured convertible debentures we issued five year common stock purchase warrants to purchase an aggregate of 9,520,352 shares of our common stock at an exercise price of at $0.50 per share. The terms of those warrants are described earlier in this prospectus under “Management’s Discussion and Analysis or Plan of Operation - Recent Capital Raising Transaction.”

Transfer agent

Our transfer agent is Island Stock Transfer, 100 Second Avenue South, Suite 104N, St. Petersburg, Florida , and its telephone number is (727) 289-0100.

SELLING SECURITY HOLDERS

At July 31, 2008, we had 52,544,603 shares of our common stock issued and outstanding. This prospectus relates to periodic offers and sales of shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:

•

2,601,524 shares of our common stock which are issuable upon the conversion of approximately $894,925 principal amount 10% secured convertible debentures, assuming a conversion price of $0.344 per share,

•	102,644 shares issuable as interest on those debentures, and
•	1,367,625 shares issuable upon exercise of common stock purchase warrants.

As description of the sale of the debentures appears earlier in this prospectus under “Management’s Discussion and Analysis or Plan of Operation - Recent Capital Raising Transaction” beginning on page 31.

The following table sets forth:

•	the name of each selling security holder,
•	the number of common shares owned, and
•	the number of common shares being registered for resale by the selling security holder.

Information on beneficial ownership of securities is based upon a record list of our shareholders. We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby. If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

Name of Selling Security Holder	Number of Shares Owned	Shares to be offered	Shares to be owned after offering	Percentage to be owned after offering

Alpha Capital Anstalt (1)	2,839,562	932,471	2,839,562	4.99%
Whalehaven Capital Fund Limited (2)	2,880,184	1,025,719	2,880,184	4.99%
Ancora Greater China Fund, LP (3)	2,767,038	621,648	2,285,330	4.1%
Canaccord Capital Corporation ITF Excalibur Small-Cap Opportunities LP (4)	2,616,280	559,483	2,093,024	3.8%
Enable Growth Partners LP (5)	2,806,925	792,601	2,806,925	4.99%
Enable Opportunity Partners LP (6)	436,048	93,247	342,801	*
Pierce Diversified Strategy Master Fund LLC, Ena (7)	218,024	46,624	171,400	*
Total		4,071,793

*	represents less than 1%

(1)        Alpha Capital Anstalt is the record holder of a $750,000 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 2,180,223 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 932,471 shares which are issuable upon the conversion of approximately $320,770 principal amount 10% secured convertible debentures. The debentures are not convertible and the warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the conversion of the debentures and/or the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock except, as to the warrant, during the 45 day period immediately prior to the expiration date of the warrant. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Messrs. Konrad Ackerman and Rainer Posch have voting and dispositive control over securities held by Alpha Capital Anstalt.

(2)        Whalehaven Capital Fund Limited is the record holder of 378,000 shares of our common stock, a $825,000 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 2,398,256 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 959,302 shares which are issuable upon the conversion of approximately $330,000 principal amount 10% secured convertible debentures and 66,417 shares issuable as interest payments on the debentures. The debentures are not convertible and the warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the conversion of the debentures and/or the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock except, as to the warrant, during the 45 day period immediately prior to the expiration date of the warrant. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Mr. Michael Finkelstein has voting and dispositive control over securities held by Whalehaven Capital Fund Limited.

(3)        Ancora Greater China Fund, LP is the record holder of a $500,000 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 1,453,489 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 621,648 shares which are issuable upon the exercise of the warrant. The debentures are not convertible and the warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the conversion of the debentures and/or the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock except, as to the warrant, during the 45 day period immediately prior to the expiration date of the warrant. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Mr. John P. Michlitsch has voting and dispositive control over securities held by Ancora Greater China Fund, LP.

(4)        Canaccord Capital Corporation ITF Excalibur Small-Cap Opportunities LP is the record holder of a $450,000 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 1,308,140 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 523,256 shares which are issuable upon the conversion of approximately $180,000 principal amount 10% secured convertible debentures and 36,227 shares issuable as interest payments on the debentures. The debentures are not convertible and the warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the conversion of the debentures and/or the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock except, as to the warrant, during the 45 day period immediately prior to the expiration date of the warrant. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Excalibur Small-Cap Opportunities LP has beneficial ownership of these securities and Mr. Will Hecther has voting and dispositive control over securities held by Excalibur Small-Cap Opportunities LP.

(5)        Enable Growth Partners LP is the record holder of a $637,500 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 1,853,198 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 158,521 shares which are issuable upon the conversion of approximately $54,531 principal amount 10% secured convertible debentures and 634,080 shares issuable upon exercise of the warrant. The debentures are not convertible and the warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the conversion of the debentures and/or the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock except, as to the warrant, during the 45 day period immediately prior to the expiration date of the warrant. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Mr. Mitch Levine in his capacity as managing director has voting and dispositive control over securities held by Enable Growth Partners LP.

(6)        Enable Opportunity Partners LP is the record holder of a $75,000 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 218,024 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 18,649 shares which are issuable upon the conversion of approximately $6,415 principal amount 10% secured convertible debentures and 74,598 shares issuable upon exercise of the warrant. The debentures are not convertible and the warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the conversion of the debentures and/or the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock except, as to the warrant, during the 45 day period immediately prior to the expiration date of the warrant. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Mr. Mitch Levin in his capacity as managing director has voting and dispositive control over securities held by Enable Opportunity Partners LP.

(7)        Pierce Diversified Strategy Master Fund LLC, Ena is the record holder of a $37,500 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 109,012 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 9,325 shares which are issuable upon the conversion of approximately $3,208 principal amount 10% secured convertible debentures and 37,299 shares issuable upon exercise of the warrant. The debentures are not convertible and the warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the conversion of the debentures and/or the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock except, as to the warrant, during the 45 day period immediately prior to the expiration date of the warrant. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Mr. Mitch Levin in his capacity as managing director has voting and dispositive control over securities held by Pierce Diversified Strategy Master Fund LLC, Ena.

None of the selling security holders are broker-dealers or affiliates of broker-dealers. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (FINRA) NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Shares Eligible For Future Sale

At July 31, 2008, we had 52,544,603 shares of common stock issued and outstanding, of which approximately 51,067,585 shares are “restricted securities.

In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales. After a one-year holding period a non-affiliate is entitled to make unlimited public resales of our shares without the requirement that current public information be available at the time of the resales. A person, or persons whose shares are aggregated, who are affiliates of our company and own shares that were purchased from us, or any affiliate, at least six months previously is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that sales of shares by such shareholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing shareholders could adversely affect prevailing market prices.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP. Members of the firm are the owners of 100,000 shares of our common stock.

EXPERTS

Our financial statements as of and for the years ended June 30, 2007 and 2006 included in this prospectus have been audited by Kabani & Company, Inc., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

QUARTERLY PERIOD ENDED MARCH 31, 2008

CONTENTS

Consolidated Financial Statements:

Consolidated Balance Sheet (Unaudited) As of March 31, 2008	F-2

Consolidated Statements of Operations (Unaudited)
For the Nine Months Ended March 31, 2008 and 2007	F-3

Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended March 31, 2008 and 2007	F-4

Notes to Unaudited Consolidated Financial Statements	F-5 to F-26

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	June 30
	2008	2007
	(Unaudited)
ASSETS

Cash and cash equivalents	$2,029,847	$251,044
Accounts receivable, net	5,443,228	5,246,986
Inventories, net	67,194	20,477
Advances to suppliers, net	293,688	198,113
Other receivable, net	264,647	193,815
Deferred debt costs	153,480	-
Real estate held for sale	389,795	1,149,906
Construction in process	2,864,300	-
Cost and estimated earnings in excess of billings	-	15,237
Deposit	142,406	131,151

Total Current Assets	11,648,585	7,206,729

Deposit on land use rights	3,837,894	2,223,069
Due from related parties, net	871,602	1,047,832
Property and equipment, net	6,750,091	4,731,168
Intangible asset	174,259	160,487

Total Assets	$23,282,431	$15,369,285

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Accounts payable	$3,311,856	$611,215
Accrued expenses	319,718	1,091,154
Taxes payable	213,298	532,257
Advances from customers	205,325	609,574
Loans payable, current portion	142,406	-
Convertible debt, net	545,750	-
Billings in excess of costs and estimated earnings	5,124	124,021

Total Current Liabilities	4,743,477	2,968,221

Loans payable, net of current portion	1,545,954	1,686,077

Total Liabilities	6,289,431	4,654,298

Commitments

Stockholders' equity:
Preferred stock ($.0001 par value; 20,000,000 shares authorized; none issued and outstanding)	-	-
Common stock ($.0001 par value; 300,000,000 shares authorized; 52,544,603 and 50,000,002 shares issued and outstanding at March 31, 2008 and June 30, 2007, respectively)	5,254	5,000
Non-controlling interest in variable interest entities	6,097,853	5,954,807
Additional paid-in capital	4,568,639	-
Statutory reserve	737,052	594,006
Retained earnings	3,865,519	3,616,296
Other comprehensive gain - foreign currency	1,718,683	544,878

Total Stockholders' Equity	16,993,000	10,714,987

Total Liabilities and Stockholders' Equity	$23,282,431	$15,369,285

See accompanying notes to unaudited consolidated financial statements

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET REVENUES
Construction	$3,524,291	$6,459,404	$17,585,684	$18,052,407
Hotel	766,158	679,493	2,339,870	1,910,049
Real estate	304,755	2,606	1,560,283	407,946

Total Revenues	4,595,204	7,141,503	21,485,837	20,370,402

COST OF SALES
Construction	3,027,432	5,369,856	14,895,208	15,084,056
Hotel	456,677	364,390	1,318,281	1,001,087
Real estate	196,377	1,843	938,406	288,644

Total Cost of Sales	3,680,486	5,736,089	17,151,895	16,373,787

GROSS PROFIT	914,718	1,405,414	4,333,942	3,996,615

OPERATING EXPENSES:
Hotel operating expenses	19,347	78,077	75,661	222,655
Bad debt expense	489,184	-	796,875	481,763
Salaries and employee benefits	231,764	34,272	550,262	129,840
Depreciation and amortization	135,010	83,357	361,126	216,063
General and administrative	85,344	18,407	369,071	81,823

Total Operating Expenses	960,649	214,113	2,152,995	1,132,144

INCOME (LOSS) FROM OPERATIONS	(45,931)	1,191,301	2,180,947	2,864,471

OTHER INCOME (EXPENSE):
Other expense	(26)	2,426	(1,698)	339
Registration rights penalty	(55,000)	-	(55,000)	-
Interest income	4,992	-	7,106	553
Interest expense	(565,973)	(67,823)	(858,378)	(186,600)

Total Other Expense	(616,007)	(65,397)	(907,970)	(185,708)

INCOME (LOSS) BEFORE INCOME TAX	(661,938)	1,125,904	1,272,977	2,678,763

INCOME TAX	149,851	704,945	880,708	1,041,857

NET INCOME (LOSS)	(811,789)	420,959	392,269	1,636,906

COMPREHENSIVE INCOME (LOSS):
Unrealized foreign currency translation gain	615,780	98,779	1,173,805	291,400

COMPREHENSIVE INCOME (LOSS)	$(196,009)	$519,738	$1,566,074	$1,928,306

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$(0.02)	$0.01	$0.01	$0.03
Diluted	$(0.02)	$0.01	$0.01	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	52,483,824	48,500,000	51,210,607	48,500,000
Diluted	52,483,824	48,500,000	55,970,580	48,500,000

See accompanying notes to unaudited consolidated financial statements

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	March 31,
	2008	2007
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$392,269	$1,636,906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	361,126	216,063
Bad debt expense	796,875	481,763
Common stock issed for services	156,680	-
Interest expense from amortization of debt discount	545,750	-
Amortization of debt issuance costs	51,160	-
Changes in assets and liabilities:
Accounts receivable	(647,734)	6,247,764
Inventories	(42,682)	236,239
Other receivables	163,366	10,499
Advance to suppliers	(62,728)	1,122,711
Prepaid expenses	-	-
Costs and estimated earnings in excess of billings	15,707	-
Real estate held for sale	815,288	-
Construction in process	(2,719,216)	-
Other assets	-	(126,987)
Accounts payable and accrued expenses	1,698,293	(8,668,466)
Income tax payable	(346,164)	3,661
Advances from customers	(433,432)	222,448
Billings in excess of costs and estimated earnings	(122,978)	-
NET CASH PROVIDED BY OPERATING ACTIVITIES	621,580	1,382,601

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in due from related party	83,424	-
Proceeds from sale of property and equipment	7,993	-
Payment of deposits for land use rights	(1,351,923)	(660,998)
Purchase of property and equipment	(1,900,345)	(281,677)
NET CASH USED IN INVESTING ACTIVITIES	(3,160,851)	(942,675)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible debt	2,183,000	-
Payment of placement fees	(204,640)	-
Repayment of loans payable	(135,192)	-
Repayments on related party advances	-	(221,753)
Capital contributions	140,507	-
Proceeds from sale of common stock	2,219,252	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	4,202,927	(221,753)

EFFECT OF EXCHANGE RATE ON CASH	115,147	9,980

NET INCREASE IN CASH & CASH EQUIVALENTS	1,778,803	228,153

CASH & CASH EQUIVALENTS - beginning of year	251,044	180,924

CASH & CASH EQUIVALENTS - end of the period	$2,029,847	$409,077

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$855,027	$186,600
Incometaxes	$1,188,993	$1,041,857

See accompanying notes to unaudited consolidated financial statements.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated on March 21, 2000 under the laws of the State of New Jersey under its former name “Segway III”. Prior to June 29, 2007, the Company was a development stage company attempting to implement our business plan to become a fully integrated online provider that links the supply and demand sides of the ground trucking industry. In November 2007, the Company filed a Certificate of Domestication in the State of Florida whereby the Company domesticated as a Florida corporation under the name Gold Horse International, Inc.

On June 29, 2007, the Company executed a Share Exchange Agreement (“Share Exchange Agreement”) with Gold Horse International, Inc. (“Gold Horse Nevada”), a Nevada corporation, whereby the Company acquired all of the outstanding common stock of Gold Horse Nevada in exchange for newly-issued stock of the Company to Gold Horse Nevada shareholders.  Gold Horse Nevada was incorporated on August 14, 2006 in the State of Nevada.

Under the Share Exchange Agreement, on June 29, 2007, the Company issued 48,500,000 shares of its common stock to the Gold Horse Nevada Stockholders and their assignees in exchange for 100% of the common stock of Gold Horse International. Additionally, the Company’s prior President, CEO and sole director, cancelled 9,655,050 of the Company’s common stock he owned immediately prior to the closing. After giving effect to the cancellation of shares, the Company had a total of 1,500,002 shares of common stock outstanding immediately prior to Closing. After the Closing, the Company had a total of 50,000,002 shares of common stock outstanding, with the Gold Horse Nevada Stockholders and their assignees owning 97% of the total issued and outstanding shares of the Company's common stock.

Gold Horse Nevada became a wholly-owned subsidiary of the Company and Gold Horse Nevada’s former shareholders own the majority of the Company’s voting stock.

Gold Horse Nevada owns 100% of Global Rise International, Limited (“Global Rise”), a Cayman Islands corporation incorporated on May 9, 2007. Through Global Rise, Gold Horse Nevada  operates, controls and beneficially owns the construction, hotel and real estate development businesses in China under a series of contractual arrangements (the “Contractual Arrangements”) with Inner Mongolia Jin Ma Real Estate Development Co., Ltd. (“Jin Ma Real Estate”), Inner Mongolia Jin Ma Construction Co., Ltd. (“Jin Ma Construction”) and Inner Mongolia Jin Ma Hotel Co., Ltd. (“Jin Ma Hotel”), (collectively referred to as the “Jin Ma Companies”). Other than the Contractual Arrangements with the Jin Ma Companies, the Company, Gold Horse Nevada or Global Rise has no business or operations. The Contractual Arrangements are discussed below.

On October 10, 2007, the Company established Inner Mongolia (Cayman) Technology & Development Ltd. ("IMTD"), a wholly-foreign owned enterprise incorporated in the PRC and wholly-owned subsidiary of Global Rise,

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

The relationship among the above companies as follows:

As a result of these Contractual Agreements, the acquisition of Gold Horse Nevada and the Jin Ma Companies by the Company was accounted for as a reverse merger because on a post-merger basis, the former shareholders of Gold Horse Nevada held a majority of the outstanding common stock of the Company on a voting and fully-diluted basis. As a result, Gold Horse Nevada is deemed to be the acquirer for accounting purposes. Accordingly, the consolidated financial statement data presented are those of the Jin Ma Companies for all periods prior to the Company's acquisition of Gold Horse Nevada on June 29, 2007, and the financial statements of the consolidated companies from the acquisition date forward.

PRC law currently places certain limitations on foreign ownership of Chinese companies. To comply with these foreign ownership restrictions, the Company operates its business in China through the Jin Ma Companies, each of which is a limited liability company headquartered in Hohhot, the capital city of the Autonomous Region of Inner Mongolia in China, and organized under PRC laws. Each of the Jin Ma Companies has the relevant licenses and approvals necessary to operate the Company’s businesses in China. The Company has Contractual Arrangements with each of the Jin Ma Companies and their shareholders (collectively the Jin Ma Companies Shareholders”) pursuant to which the Company provides business consulting and other general business operation services to the Jin Ma Companies. Through these Contractual Arrangements, the Company also has the ability to control the daily operations and financial affairs of the Jin Ma Companies, appoint each of their senior executives and approve all matters requiring shareholder approval. As a result of these Contractual Arrangements, which enable the Company to control the Jin Ma Companies, the Company is considered the primary beneficiary of the Jin Ma Companies. Accordingly, the Company consolidates the Jin Ma Companies' results, assets and liabilities in its financial statements

The Contractual Arrangements are comprised of a series of agreements, including a Consulting Services Agreement and an Operating Agreement, through which the Company has the right to advise, consult, manage and operate each of the Jin Ma Companies, and collect and own all of their respective net profits. Additionally, under a Shareholders' Voting Rights Proxy Agreement, the Jin Ma Companies Shareholders have vested their voting control over the Jin Ma Companies to the Company. In order to further reinforce the Company’s rights to control and operate the Jin Ma Companies, these companies and their shareholders have granted the Company, under an Option Agreement, the exclusive right and option to acquire all of their equity interests in the Jin Ma Companies or, alternatively, all of the assets of the Jin Ma Companies. Further the Jin Ma Companies Shareholders have pledged all of their rights, titles and interests in the Jin Ma Companies to the Company under an Equity Pledge Agreement.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

Gold Horse Nevada entered into the Contractual Arrangements with each of the Jin Ma Companies and their respective shareholders on August 31, 2006. On June 29, 2007, concurrently with the closing of the Share Exchange Transaction, the Contractual Arrangements were amended and restated by and among Gold Horse Nevada, Global Rise, the Company’s wholly-owned subsidiary, and the Company on the one hand, and each of the Jin Ma Companies and their respective shareholders on the other hand, under which the Company was made a party to the Contractual Arrangements.

The Company’s relationships with the Jin Ma Companies and their respective shareholders are governed by the Contractual Arrangements. Under PRC laws, each of Gold Horse International, Gold Horse Nevada, Global Rise, Jin Ma Real Estate, Jin Ma Construction and Jin Ma Hotel is an independent legal person and none of them is exposed to liabilities incurred by the other party. Other than pursuant to the Contractual Arrangements, the Jin Ma Companies do not transfer any other funds generated from their respective operations to the Company. The Company has entered into the following Contractual Arrangements with each of the Jin Ma Companies:

Consulting Services Agreements.  Pursuant to the exclusive Consulting Services Agreements with each of the Jin Ma Companies, the Company exclusively provide to the Jin Ma Companies general business operations services and consulting services as well as general business operation advice and strategic planning (the “Services”). Each of the Jin Ma Companies shall pay a quarterly consulting service fees in Renminbi (“RMB”) to us that is equal to all of its net profit for such quarter.

Operating Agreements.   Pursuant to the Operating Agreements with the Jin Ma Companies and their respective shareholders, the Company provides guidance and instructions on the Jin Ma Companies' daily operations, financial management and employment issues. The Jin Ma Companies Shareholders must designate the candidates recommended by the Company as their representatives on each of the Jin Ma Companies' board of directors. The Company has the right to appoint senior executives of the Jin Ma Companies. In addition, the Company agreed to guarantee the Jin Ma Companies' performance under any agreements or arrangements relating to the Jin Ma Companies' business arrangements with any third party. Each of the Jin Ma Companies, in return, agrees to pledge its accounts receivable and all of its assets to the Company. Moreover, each of the Jin Ma Companies agrees that without the Company’s prior consent, it will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement is ten (10) years and may be extended only upon our written confirmation prior to the expiration of this agreement, with the extended term to be mutually agreed upon by the parties.

Equity Pledge Agreements.  Under the Equity Pledge Agreements, the shareholders of the Jin Ma Companies pledged all of their equity interests in the Jin Ma Companies to the Company to guarantee the Jin Ma Companies' performance of their obligations under the exclusive consulting services agreements. If the Jin Ma Companies or its shareholders breach their respective contractual obligations, the Company, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The shareholders of the Jin Ma Companies also agreed that upon occurrence of any event of default, we shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the shareholders of the Jin Ma Companies to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that we may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. The shareholders of the Jin Ma Companies agreed not to dispose of the pledged equity interests or take any actions that would prejudice our interest. The equity pledge agreement will expire two (2) years after the Jin Ma Companies' obligations under the exclusive consulting services agreements have been fulfilled.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

  Option Agreements.  Under the Option Agreements, the shareholders of the Jin Ma Companies irrevocably granted us or our designee an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in the Jin Ma Companies for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. We, or our designee, have sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is ten (10) years and may be extended prior to its expiration by written agreement of the parties.

Proxy Agreements. Pursuant to the Proxy Agreements, the shareholders of the Jin Ma Companies agreed to irrevocably grant a person to be designated by us with the right to exercise their voting rights and their other rights, in accordance with applicable laws and their respective Article of Association, including but not limited to the rights to sell or transfer all or any of their equity interests of the Jin Ma Companies, and appoint and vote for the directors and chairman as the authorized representative of the shareholders of the Jin Ma Companies.

Inner Mongolia Jin Ma Construction Company Ltd.

Jin Ma Construction is an engineering and construction company that offers general contracting, construction management and building design services primarily in Hohhot City, in the Autonomous Region of Inner Mongolia in China. In operation since 1980, Jin Ma Construction was formally registered as a limited liability company in Hohhot City in March 2002.

Inner Mongolia Jin Ma Hotel Co. Ltd.

Jin Ma Hotel was founded in 1999 and formally registered in April 2004 as a limited liability company in Hohhot City.  Jin Ma Hotel presently owns, operates and manages the Inner Mongolia Jin Ma Hotel (the “Hotel”), a 22-room full service hotel situated in Hohhot City approximately 15 kilometers from the Hohhot Baita Airport.

Inner Mongolia Jin Ma Real Estate Development Co. Ltd.

Jin Ma Real Estate, established in 1999, was formally registered as a limited liability company in Hohhot City in February 2004.

Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company’s functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($). In the opinion of management, the accompanying unaudited financial statements of the Company include all adjustments (consisting only of normal recurring adjustments) considered necessary to present fairly its financial position as of March 31, 2008, and the results of operations and cash flows for the three and nine months ended March 31, 2008 and 2007. The operating results for the nine month period ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending June 30, 2008. The audited financial statements for the year ended June 30, 2007 filed with the Securities and Exchange Commission are hereby referenced. The information included in this Form 10-Q should be read in conjunction with Management's Discussion and Analysis and financial statements and notes thereto included in the Company's 2007 Form 10-KSB.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

Principles of consolidation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America and present the financial statements of the Company and its wholly owned and majority-owned subsidiaries including variable interest entities ("VIEs") for which the Company is the primary beneficiary.

The accompanying consolidated financial statements include the accounts of Gold Horse International, Inc. and its wholly owned subsidiaries, Gold Horse Nevada, Global Rise and Inner Mongolia (Cayman) Technology and Development, Ltd., and its variable interest entities Jin Ma Construction, Jin Ma Hotel and Jin Ma Real Estate. All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company has adopted FASB Interpretation No. 46R "Consolidation of Variable Interest Entities" ("FIN 46R"), an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a Variable Interest Entity (VIE) to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE's residual returns. VIEs are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the Company is the primary beneficiary of these entities.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates for the nine months ended March 31, 2008 and 2007 include the allowance for doubtful accounts, the useful life of property and equipment, costs and estimated earnings in excess of billings, and billings in excess of costs and estimated earnings, and the valuation of warrants and beneficial conversions.

Accounts and other receivables

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At March 31, 2008 and June 30, 2007, the Company has established, based on a review of its outstanding accounts receivable balances, an allowance for doubtful accounts in the amount of $1,580,211 and $740,338, respectively, on its total accounts receivable. Additionally, at March 31, 2008 and June 30, 2007, the Company has established, based on a review of its outstanding other receivable balances, an allowance for doubtful accounts in the amount of $776,795 and $923,803, respectively.

Inventories

Inventories, consisting of construction materials and consumable goods related to the Company’s hotel operations are stated at the lower of cost or market utilizing the first-in, first-out method.

Advances to suppliers

The Company advances to certain vendors for purchase of construction materials and services. The advances to suppliers are interest free and unsecured. The advances to suppliers amounted to $293,688 and $198,113, respectively, as at March 31, 2008 and June 30, 2007.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is computed using straight line method over the estimated useful lives of the assets, ranging from five to forty years.

Real estate held for sale

The Company capitalizes as real estate held for sale the direct construction and development costs, property taxes, interest incurred on costs related to land under development and other related costs (i.e. engineering, surveying, landscaping, etc.) until the property reaches its intended use. At March 31, 2008 and June 30, 2007, real estate held for sale amounted to $389,795 and $1,149,906, respectively.

Construction in process

Properties currently under development are accounted for as construction-in-process. Construction-in-process is recorded at acquisition cost, including land rights cost, development expenditure, professional fees and the interest expenses capitalized during the course of construction for the purpose of financing the project. Upon completion and readiness for use of the project, the cost of construction-in-progress is to be transferred to real estate held for sale. Construction in progress is valued at the lower of cost or market. Management evaluates the market value of its properties on a periodic basis for impairment. As of March 31, 2008, construction in process was $2,864,300.

Costs in excess of billings

Costs in excess of billings are stated at cost, unless events or circumstances indicate that cost cannot be recovered, in which case the carrying value is reduced to estimated fair value. Estimated fair value: (i) is based on the Company’s plans for the development of each property; and (ii) considers the cost to complete and the estimated fair value of the completed projects.

Direct construction, development costs, property taxes and other related costs to the construction projects are capitalized during periods those activities which are necessary to get the projects ready for its intended use. The capitalization ends when the construction is substantially completed and the projects are ready for its intended use.

Advances from customers

Advances from customers at March 31, 2008 and June 30, 2007 of $205,325 and $609,574, respectively, consist of prepayments from third party customers to the Company for construction and real estate transactions to ensure sufficient funds are available to complete the real estate and construction projects. The Company will recognize the deposits as revenue upon transfer of title to the buyer, in compliance with its revenue recognition policy.

Impairment of long-lived assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the nine months ended March 31, 2008 and during the year ended June 30, 2007.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China and the United States. The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At March 31, 2008 and June 30, 2007, there were no significant book and tax basis differences.

Pursuant to the PRC Income Tax Laws, prior to January 1, 2008, the Company is subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. Beginning January 1, 2008, the new Enterprise Income Tax ("EIT") law replaced the existing laws for Domestic Enterprises ("DES") and Foreign Invested Enterprises ("FIEs").

The key changes are:

a.	The new standard EIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays a reduced rate of 15%; and
b.
Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

Earnings and diluted earnings per common share

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Potentially dilutive common shares consist of the common shares issuable upon the conversion of convertible debt (using the if-converted method) and warrants. Dilutive securities were not include for the three months ended March 31, 2008 since they were anti-dilutive. The following table presents a reconciliation of basic and diluted earnings per share:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Net income (loss) used for basic and diluted earnings (loss) per share	$(811,789)	$420,959	$392,269	$1,636,906

Weighted average shares outstanding – basic	52,483,824	48,500,000	51,210,607	48,500,000
Effect of dilutive securities:
Unexercised warrants	—	—	1,921,612	—
Convertible debentures	—	—	2,838,361	—
Weighted average shares outstanding– diluted	52,483,824	48,500,000	55,970,580	48,500,000
Earnings (loss) per share – basic	$(0.02)	$0.01	$0.01	$0.03
Earnings (loss) per share – diluted	$(0.02)	$0.01	$0.01	$0.03

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  The following policies reflect specific criteria for the various revenues streams of the Company:

Real estate sales which primarily involve the sale of multi-family homes and community environments are reported in accordance with the provisions of Statement of Financial Accounting Standard No. 66, "Accounting for Sales of Real Estate". Profit from the sales of development properties, less 5% business tax, is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability (reflected as advances from customers in the Company’s consolidated balance sheets).

Revenue from the performance of general contracting, construction management and design-building services is recognized upon completion of the service.

Revenue primarily derived from hotel operations, including the rental of rooms and food and beverage sales, is recognized when rooms are occupied and services have been rendered.

In accounting for long-term engineering and construction-type contracts, the Company follows the provisions of the AICPA’s Statement of Position 81-1—Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The Company recognizes revenues using the percentage of completion method of accounting by relating contract costs incurred to date to the total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues and gross profit in the reporting period when such estimates are revised. This method of revenue recognition requires the Company to prepare estimates of costs to complete contracts in progress. In making such estimates, judgments are required to evaluate contingencies such as potential variances in schedule, the cost of materials and labor, and productivity; and the impact of change orders, liability claims, contract disputes, and achievement of contractual performance standards which may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

The asset, "costs and estimated earnings in excess of billings," represents revenues recognized in excess of amounts billed.  The liability, "billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions in China. Total cash in state-owned banks at March 31, 2008 amounted to $2,011,656, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A portion of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Stock-based compensation

The Company adopted SFAS 123(R) using the modified prospective transition method. In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). There were no options outstanding as of March 31, 2008 and 2007.

Foreign currency translation and comprehensive income

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). The financial statements of the Company are translated into United States dollars in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation”. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. The cumulative translation adjustment and effect of exchange rate changes on cash for the nine months ended March 31, 2008 and 2007 was $68,712 and $9,980, respectively. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Asset and liability accounts at March 31, 2008 and June 30, 2007 were translated at 7.0222 RMB to $1.00 USD and at 7.6248 RMB to $1.00 USD, respectively. Equity accounts were stated at their historical rate. The average translation rates applied to income statements for the nine months ended March 31, 2008 and 2007 were 7.39687 RMB and 7.82854 RMB to $1.00 USD, respectively. In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

At March 31, 2008 and December 31, 2007, the cumulative translation adjustment of $1,718,683 and $544,878, respectively, was classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheets. For the nine months ended March 31, 2008 and 2007, accumulated other comprehensive income was $1,566,074 and $1,928,306, respectively.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

Segment reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. During the nine months ended March 31, 2008 and 2007, the Company operated in three reportable business segments - (1) the Construction segment (2) Hotel segment and (3) Real estate development segment (Refer to Note 12).

Recent accounting pronouncements

In September 2006, the FASB issued SFAS 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires an employer to recognize the over funded or under funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement also requires an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. The Company will be required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end statement of financial position is effective for fiscal years ending after December 15, 2008, or fiscal 2009 for the Company. Since we do not contribute toward any pension plan for our employees, the initial recognition and required disclosures required by SFAS 158 are not applicable at this time.

In February 2007, the FASB issued SFAS No. 159,“The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” , under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The Company is currently assessing the impact, if any, the adoption of SFAS 159 will have on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning October 1, 2009. Management is currently evaluating the effect of this pronouncement on its consolidated financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009.

NOTE 2 - INVENTORIES

At March 31, 2008 and June 30, 2007, inventories consisted of the following:

	March 31,	June 30,
	2008	2007
Construction materials	$2,239	$1,746
Consumable goods	64,955	18,731

	$67,194	$20,477

NOTE 3 – COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS

Costs in excess of billings at March 31, 2008 and June 30, 2007 consisted of:

	March 31,	June 30,
	2008	2007
Costs incurred on uncompleted contracts	$5,784,879	$8,980,006
Estimated earnings	1,277,851	2,072,159
	7,062,730	11,052,165
Less billings to date	(7,067,854)	(11,160,949)

	$(5,124)	$(108,784)

Amounts are included in the accompanying balance sheets under the following captions:

	March 31,	June 30,
	2008	2007
Costs and estimated earnings in excess of billings	$-	$15,237
Billings in excess of costs and estimated earnings	(5,124)	(124,021)

	$(5,124)	$(108,784)

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

NOTE 4 – DEPOSITS ON LAND USE RIGHTS

For the development of a new commercial real estate projects, the Company must first obtain granted land use rights. Land use rights can be granted through bidding, auction and listing. The Company then will enter into a land use right grant contract with the relevant government authority. At March 31, 2008 and June 30, 2007, the Company made deposits with various governmental agencies to acquire a long-term interest’s to utilize certain land to construct real property for sale or development. In order to obtain the provincial government’s permission to build on top on the land, the Company will need to make additional payments to the respective governmental agency. Since the Company has not received the final land use rights contract or the license to build on these lands, the Company has reflected these deposits as “deposits on land use rights” on the accompanying balance sheets. Upon obtaining the land use contracts, the deposit on land use rights is to be transferred to construction in process. At March 31, 2008 and June 30, 2007, deposits on land use rights were as follows:

	March 31,	June 30,
	2008	2007
Nan Yuan Estates (residence buildings)	$2,413,839	$2,223,069
Inner Mongolia Electrical Vocational Technical School (old location)	640,825
Procuratorate (Yu Quan) Housing Estates	783,230	-

	$3,837,894	$2,223,069

(a)	As approved by the Hohhot municipal government, the Inner Mongolia Vocational School is being relocated. This amount represents a deposit on the right to acquire the land use right s at this location.

NOTE 5 - PROPERTY AND EQUIPMENT

At March 31, 2008 and June 30, 2007, property and equipment consist of the following:

		March 31,	June 30,
		2008	2007
	Useful Life
Office equipment	5 Years	$63,237	$49,230
Machinery equipment	5-15 Years	4,261,115	2,467,724
Vehicles	10 Years	461,338	61,390
Building and building improvements	20 – 40 Years	4,080,943	3,758,419
		8,866,633	6,336,763

Less: accumulated depreciation		(2,116,542)	(1,605,595)

		$6,750,091	$4,731,168

Depreciation of property and equipment is provided using the straight-line method. For the nine months ended March 31, 2008 and 2007, depreciation expense amounted to $361,126 and $216,063, respectively.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

NOTE 6 – INTANGIBLE ASSET

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. The Company has recorded the costs paid to a local government agency to acquire a long-term interest to utilize certain land to construct real property for sale. This type of arrangement is common for the use of land in the PRC. The land use rights are valued at a fixed amount RMB 1,223,679, fluctuated by the exchange rate. At March 31, 2008 and June 30, 2007, the land use rights are valued at $174,259 and $160,487, respectively. Under the terms of the agreement, the Company has rights to use certain land for a period to be specified when the land is put into use. As of March 31, 2008, this land has not been entered into service. The Company will amortize these land use rights over the contract period when determined.

NOTE 7 – ACCRUED EXPENSES

At March 31, 2008 and June 30, 2007, accrued expenses consist of the following:

	March 31,	June 30,
	2008	2007
Construction payable	$-	$223,309
Accrued interest payable	109,419	676,587
Employees benefit	152,432	148,791
Accrued payroll	2,867	28,638
Accrued registration rights penalty	55,000	-
Other accounts payable	-	13,829
	$319,718	$1,091,154

NOTE 8 – RELATED PARTY TRANSACTIONS

Due from related parties

From time to time, the Company advanced funds to companies related through common ownership for working capital purposes. These advances are non interest bearing, unsecured and payable on demand. There is no indication that the related party receivable balances would be repaid within one year. Due from related parties was due from the following;

		March 31,	June 30,
Name	Relationship	2008	2007
Inner Mongolia Jin Ma Group Ltd and its subsidiaries	Owned by Yang Liankuan	$871,602	$999,984
Yang Liankuan	Officer and director	-	47,848

		$871,602	$1,047,832

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

NOTE 9 – LOANS PAYABLE

Loans payable consisted of the following at March 31, 2008 and June 30, 2007:

	March 31,	June 30,
	2008	2007
Loans to various unrelated parties, due in January 2010 with annual interest of 14.4% and unsecured.	$1,007,661	$993,600

Loans to various unrelated parties, due in December 2009 with annual interest of 14.4% and unsecured.	111,076	167,873

Loans to various unrelated parties, due in August 2008 with annual interest of 14.4% and unsecured	140,406	131,151

Loans to various unrelated parties, due in January 2010 with annual interest of 18% and unsecured.	92,564	85,248

Loans to various unrelated parties, due in April 2012 with annual interest of 18% and unsecured	185,127	170,496

Loans to various unrelated parties, due in August 2011 with annual interest of 18% and unsecured	35,601	32,788

Loans to various unrelated parties, due in September 2012 with annual interest of 18% and unsecured	113,925	104,921
Total loans payable	1,688,360	1,686,077
Less : Current portion	(142,406)	-
Long term liability	$1,545,954	$1,686,077

For the nine months ended March 31, 2008 and 2007, interest expense related to these loans amounted to $192,169 and $186,600, respectively. Future maturities of long-term debt are as follows:

Period ended March 31:
2009 (current liability)	$142,406
2010	$1,211,301
2011	$35,601
2012	$299,052

NOTE 10 – CONVERTIBLE DEBT

On November 30, 2007, the Company entered into a Securities Purchase Agreement pursuant to which the Company agreed to sell an aggregate of $3,275,000 principal amount 10% Secured Convertible Debentures to six accredited investors and to issue those investors common stock purchase warrants to purchase an aggregate of 9,520,352 shares of the Company’s common stock in a private transaction exempt from registration under the Securities Act of 1933 in reliance on the exemptions provided by Section 4(2) and Rule 506 of Regulation D of that act.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

Under the terms of the Securities Purchase Agreement, on the first closing which occurred on November 30, 2007, the Company issued $2,183,000 principal amount 10% Secured Convertible Debentures to the purchasers together with the common stock purchase warrants to purchase an aggregate of 6,345,930 shares of the Company’s common stock. The Company paid Next Generation Equity Research, LLC (“Next”), a broker dealer and member of FINRA, a commission of $174,640 and issued Next common stock purchase warrants to purchase an aggregate of 507,674 shares of the Company’s common stock at $.50 per share. Additionally, the Company reimbursed one of the investors $30,000 to defer its legal fees in connection with the financing. The Company intends to use the balance of the proceeds for general working capital.

Within five days following the effectiveness of the registration statement described below, a second closing will occur and the Company will issue the remaining $1,092,000 principal amount 10% Secured Convertible Debentures to the purchasers together with the common stock purchase warrants to purchase an aggregate of 3,174,419 shares of the Company’s common stock. The Company will pay an additional commission of $87,360 and will grant an additional common stock purchase warrants to purchase an aggregate of 253,953 shares of the Company’s common stock. The issuance is not subject to any other condition other than the registration of the securities.

The debentures, which bear interest at 10% per annum, are due 16 months from the issuance date. Interest is payable in cash quarterly on January 1, April 1, July 1 and October 1 beginning on the first date after the issuance. At the Company’s option, and providing certain conditions precedent have been met, interest can be paid in shares of our common stock valued at the lesser of (i) the conversion rate, or (ii) 90% of the lesser of (a) the average VWAP (as defined in the debenture) for the 20 consecutive trading days prior to the interest payment date or (b) the average VWAP for the 20 consecutive trading days ending on the trading day immediately prior to the delivery of the interest conversion shares. The Company is not permitted to prepay the debentures without the prior written consent of the holders. The debentures are convertible at any time at the option of the holder into shares of the Company’s common stock based upon a conversion rate of $0.344 per share, subject to adjustment as hereinafter set forth.

The Company agreed that so long as the debentures remain outstanding, unless the Company receives the prior written consent of the holders of at least 85% of the outstanding principal amount of the debentures, the Company agreed that it will not:

•	incur additional indebtedness, subject to certain exceptions,
•	incur any liens on any of our property or assets,
•	repurchase any of its common stock, subject to certain exceptions,
•	amend its charter documents in a manner that would be adverse to the debenture holders,
•	pay any cash dividends or distributions on any equity securities, or
•	enter into any transaction with an affiliate unless it is made on an arm’s-length basis and approved by a majority of the disinterred directors.

If the Company should default on the debentures, the holders have the right to immediately accelerate the maturity date of the principal amount of the debentures as well as any accrued but unpaid interest and it such amount is not satisfied within five days the interest rate on the debentures increases to 18%. Events of default include customary clauses such as failure to make payments when required, failure to observe any covenant contained in the debentures, a default under any other document executed in connection with the transaction, bankruptcy or default under any other obligation greater than $150,000. In addition, an event of default would occur if the Company’s common stock should no longer be quoted on the OTC Bulletin Board, if the Company were a party to a change of control transaction involving in excess of 33% of its assets or if the registration statement described below is not declared effective within 180 days after the first closing date, among other provisions.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

The warrants are exercisable for five years from the date of issuance at an initial exercise price of $0.50 per share, subject to adjustment as hereinafter set forth. The warrants are exercisable on a cashless basis at any time when there is not an effective registration statement covering the underlying shares. The Company is permitted to call the warrants on 30 trading days’ prior notice at $0.001 per warrant at any time after the effective date of the registration statement covering the shares underlying the warrants when, (i) the VWAP (as defined in the warrant) for each of 20 consecutive trading days beginning with the effective date of the registration statement exceeds $1.50, (ii) the average daily volume for during this period exceeds 500,000 shares of common stock per trading day and (iii) the holder is not in possession of any information that constitutes, or might constitute, material non-public information which was provided by the Company to the holder.

The conversion price of the debentures and the exercise price of the warrants are subject to the proportional adjustment in the event of a stock splits, stock dividends, recapitalizations or similar corporate events. Both the conversion price of the debentures and the number of shares issuable upon conversion of the debentures as well as the exercise price of the warrants and the number of shares issuable upon the exercise of the warrants is subject to adjustment if the Company should issue shares of common stock or other securities convertible or exercisable into shares of common stock or otherwise reprice any existing conversion or exercise prices to a price less than the then current conversion and/or exercise prices.

The debentures are not convertible and the warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the conversion of the debentures and/or the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to the Company.

In conjunction with the transaction, Mr. Liankuan Yang and Yang Yang and Ms. Runlan Ma, officers and directors of the Company, pledged an aggregate of 19,000,000 shares of the Company’s common stock owned by them as additional security for the Company’s obligations under the transaction. Mr. Liankuan Yang, Ms. Yang Yang and Ms. Runlan Ma have also entered into lock-up agreements whereby they are agreed not to offer or sell any shares of the Company’s common stock owned by them until the 180th trading day after the effective date of the registration statement described elsewhere herein.

So long as the debentures are outstanding, should the Company issue any common stock or common stock equivalent, the Company granted the purchasers a right of first refusal whereby each purchaser in this offering has the right to participate in such subsequent financing up to an amount equal to 100% of such subsequent financing upon the same terms and conditions of that financing. If the Company undertakes such a financing while the debentures remain outstanding, other than an underwritten offering, the holders are entitled to exchange the debentures on a dollar for dollar basis for any securities which the Company may issue in the subsequent financing.

In addition, during the period from the execution of the Securities Purchase Agreement until 90 days following the effective date of the registration statement described below, the Company agreed not to issue any shares of common stock or securities convertible or exercisable into shares of common stock subject to certain exceptions with includes the offer and sale of up to $3,000,000 of equity securities limited solely to offshore purchasers. The Company also agreed that so long as the purchasers own any of the securities sold or to be issued in the transaction, the Company will not enter into any agreement which would involve a variable rate transaction, which includes floating conversion prices, conversion prices with reset mechanisms or equity lines of credit among others.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

The Company granted the purchasers certain piggy-back registration rights. In addition, the Company agreed to file a registration statement with the Securities and Exchange Commission registering the shares of common stock underlying the $3,275,000 principal amount debentures and the warrants so as to permit the public resale thereof within 45 days from the first closing date. The Company is subject to the payment to the holders liquidated damages if it fails to file the registration statement within 45 days from the date of the Securities Purchase Agreement, or if the registration statement is not declared effective within 120 days from the date of the Securities Purchase Agreement (or 150 days if the staff of the SEC reviews the filing), or if all the securities are not registered by April 30, 2008 as well as certain other events. The liquidated damages, which are payable in cash, will be calculated at 1.5% of the aggregate purchase price paid by each holder for every 30 day period, with a maximum of 18% of the aggregate purchase price. If the Company fails to pay all or any portion of these liquidated damages, they accrue interest at 18% per annum. The Company is obligated to pay all expenses associated with the registration statement, other than fees and expenses of the holders counsel, if any, any commissions payable by the holders on the sale of the underlying securities. The Company filed its registration on January 23, 2008 and has received a full review. As of the date of this report, the registration statement has not been declared effective. Accordingly, pursuant to FASB Staff Position, or FSP, EITF 00-19-2, Accounting for Registration Payment Arrangements, the Company has recorded a registration rights penalty of $55,000. The Company believes the registration statement will be declared effective by June 10, 2008.

The Company concluded that since the series A convertible redeemable preferred stock had a fixed redemption price of $0.374, the convertible redeemable preferred stock was not a derivative instrument. The Company analyzed this provision under EITF 05-04 and therefore it qualified as equity under EITF 00-19.

In accordance with Emerging Issues Task Force (‘‘EITF’’) 98-5 and EITF 00-27, the convertible notes were considered to have an embedded beneficial conversion feature (BCF) because the effective conversion price was less than the fair value of the Company’s common stock. This convertible notes were fully convertible at the issuance date, therefore the portion of proceeds allocated to the convertible notes of $1,295,233 was determined to be the value of the beneficial conversion feature and was recorded as a debt discount and is being amortized over the 16-months note term. Additionally, the Company evaluated whether or not the convertible debt contains embedded conversion options, which meet the definition of derivatives under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” and related interpretations. The Company concluded that since the convertible debt a fixed conversion price of $0.374, the convertible debt.

Pursuant to the terms of the Warrants, the Purchasers are entitled to purchase up to 6,345,930 shares of common stock of the Company at an exercise price of $0.50 per share. The Warrants have a term of 5 years after the issue date of November 30, 2007. These warrants were treated as a discount on the secured notes and were valued at $887,768 to be amortized over the 16-month note term. The fair market value of each stock warrant was estimated on the date of grant using the Black-Scholes option-pricing model in accordance with SFAS No. 123R using the following weighted-average assumptions: expected dividend yield 0%; risk-free interest rate of 3.41%; volatility of 25% and an expected term of five year.

During the nine months ended March 31, 2008, amortization of debt issue costs was $51,160 and has been included in interest expense on the accompanying consolidated statement of operations.. The remaining balance of debt issue costs at March 31, 2008 was $153,480 which will be amortized over the remaining term of the debenture. The amortization of debt discounts for the nine months ended March 31, 2008 was $545,750, which has been included in interest expense on the accompanying consolidated statement of operations. The balance of the debt discount is $1,637,250 at March 31, 2008 which will be amortized over the remaining term of the debenture.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

The Company evaluated whether or not the secured convertible debentures contain embedded conversion options, which meet the definition of derivatives under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” and related interpretations. The Company concluded that since the secured convertible debentures had a fixed conversion rate of $0.344, the secured convertible debt was not a derivative instrument. The Company analyzed this provision under EITF 05-04 and, although the debt is unconventional, the reset provision is deemed within the Company’s control and therefore it qualified as equity under EITF 00-19

The convertible debenture liability is as follows at March 31, 2008:

Convertible debentures payable	$2,183,000
Less: unamortized discount on debentures	(1,637,250)
Convertible debentures, net	$545,750

NOTE 11 – STOCKHOLDERS’ EQUITY

Common stock

During the six months ended December 31, 2007, the Company sold 2,219,252 shares of common stock to 36 individuals residing in China for net proceeds of $2,219,252.

On January 17, 2008, the Company issued 145,349 shares of common stock to its chief financial officer or his assignee for services rendered. The shares were fair value on the date of grant based on recent trading price. In connection with the issuance of these shares, the Company recorded compensation of $63,080 and prepaid expenses of $12,500, which will be amortized over the service period...

On January 17, 2008, the Company issued 180,000 shares of common stock to its directors for services rendered. The shares were fair value on the date of grant based on recent trading price of $0.52. In connection with the issuance of these shares, the Company recorded compensation of $93,600.

2007 Equity Compensation Plan

On October 25, 2007 the Company’s board of directors adopted its 2007 Equity Compensation Plan. The purpose of the 2007 Equity Compensation Plan is to offer to the Company’s employees, officers, directors and consultants whose past, present and/or potential contributions to the Company have been or are or will be important to our success, an opportunity to acquire a proprietary interest in the Company. The issuance of grants under the 2007 Equity Compensation Plan will be made to persons who are closely related to the Company and who provide bona fide services to the Company in connection with its business. Under Federal securities laws, these services cannot be in connection with the offer of sale of the Company’s securities in a capital raising transaction nor directly or indirectly promote or maintain a market for the Company’s securities. The Company has currently reserved 3,000,000 of its authorized but unissued shares of common stock for issuance under the 2007 Equity Compensation Plan.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. In addition, the 2007 Equity Compensation Plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Any incentive option granted under the 2007 Equity Compensation Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. Any non-qualified option granted under the 2007 Equity Compensation Plan must provide for an exercise price of not less than the par value of our common stock. The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. Unless the 2007 Equity Compensation Plan is approved by our stockholders by October 25, 2008, no incentive stock options may be granted and all incentive stock options that may have been previously granted shall automatically be converted into non-qualified stock options.

Subject to the limitation on the aggregate number of shares issuable under the 2007 Equity Compensation Plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the 2007 Equity Compensation Plan, although such shares may also be used by us for other purposes. As of December 31, 2007, the Company has not made any grants under the 2007 Equity Compensation Plan.

Warrants

Stock warrant activity for the nine months ended March 31, 2008 is summarized as follows:

	Number of	Weighted average	Aggregate
	shares	exercise price	Intrinsic value

Outstanding at June 30, 2007	-	$-	$-
Granted	6,853,604	0.50	-
Exercised	-	-	-
Cancelled	-	-	-

Outstanding at March 31, 2008	6,853,604	$0.50	$-

The following table summarizes the Company's stock warrants outstanding at March 31, 2008:

Warrants Outstanding				Warrants Exercisable
Range of Exercise Price	Number Outstanding at March 31, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at March 31, 2008	Weighted Average Exercise Price
$0.50	6,853,604	4.92 Years	$0.50	6,853,604	$0.50

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

NOTE 12 –SEGMENT INFORMATION

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

During the nine months ended March 31, 2008 and 2007, the Company operated in three reportable business segments - (1) the Construction segment (2) Hotel segment and (3) Real estate development segment. The Company's reportable segments are strategic business units that offer different products. The Company's reportable segments, although integral to the success of the others, offer distinctly different products and services and require different types of management focus. As such, these segments are managed separately. Condensed information with respect to these reportable business segments for the three and nine months ended March 31, 2008 and 2007 is as follows:

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2008	2007	2008	2007
Revenues:
Construction	$3,524,291	$6,459,404	$17,585,684	$18,052,407
Real Estate	304,755	2,606	1,560,283	407,946
Hotel	766,158	679,493	2,339,870	1,910,049
	4,595,204	7,141,503	21,485,837	20,370,402
Depreciation:
Construction	58,798	36,715	148,991	100,236
Real Estate	11,738	4,354	20,393	7,094
Hotel	64,474	44,288	191,742	108,733
	135,010	83,357	361,126	216,063
Interest expense:
Construction	63,259	67,823	192,169	186,600
Other	502,714	-	666,209	-
	565,973	67,823	858,378	186,600
Net income (loss):
Construction	(234,463)	335,523	774,955	1,319,858
Real Estate	41,772	(10,591)	318,998	46,295
Hotel	138,787	96,027	336,003	270,753
Other	(757,885)	-	(1,037,687)	-
	(811,789)	420,959	392,269	1,636,906
Identifiable assets at March 31, 2008 and June 30, 2007:
Construction	$10,010,027	$9,049,034
Real Estate	9,015,568	2,757,842
Hotel	3,880,202	3,562,409
Other	376,634	-
	$23,282,431	$15,369,285

NOTE 13 - STATUTORY RESERVES

As stipulated by the Company Law of the People's Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

1.	Making up cumulative prior years' losses, if any;

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

2.
Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

3.
Through December 31, 2005, allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

4.	Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the Company allocated 10% of income after taxes to the statutory surplus reserve for the nine months ended March 31, 2008 and 2007. The amount included in the statutory reserves as of March 31, 2008 amounted to $737,052.

NOTE 14 – OPERATING RISK

The Company's operations are subject to a number of risks and uncertainties, including the risk of doing business in the PRC, our ability to implement our strategic initiatives, our access to sufficient capital, the effective integration of our subsidiaries in the PRC into a U.S. public company structure, economic, political and market conditions and fluctuations, government and industry regulation, Chinese and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described below as well as the risks described in "Item 1A. - Risk Factors" in our Form 10-K for the year ended December 31, 2007 as filed with the SEC. Readers should carefully review this report in its entirety.

(a) Country risk

Currently, the Company’s revenues are primarily derived from construction projects, real estate and hotel revenues to customers in the Peoples Republic of China (PRC). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

(b) Products risk

In addition to competing with other construction companies, real estate companies, and hotel operations, the Company competes with larger Chinese and international companies who may have greater funds available for expansion, marketing, buying power, resources, and the ability to attract more qualified personnel. These Chinese companies may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

(c) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

(d) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi (RMB) converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

NOTE 15 – MAJOR CUSTOMERS & VENDORS

The nature of the Company’s construction segment is that at any given time, the Company will have a concentration of significant customer depending upon the number and scope of construction projects. These significant customers may not be the same from period to period depending upon the percentage of completion of the specific projects. Two construction projects, the Xiao Kang Xin Cun Residential Apartments (Phase I and II) (also known as Ta Bu Ban) and the Riverbank Garden Community provided approximately $9,309,000 or 43.3% and $6,839,000 or 31.8% of the Company’s revenue for the nine months ended March 31, 2008, respectively. At March 31, 2008, the Company had $1,432,241 and $3,713,936 of accounts receivable due from these customers, respectively.

The Company uses five to seven subcontractors to perform its construction services and to develop its real estate projects. Each of these vendors provide in excess of 10% of the third-party services provided to us in the period and each of these vendors provide services on the Xiao Kang Xin Cun Residential Apartments (Phase I and II) (also known as Ta Bu Ban) and the Riverbank Garden Community projects. Management is aware of similar subcontractors that are available to perform construction services if required and management has plans to engage their services if necessary.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

CONTENTS

Report of Independent Registered Public Accounting Firm	F-28

Consolidated Financial Statements:

Consolidated Balance Sheet as of June 30, 2007	F-29

Consolidated Statements of Income for the years ended
June 30, 2007 and 2006	F-30

Consolidated Statements of Stockholders’ Equity for the
Years ended June 30, 2007 and 2006	F-31

Consolidated Statements of Cash Flows for the years ended
June 30, 2007 and 2006	F-32

Notes to Consolidated Financial Statements	F-33 to F-49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Gold Horse International, Inc. (formerly Speedhaul Holdings, Inc.)

Hohhot, Inner Mongolia, China

We have audited the accompanying consolidated balance sheet of Gold Horse International, Inc. and Subsidiaries (formerly Speedhaul Holdings, Inc.) as of June 30, 2007 and the related consolidated statements of income, stockholders’ equity and cash flows for the years ended June 30, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gold Horse International, Inc. and Subsidiaries (formerly Speedhaul Holdings, Inc.) as of June 30, 2007, and the results of their consolidated operations and their cash flows for the years ended June 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California

September 21, 2007 except for Note 16 which is as of July 18, 2008

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

CONSOLIDATED BALANCE SHEET

June 30, 2007

ASSETS

Cash	$251,044
Accounts receivable, net of allowance for doubtful accounts of $740,338	5,246,986
Inventories	20,477
Advance to supplier	198,113
Other receivable, net of allowance for doubtful accounts of $923,803	193,815
Due from related parties	1,047,832
Real estate held for sale	1,149,906
Deposit on land use rights	2,223,069
Cost and estimated earnings in excess of billings	15,237
Deposit	131,151

Total Current Assets	10,477,630

Property and equipment, net	4,731,168
Intangible asset	160,487

Total Assets	$15,369,285

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable	$611,215
Accrued expenses	1,091,154
Taxes payable	532,257
Advances from customers	609,574
Billings in excess of costs and estimated earnings	124,021

Total Current Liabilities	2,968,221

Loans payable, long-term	1,686,077

Total Liabilities	4,654,298

Commitments

Stockholders’ equity:
Preferred stock ($.0001 par vale; 20,000,000 shares authorized; none issued and outstanding)	—
Common stock ($.0001 par vale; 100,000,000 shares authorized; 50,000,002 shares issued and outstanding)	5,000
Non-controlling interest in variable interest entities	5,954,807
Statutory reserve	594,006
Retained earnings	3,616,296
Other comprehensive gain - foreign currency	544,878

Total Stockholders’ Equity	10,714,987

Total Liabilities and Stockholders’ Equity	$15,369,285

See accompanying notes to consolidated financial statements

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended June 30,
	2007	2006

NET REVENUES
Construction	$21,615,061	$17,474,915
Hotel	2,747,727	2,503,971
Real estate	3,959,518	2,629,869

Total Revenues	28,322,306	22,608,755

COST OF SALES
Construction	18,178,472	15,232,045
Hotel	1,440,978	1,264,664
Real estate	2,750,522	1,812,053

Total Cost of Sales	22,369,972	18,308,762

GROSS PROFIT	5,952,334	4,299,993

OPERATING EXPENSES:
Hotel operating expenses	171,879	220,054
Bad debt expense	530,963	516,032
Salaries and employee benefits	359,473	326,595
Depreciation and amortization	348,059	209,645
General and administrative	127,808	315,716

Total Operating Expenses	1,538,182	1,588,042

INCOME FROM OPERATIONS	4,414,152	2,711,951

OTHER INCOME (EXPENSE):
Other income	2,453	20,947
Other expense	(2,334)	(2,121)
Interest income	618	191
Interest expense	(250,272)	(240,372)

Total Other Expense	(249,535)	(221,355)

INCOME BEFORE INCOME TAX	4,164,617	2,490,596

INCOME TAX	1,570,091	821,897

NET INCOME	2,594,526	1,668,699

COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	453,154	108,145

COMPREHENSIVE INCOME	$3,047,680	$1,776,844

NET INCOME PER COMMON SHARE:
Basic	$0.05	$0.03
Diluted	$0.05	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	48,504,110	48,500,000
Diluted	48,504,110	48,500,000

See accompanying notes to consolidated financial statements

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended June 30, 2007 and 2006

	Common Stock		Non-controlling			Other	Total
	Number of		Interest in Variable	Retained	Statutory	Comprehensive	Stockholders’
	Shares	Amount	Interest Entities	Earnings	Reserve	Income	Equity

Balance, June 30, 2005	48,500,000	$4,850	$5,954,957	$1,264,850	$167,683	$(16,421)	$7,375,919

Distribution to LLC members	—	—	—	(1,485,456)	—	—	(1,485,456)

Adjustment to statutory reserve	—	—	—	(166,870)	166,870	—	—

Foreign currency translation adjustment	—	—	—	—	—	108,145	108,145

Net income for the year	—	—	—	1,668,699	—	—	1,668,699

Balance, June 30, 2006	48,500,000	4,850	5,954,957	1,281,223	334,553	91,724	7,667,307

Recapitalization of Company	1,500,002	150	(150)	—	—	—	—

Adjustment to statutory reserve	—	—	—	(259,453)	259,453	—	—

Foreign currency translation adjustment	—	—	—	—	—	453,154	453,154

Net income for the year	—	—	—	2,594,526	—	—	2,594,526

Balance, June 30, 2007	50,000,002	$5,000	$5,954,807	$3,616,296	$594,006	$544,878	$10,714,987

See accompanying notes to consolidated financial statements

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,594,526	$1,668,699
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	348,059	209,645
Bad debt expense	593,236	516,032
Changes in assets and liabilities:
Accounts receivable	5,786,777	(5,064,591)
Inventories	173,451	709,209
Other receivables	(213,943)	(178,721)
Advance to suppliers	1,274,467	(280,765)
Costs and estimated earnings in excess of billings	(14,841)	—
Real estate held for sale	(947,019)	1,666,989
Deposit	(127,738)	61,876
Accounts payable and accrued expenses	(8,500,105)	5,501,971
Income tax payable	32,000	529,898
Advances from customers	123,643	(3,626,756)
Billings in excess of costs and estimated earnings	120,793	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,243,306	1,713,486

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in amounts due from related parties	(891,019)	(39,567)
Decrease in construction in progress	101,429	1,632,037
Payment of deposit for land use rights	—	(1,237,520)
Purchase of property and equipment	(394,242)	(311,033)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,183,832)	43,917

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on loans payable	—	(267,799)
Repayments on related party advances	—	(520,269)
Distribution to prior LLC members	—	(1,485,456)
NET CASH USED IN FINANCING ACTIVITIES	—	(2,273,524)

EFFECT OF EXCHANGE RATE ON CASH	10,646	(98,524)

NET (DECREASE) INCREASE IN CASH	70,120	(614,645)

CASH - beginning of year	180,924	795,569

CASH - end of the year	$251,044	$180,924

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$—
Income taxes	$1,220,790	$226,879

See accompanying notes to consolidated financial statements

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Gold Horse International, Inc. (formerly Speedhaul Holdings, Inc.) (the “Company”, “we”, “us”, “our”) was incorporated on March 21, 2000 under the laws of the State of New Jersey under its former name “Segway III”. Prior to June 29, 2007, the Company was a development stage company attempting to implement our business plan to become a fully integrated online provider that links the supply and demand sides of the ground trucking industry.

On June 29, 2007, the Company executed a Share Exchange Agreement (“Share Exchange Agreement”) with Gold Horse International, Inc. (“Gold Horse Nevada”), a Nevada corporation, whereby the Company acquired all of the outstanding common stock of Gold Horse Nevada in exchange for newly-issued stock of the Company to Gold Horse Nevada shareholders. Gold Horse Nevada was incoporated on August 14, 2006.

Under the Share Exchange Agreement, on June 29, 2007, the Company issued 48,500,000 shares of its common stock to the Gold Horse Nevada Stockholders and their assignees in exchange for 100% of the common stock of Gold Horse Nevada. Additionally, the Company’s prior President, CEO and sole director, cancelled 9,655,050 of the Company’s common stock he owned immediately prior to the closing. After giving effect to the cancellation of shares, the Company had a total of 1,500,002 shares of common stock outstanding immediately prior to Closing. After the Closing, the Company had a total of 50,000,002 shares of common stock outstanding, with the Gold Horse Nevada Stockholders and their assignees owning 97% of the total issued and outstanding shares of the Company’s common stock.

Gold Horse Nevada became a wholly-owned subsidiary of the Company and Gold Horse Nevada’s former shareholders own the majority of the Company’s voting stock.

Gold Horse Nevada owns 100% of Global Rise International, Limited (“Global Rise”), a Cayman Islands corporation incorporated on May 9, 2007. Through Global Rise, Gold Horse operates, controls and beneficially owns the construction, hotel and real estate development businesses in China under a series of contractual arrangements (the “Contractual Arrangements”) with Inner Mongolia Jin Ma Real Estate Development Co., Ltd. (“Jin Ma Real Estate”), Inner Mongolia Jin Ma Construction Co., Ltd. (“Jin Ma Construction”) and Inner Mongolia Jin Ma Hotel Co., Ltd. (“Jin Ma Hotel”), (collectively referred to as the “Jin Ma Companies”). Other than the Contractual Arrangements with the Jin Ma Companies, the Company, Gold Horse Nevada or Global Rise has no business or operations. The Contractual Arrangements are discussed below.

The relationship among the above companies as follows:

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

As a result of these Contractual Agreements, the acquisition of Gold Horse and the Jin Ma Companies by the Company was accounted for as a reverse merger because on a post-merger basis, the former shareholders of Gold Horse held a majority of the outstanding common stock of the Company on a voting and fully-diluted basis. As a result, Gold Horse is deemed to be the acquirer for accounting purposes. Accordingly, the consolidated financial statement data presented are those of the Jin Ma Companies for all periods prior to the Company's acquisition of Gold Horse on June 29, 2007, and the financial statements of the consolidated companies from the acquisition date forward.

PRC law currently places certain limitations on foreign ownership of Chinese companies. To comply with these foreign ownership restrictions, the Company operates its business in China through the Jin Ma Companies, each of which is a limited liability company headquartered in Hohhot, the capital city of the Autonomous Region of Inner Mongolia in China, and organized under PRC laws. Each of the Jin Ma Companies has the relevant licenses and approvals necessary to operate the Company’s businesses in China. The Company has Contractual Arrangements with each of the Jin Ma Companies and their shareholders (collectively the Jin Ma Companies Shareholders”) pursuant to which the Company provides business consulting and other general business operation services to the Jin Ma Companies. Through these Contractual Arrangements, the Company also has the ability to control the daily operations and financial affairs of the Jin Ma Companies, appoint each of their senior executives and approve all matters requiring shareholder approval. As a result of these Contractual Arrangements, which enable the Company to control the Jin Ma Companies, the Company is considered the primary beneficiary of the Jin Ma Companies. Accordingly, the Company consolidates the Jin Ma Companies' results, assets and liabilities in its financial statements

The Contractual Arrangements are comprised of a series of agreements, including a Consulting Services Agreement and an Operating Agreement, through which the Company has the right to advise, consult, manage and operate each of the Jin Ma Companies, and collect and own all of their respective net profits. Additionally, under a Shareholders' Voting Rights Proxy Agreement, the Jin Ma Companies Shareholders have vested their voting control over the Jin Ma Companies to the Company. In order to further reinforce the Company’s rights to control and operate the Jin Ma Companies, these companies and their shareholders have granted the Company, under an Option Agreement, the exclusive right and option to acquire all of their equity interests in the Jin Ma Companies or, alternatively, all of the assets of the Jin Ma Companies. Further the Jin Ma Companies Shareholders have pledged all of their rights, titles and interests in the Jin Ma Companies to the Company under an Equity Pledge Agreement.

Gold Horse entered into the Contractual Arrangements with each of the Jin Ma Companies and their respective shareholders on August 31, 2006. On June 29, 2007, concurrently with the closing of the Share Exchange Transaction, the Contractual Arrangements were amended and restated by and among Gold Horse, Global Rise, the Company’s wholly-owned subsidiary, and the Company on the one hand, and each of the Jin Ma Companies and their respective shareholders on the other hand, under which the Company was made a party to the Contractual Arrangements.

The Company’s relationships with the Jin Ma Companies and their respective shareholders are governed by the Contractual Arrangements. Under PRC laws, each of Speedhaul, Gold Horse, Global Rise, Jin Ma Real Estate, Jin Ma Construction and Jin Ma Hotel is an independent legal person and none of them is exposed to liabilities incurred by the other party. Other than pursuant to the Contractual Arrangements, the Jin Ma Companies do not transfer any other funds generated from their respective operations to the Company. The Company has entered into the following Contractual Arrangements with each of the Jin Ma Companies:

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Consulting Services Agreements.  Pursuant to the exclusive Consulting Services Agreements with each of the Jin Ma Companies, the Company exclusively provide to the Jin Ma Companies general business operations services and consulting services as well as general business operation advice and strategic planning (the “Services”). Each of the Jin Ma Companies shall pay a quarterly consulting service fees in Renminbi (“RMB”) to us that is equal to all of its net profit for such quarter.

Operating Agreements.  Pursuant to the Operating Agreements with the Jin Ma Companies and their respective shareholders, the Company provides guidance and instructions on the Jin Ma Companies' daily operations, financial management and employment issues. The Jin Ma Companies Shareholders must designate the candidates recommended by the Company as their representatives on each of the Jin Ma Companies' board of directors. The Company has the right to appoint senior executives of the Jin Ma Companies. In addition, the Company agreed to guarantee the Jin Ma Companies' performance under any agreements or arrangements relating to the Jin Ma Companies' business arrangements with any third party. Each of the Jin Ma Companies, in return, agrees to pledge its accounts receivable and all of its assets to the Company. Moreover, each of the Jin Ma Companies agrees that without the Company’s prior consent, it will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement is ten (10) years and may be extended only upon our written confirmation prior to the expiration of this agreement, with the extended term to be mutually agreed upon by the parties.

Equity Pledge Agreements. Under the Equity Pledge Agreements, the shareholders of the Jin Ma Companies pledged all of their equity interests in the Jin Ma Companies to the Company to guarantee the Jin Ma Companies' performance of their obligations under the exclusive consulting services agreements. If the Jin Ma Companies or its shareholders breach their respective contractual obligations, the Company, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The shareholders of the Jin Ma Companies also agreed that upon occurrence of any event of default, we shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the shareholders of the Jin Ma Companies to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that we may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. The shareholders of the Jin Ma Companies agreed not to dispose of the pledged equity interests or take any actions that would prejudice our interest. The equity pledge agreement will expire two (2) years after the Jin Ma Companies' obligations under the exclusive consulting services agreements have been fulfilled.

Option Agreements. Under the Option Agreements, the shareholders of the Jin Ma Companies irrevocably granted us or our designee an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in the Jin Ma Companies for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. We, or our designee, have sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is ten (10) years and may be extended prior to its expiration by written agreement of the parties.

Proxy Agreements. Pursuant to the Proxy Agreements, the shareholders of the Jin Ma Companies agreed to irrevocably grant a person to be designated by us with the right to exercise their voting rights and their other rights, in accordance with applicable laws and their respective Article of Association, including but not limited to the rights to sell or transfer all or any of their equity interests of the Jin Ma Companies, and appoint and vote for the directors and chairman as the authorized representative of the shareholders of the Jin Ma Companies.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inner Mongolia Jin Ma Construction Company Ltd.

Inner Mongolia Jin Ma Construction Co., Ltd. (“Jin Ma Construction”) is an engineering and construction company that offers general contracting, construction management and building design services primarily in Hohhot City, in the Autonomous Region of Inner Mongolia in China. In operation since 1980, Jin Ma Construction was formally registered as a limited liability company in Hohhot City in March 2002.

Inner Mongolia Jin Ma Hotel Co. Ltd.

Mongolia Jin Ma Hotel Co., Ltd. (“Jin Ma Hotel”) was founded in 1999 and formally registered in April 2004 as a limited liability company in Hohhot City.  Jin Ma Hotel presently owns, operates and manages the Inner Mongolia Jin Ma Hotel (the “Hotel”), a 22-room full service hotel situated in Hohhot City approximately 15 kilometers from the Hohhot Baita Airport.

Inner Mongolia Jin Ma Real Estate Development Co. Ltd.

Inner Mongolia Jin Ma Real Estate Development Co., Ltd. (“Jin Ma Real Estate”), established in 1999, was formally registered as a limited liability company in Hohhot City in February 2004.

Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company’s functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

Principles of consolidation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America and present the financial statements of the Company and its wholly owned and majority-owned subsidiaries including variable interest entities ("VIEs") for which the Company is the primary beneficiary.

The accompanying consolidated financial statements include the accounts of Speedhaul Holdings, Inc. and its wholly owned subsidiaries Gold Horse and Global Rise, and its variable interest entities Jin Ma Construction, Jin Ma Hotel and Jin Ma Real Estate. All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company has adopted FASB Interpretation No. 46R "Consolidation of Variable Interest Entities" ("FIN 46R"), an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a Variable Interest Entity (VIE) to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE's residual returns. VIEs are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the Company is the primary beneficiary of these entities.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2007 and 2006 include the allowance for doubtful accounts and the useful life of property and equipment, costs and estimated earnings in excess of billings, and billings in excess of costs and estimated earnings.

Fair value of financial instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments.

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and advances from customers approximate their fair market value based on the short-term maturity of these instruments.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

Accounts and other receivables

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At June 30, 2007, the Company has established, based on a review of its outstanding accounts receivable balances, an allowance for doubtful accounts in the amount of $740,338. Additionally, at June 30, 2007, the Company has established, based on a review of its outstanding other receivable balances, an allowance for doubtful accounts in the amount of $923,803.

Inventories

Inventories, consisting of construction materials and consumable goods related to the Company’s operations are stated at the lower of cost or market utilizing the first-in, first-out method.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured. The advances to suppliers amounted to $198,113 as at June 30, 2007.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is computed using straight line method over the estimated useful lives of the assets, ranging from five to forty years.

Real estate held for sale

The Company capitalizes as real estate held for sale the direct construction and development costs, property taxes, interest incurred on costs related to land under development and other related costs (i.e. engineering, surveying, landscaping, etc.) until the property reaches its intended use. At June 30, 2007, real estate held for sale amounted to $1,149,906.

Advertising

Advertising is expensed as incurred. Advertising expenses for the years ended June30, 2007 and 2006 were not material.

Costs in excess of billings

Costs in excess of billings are stated at cost, unless events or circumstances indicate that cost cannot be recovered, in which case the carrying value is reduced to estimated fair value. Estimated fair value: (i) is based on the Company’s plans for the development of each property; and (ii) considers the cost to complete and the estimated fair value of the completed projects.

Direct construction, development costs, property taxes and other related costs to the construction projects are capitalized during periods those activities which are necessary to get the projects ready for its intended use. The capitalization ends when the construction is substantially completed and the projects are ready for its intended use.

Advances from customers

Advances from customers at June 30, 2007 of $609,574 consist of prepayments from third party customers to the Company for construction and real estate transactions to ensure sufficient funds are available to complete the real estate and construction projects. The Company will recognize the deposits as revenue upon transfer of title to the buyer, in compliance with its revenue recognition policy.

Impairment of long-lived assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the year ended June 30, 2007.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China and the United States. The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At June 30, 2007, there was no significant book and tax basis differences.

Pursuant to the PRC Income Tax Laws, the Company is subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax.

Earnings and diluted earnings per common share

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. At June 30, 2007 and 2006, the Company did not have any common stock equivalents.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  The following policies reflect specific criteria for the various revenues streams of the Company:

Real estate sales which primarily involve the sale of multi-family homes and community environments are reported in accordance with the provisions of Statement of Financial Accounting Standard No. 66, "Accounting for Sales of Real Estate". Profit from the sales of development properties, less 5% business tax, is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability (reflected as advances from customers in the Company’s consolidated balance sheets).

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue from the performance of general contracting, construction management and design-building services is recognized upon completion of the service.

Revenue primarily derived from hotel operations, including the rental of rooms and food and beverage sales, is recognized when rooms are occupied and services have been rendered.

In accounting for long-term engineering and construction-type contracts, the Company follows the provisions of the AICPA’s Statement of Position 81-1—Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The Company recognizes revenues using the percentage of completion method of accounting by relating contract costs incurred to date to the total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues and gross profit in the reporting period when such estimates are revised. This method of revenue recognition requires the Company to prepare estimates of costs to complete contracts in progress. In making such estimates, judgments are required to evaluate contingencies such as potential variances in schedule, the cost of materials and labor, and productivity; and the impact of change orders, liability claims, contract disputes, and achievement of contractual performance standards which may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The asset, "costs and estimated earnings in excess of billings," represents revenues recognized in excess of amounts billed.  The liability, "billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized.

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions in China. Total cash in state-owned banks at June 30, 2007 amounted to $251,044, of which no deposits are covered by insurance.

The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A portion of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Stock-based compensation

Effective September 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options based on their fair values. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), which the Company previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) to provide guidance on SFAS 123(R). The Company has applied SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method as of and for the year ended June 30, 2007. In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). There were no options outstanding as of June 30, 2007 and 2006.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency translation and comprehensive income

The reporting currency is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). The financial statements of the Company are translated into United States dollars in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation”, using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for the equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. At June 30, 2007, the cumulative translation adjustment of $544,878 was classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet. For the years ended June 30, 2007 and 2006, accumulated other comprehensive income was $453,154 and $108,493, respectively.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. During the years ended June 30, 2007 and 2006, the Company operated in three reportable business segments - (1) the Construction segment (2) Hotel segment and (3) Real estate development segment (Refer to Note 11).

Recent accounting pronouncements

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. The Company has not evaluated the impact of this pronouncement its financial statements.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140.” The new standard requires recognition of servicing assets in connection with any obligation to service a financial asset arising from 1) a servicing contract entered into as part of a transfer of assets meeting the requirements for sale accounting, 2) the transfer of assets to a special purpose entity in a guaranteed mortgage securitization where the transferor retains a controlling interest in the securitized asset, or 3) an acquisition or assumption of obligations to service financial assets not related to the servicer or its consolidated affiliates. The servicing assets and liabilities must be measured at fair value initially, if practicable, and the assets or liabilities must either be amortized or recorded at fair value at each reporting date. The statement allows a one-time reclassification for entities with servicing rights and subsequently requires separate presentation of servicing assets and liabilities at fair value in the statement of financial position. This statement is effective for the first fiscal year beginning after September 15, 2006, with earlier adoption permitted. The Company does not expect this implementation to have a material effect on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157,“Fair Value Measurements” (SFAS 157), which provides guidance for how companies should measure fair value when required to use a fair value measurement for recognition or disclosure purposes under generally accepted accounting principle (GAAP). SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact, if any, the adoption of SFAS 157 will have on its financial statements.

In September 2006, the FASB issued SFAS 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires an employer to recognize the over funded or under funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement also requires an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. The Company will be required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end statement of financial position is effective for fiscal years ending after December 15, 2008, or fiscal 2009 for the Company. The Company is currently assessing the impact, if any, the adoption of SFAS 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159,“The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” , under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The Company is currently assessing the impact, if any, the adoption of SFAS 159 will have on its financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”),“Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“SFAS 109”). The interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with SFAS 109,“Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this interpretation did not have an impact on the Company's consolidated financial statements.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In December 2006, FASB Staff Position No. EITF 00-19-2,“Accounting for Registration Payment Arrangements,” was issued. The FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5,“Accounting for Contingencies.” The Company believes that its current accounting is consistent with the FSP.

Reclassifications

Certain prior period balances have been reclassified to conform to the current period's financial statement presentation. These reclassifications had no impact on previously reported financial position, results of operations or cash flows.

NOTE 2 – INVENTORIES

At June 30, 2007, inventories consisted of the following:

Construction materials	$1,746
Consumable goods	18,731

$20,477

NOTE 3 – COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS

Costs in excess of billings at June 30, 2007 consisted of:

Costs incurred on uncompleted contracts	$8,980,006
Estimated earnings	2,072,159
11,052,165
Less billings to date	(11,160,949)

$(108,784)

Amounts are included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings	$15,237
Billings in excess of costs and estimated earnings	(124,021)

$(108,784)

NOTE 4 – DEPOSIT ON LAND USE RIGHTS

The Company has recorded as a deposit on land use rights the costs paid to a local government agency to acquire a long-term interest to utilize certain land to construct real property for sale. In order to obtain the provincial government’s permission to build on top on the land, the Company will need to make additional payments to the higher level government. Accordingly, the Company has not received the final license to build on the land and has reflected amounts paid as of June 30, 2007 of $2,223,069 as a deposit on land use rights on the accompanying consolidated balance sheet.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 5 – PROPERTY AND EQUIPMENT

At June 30, 2007, property and equipment consist of the following:

	Useful Life
Office equipment	5 Years	$49,230
Machinery equipment	5-15 Years	2,467,724
Vehicles	10 Years	61,390
Building and building improvements	20 – 40 Years	3,758,419
		6,336,763

Less: accumulated depreciation		(1,605,595)

		$4,731,168

Depreciation of property and equipment is provided using the straight-line method. For the year ended June 30, 2007 and 2006, depreciation expense amounted to $348,059 and $209,645, respectively.

NOTE 6 – INTANGIBLE ASSET

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. The Company has recorded the costs paid to a local government agency to acquire a long-term interest to utilize certain land to construct real property for sale. This type of arrangement is common for the use of land in the PRC. The land use rights are valued at a fixed amount RMB 1,223,679, fluctuated by the exchange rate. At June 30, 2007, the land use rights are valued at $160,487. Under the terms of the agreement, the Company has rights to use certain land for a period to be specified when the land is put into use. As of June 30, 2007, this land has not been entered into service. The Company will amortize these land use rights over the contract period when determined.

NOTE 7 – RELATED PARTY TRANSACTIONS

Due from related parties:

From time to time, the Company advanced funds to companies related through common ownership for working capital purposes. These advances are non interest bearing, unsecured and payable on demand. At June 30, 2007, the Company had a receivable from these related entities of $1,047,832. Through monthly payments, the related companies intend to repay these advances. At June 30, 2007, due from related parties was due from the following;

Name	Relationship	Amount
Inner Mongolia Jin Ma Group Ltd and its subsidiaries	Owned by Yang Liankuan	$999,984
Yang Liankuan (a)	Officer and director	47,848

		$1,047,832

(a)	The amount due from the officer and director was an advance and will be paid back prior to December 31, 2007.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 8 – ACCRUED EXPENSES

At June 30, 2007, accrued expenses consist of the following:

Construction payable	$223,309
Accrued interest expenses	676,587
Employees benefit	148,791
Accrued payroll	28,638
Other accounts payable	13,829

$1,091,154

NOTE 9 – LOANS PAYABLE

Loans payable are for working capital purposes and consisted of the following at June 30, 2007:

Loans to various unrelated parties, due in January 2010 with annual interest of 14.4% and unsecured.	$993,600

Loans to various unrelated parties, due in December 2009 with annual interest of 14.4% and unsecured.	167,873

Loans to various unrelated parties, due in January 2010 with annual interest of 18% and unsecured.	85,248

Loans to various unrelated parties, due in April 2012 with annual interest of 18% and unsecured	170,496

Loans to various unrelated parties, due in August 2008 with annual interest of 14.4% and unsecured	131,151

Loans to various unrelated parties, due in August 2011 with annual interest of 18% and unsecured	32,788

Loans to various unrelated parties, due in September 2012 with annual interest of 18% and unsecured	104,921

Total loans payable	$1,686,077

The interest expense on the above loans for the years ended June 30, 2007 and 2006 were $250,272 and $240,372, respectively.

Future maturities of long-term debt is as follows:

Fiscal year ended June, 30,
2009	$131,151
2010	$1,246,721
2011	$–
2012	$203,284
2013	$104,921

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 10 – INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, ‘‘Accounting for Income Taxes’’ (‘‘SFAS 109’’). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets are dependent upon future earnings, if any, of which the timing and amount are uncertain. The Company is governed by the Income Tax Law of the People’s Republic of China and the U.S..

The operations of the Company are in China and are governed by the Income Tax Law of the People's Republic of China and local income tax laws (the "PRC Income Tax Law"). Pursuant to the PRC Income Tax Law, the Company is subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax).

The table below summarizes the differences between the U.S. statutory federal rate and the Company’s effective tax rate and as follows for years ended June 30, 2007 and 2006:

	2007	2006
U.S statutory rates	34.0%	34.0%
Foreign income not recognized in the U.S.	(34.0%)	(34.0%)
China income taxes	33.0%	33.0%
Permanent difference	4.7%	.0%

Total provision for income taxes	37.7%	33.0%

At June 30, 2007, there were no significant book and tax basis differences except for the permanent differences.

The income tax expenses for the years ended June 30, 2007 and 2006 are $1,570,091 and $821,897 respectively.

NOTE 11 – SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. In the periods ended June 30, 2007 and 2006, the Company operated in three reportable business segments - (1) the Construction segment (2) Hotel segment and (3) Real estate development segment. The Company's reportable segments are strategic business units that offer different products. The Company's reportable segments, although integral to the success of the others, offer distinctly different products and services and require different types of management focus. As such, these segments are managed separately.

Condensed information with respect to these reportable business segments for the years ended June 30, 2007 and 2006 is as follows:

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 11 – SEGMENT INFORMATION (continued)

Year Ended June 30, 2007:

	Construction segment	Hotel segment	Real estate development segment	Consolidated
Net Revenues	$ 21,615,061	$ 2,747,727	$ 3,959,518	$ 28,322,306
Cost of sales	18,178,472	1,440,978	2,750,522	22,369,972
Operating expenses (excluding depreciation)	545,067	535,461	109,595	1,190,123
Depreciation	131,786	206,799	9,474	348,059
Interest expense	250,272	—	—	250,272
Net income	1,542,188	344,000	708,338	2,594,526
Segment Assets	9,049,034	3,562,409	2,757,842	15,369,285

Year Ended June 30, 2006:

	Construction segment	Hotel segment	Real estate development segment	Consolidated
Net Revenues	$ 17,474,915	$ 2,503,971	$ 2,629,869	$ 22,608,755
Cost of sales	15,232,045	1,264,664	1,812,053	18,308,762
Operating expenses (excluding depreciation)	654,510	640,929	82,958	1,378,397
Depreciation	127,891	66,469	15,285	209,645
Interest expense	238,914	—	1,458	240,372
Net income	742,323	367,315	559,061	1,668,699
Segment Assets	15,275,770	3,012,135	1,852,694	20,140,599

NOTE 12 – STOCKHOLDERS’ EQUITY

On June 29, 2007, the Company issued 48.500,000 shares of its common stock in connection with a share exchange agreement. Additionally, Andrew Norins, the Company’s prior President, CEO and sole director, cancelled 9,655,050 of the Company’s common stock he owned immediately prior to the closing on the share exchange agreement (see Note 1).

NOTE 13 – STATUTORY RESERVES

As stipulated by the Company Law of the People's Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

1.	Making up cumulative prior years' losses, if any;

2.

Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

3.

Through December 31, 2005, allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

4.	Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the Company allocated 10% of income after taxes to the Statutory surplus reserve for the years ended June 30, 2007 and 2006. . The amount included in the statutory reserves as of June 30, 2007 amounted to $594,006.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 14 – OPERATING RISK

(a) Country risk

Currently, the Company’s revenues are primarily derived from construction projects, real estate and hotel revenues to customers in the Peoples Republic of China (PRC). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

(b) Products risk

In addition to competing with other construction companies, real estate companies, and hotel operations, the Company competes with larger Chinese and international companies who may have greater funds available for expansion, marketing, buying power, resources, and the ability to attract more qualified personnel. These Chinese companies may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

(c) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

(d) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi (RMB) converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

NOTE 15 – MAJOR CUSTOMERS & VENDORS

The nature of Jin Ma Construction is that at any given time, the Company will have a concentration of significant customer depending upon the number and scope of construction projects. These significant customers may not be the same from period to period depending upon the percentage of completion of the specific projects. For the year ended June 30, 2007, two customers, comprising of 1) the Xiao Kang Xin Cun Residential Apartments (Phase I and II) (also known as Ta Bu Ban) and 2) the He Sheng Jia Wuan Residential Apartments provided 56% and 15% of Jin Ma Construction's revenues and at June 30, 2007, the Company had $3,929,793 of accounts receivable due from these customers. Any disruption in the relationships between Jin Ma Construction and one or more of these customers, or any significant variance in the magnitude or the timing of construction projects from any one of these customers, may result in decreases in our results of operations, liquidity and cash flows. Two customers provided 11% and 10.5% of the Company’s revenue for the year ended June 30, 2006.

For the year ended June 30, 2007, four third party construction subcontractors provided 24.7%, 12.6%, 19.2% and 19.2% of the Company’s construction services performed for the construction segment, respectively, which included services on the Xiao Kang Xin Cun Residential Apartments (Phase I and II) (also known as Ta Bu Ban) and 2) the He Sheng Jia Wuan Residential Apartments. At June 30, 2007, the Company had $136,397 in accounts payable to theses vendors. The Company did not have any vendor concentrations in fiscal 2006. The Company uses five to seven subcontractors to perform its construction services and to develop its real estate projects. Management is aware of similar subcontractors that are available to perform construction services if required and management has plans to engage their services if necessary.

NOTE 16 – RESTRICTED NET ASSETS

As of June 30, 2007, the restricted net assets held by the Company’s consolidated VIE’s was 100% of the Company’s consolidated net assets. Accordingly, separate condensed financial statements of the Company to be prepared in accordance with Securities and Exchange Commission Regulation S-X Rule 5-04 and Rule 12-04 to present the Company’s investments in its subsidiaries under the equity method of accounting as prescribed in APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” is not shown since the share exchange agreement occurred on June 29, 2007 and accordingly as of June 30, 2007, there was no such investment in VIE’s on the separate condensed balance sheet of the Company and no share of its VIE’s profits or losses on a separate condensed statements of operations and comprehensive income of the Company.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the Company, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2007.

Regulation in the PRC permit payments of dividends by the Company’s PRC VIE’s only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Subject to certain cumulative limit, a statutory reserve fund requires annual appropriations of at least 10% of after-tax profit, if any, of the relevant PRC VIE’s. The statutory reserve funds are not distributable as cash dividends. As a result of these PRC laws and regulations, the Company’s PRC VIE’s are restricted in their abilities to transfer a portion of their net assets to the Company (See Note 13). Foreign exchange and other regulation in PRC may further restrict the Company’s PRC VIE’s from transferring funds to the Company in the form of dividend, loans and advances.

As of June 30, 2007, all of the Company’s net assets are attributable to the PRC VIE’s. Accordingly, the Company’s parent company had not net assets as of June 30, 2007. As of June 30, 2007, the amount of restricted net assets was approximately $10,715,000.

NOTE 17 – SUBSEQUENT EVENT

From July to October 2007, the Company sold 1,468,458 shares of common stock to 67 individuals residing in China for net proceeds of $1,468,458.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

TABLE OF CONTENTS

Page
Prospectus Summary	2
Selected Consolidated Financial Data	10
Risk Factors	11
Cautionary Statements Regarding
Forward-Looking Information	24	GOLD HORSE INTERNATIONAL, INC.
Market for Common Equity and Related
Stockholder Matters	25
Capitalization	26
Use of Proceeds	26	PROSPECTUS
Management’s Discussion and
Analysis or Plan of Operation	26
Our Business	45
Management	65
Certain Relationships and		_______________, 2008
Related Transactions	70
Principal Shareholders	71
Description of Securities	73	4,071,793 Shares of Common Stock
Selling Security Holders	74
Plan of Distribution	77
Legal Matters	79
Experts	79
Where You Can Find Additional
Information	79
Financial Statements	F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws. The effect of the foregoing is to require our company to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$64
Legal Fees and Expenses*	30,000
Accounting Fees and Expenses*	7,500
Financial Printing*	2,500
Transfer Agent Fees*	500
Blue Sky Fees and Expenses*	500
Miscellaneous*	936
TOTAL	$42,000

* Estimated

Item 26. Recent Sales of Unregistered Securities.

Following are all issuances of securities by the small business issuer during the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction andno commissions were paid in connection with the transactions.

On June 29, 2007, pursuant to the Share Exchange Agreement, we issued 48,500,000 shares of our common stock to the shareholders of Gold Horse Nevada in exchange for 100% of the outstanding shares of Gold Horse Nevada. The issuance of these shares was exempt from registration pursuant to Regulation S under the Securities Act of 1933. We made this determination based on the representations of Gold Horse Nevada shareholders, which included, in pertinent part, that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that such shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Between September 2007 and October 30, 2007 we sold an aggregate of 2,219,252 shares of our common stock at an offering price of $1.00 per share to 135 accredited investors in a private placement exempt from registration under the Securities Act in reliance on an exemption provided by Regulation S of that act. We received proceeds of $2,219,252 in this offering. We did not pay any commissions, placement agent fees, finder’s fee or other compensation in the transaction and we intend to use the proceeds from this offering for property acquisitions and general working capital.

On November 30, 2007 we entered into a Securities Purchase Agreement pursuant to which we have agreed to sell an aggregate of $3,275,000 principal amount 10% secured convertible debentures to six accredited investors and to issue those investors common stock purchase warrants to purchase an aggregate of 9,520,352 shares of our common stock in a private transaction exempt from registration under the Securities Act of 1933 in reliance on the exemptions provided by Section 4(2) and Rule 506 of Regulation D of that act.

On January 17, 2008, we issued 145,349 shares of our common stock valued at $75,581 to our Chief Financial Officer and/or his assigns as compensation for services rendered or to be rendered to us. The recipient is an accredited investor and the issuance of the shares was exempt from registration under the Securities Act of 1933 in reliance on the exemption provided by Section 4(2) of that act.

On January 17, 2008, we issued 180,000 shares of common stock valued at $93,600 to our directors as compensation for services rendered. The recipients are accredited investors and the issuance of the shares was exempt from registration under the Securities Act of 1933 in reliance on the exemption provided by Section 4(2) of that act.

Item 27. Exhibits.

No.	Description

2.1	Stock Purchase Agreement and Share Exchange by and among Segway III Corp. and Speedhaul Incorporated effective October 15, 2004 (7)
2.2	Share Exchange Agreement dated June 29, 2007, among Speedhaul Holdings, Inc., Gold Horse International, Inc. and the shareholders of Gold Horse International, Inc.(4)
3.1	Certificate of Incorporation (2)
3.2	Bylaws (2)
3.3	Certificate of Amendment to the Certificate of Incorporation (2)
3.4	Text of Amendments to Bylaws (4)
3.5	Certificate of Domestication as filed with the Secretary of State of Florida (5)
4.1	Form of 10% secured convertible debenture *
4.2	Form of common stock purchase warrant *
5.1	Opinion of Schneider Weinberger & Beilly, LLP *
10.1

Amended and Restated Consulting Services Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International, Limited and Inner Mongolia Jin Ma Construction Co., Ltd. (“Jin Ma Construction”) and shareholders of Jin Ma Construction (4)

10.2

Amended and Restated Operating Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Construction and shareholders of Jin Ma Construction (4)

10.3

Amended and Restated Equity Pledge Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Construction and shareholders of Jin Ma Construction (4)

10.4

Amended and Restated Option Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Construction and shareholders of Jin Ma Construction (4)

10.5

Amended and Restated Shareholders’ Voting Rights Proxy Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited and the shareholders of Jin Ma Construction (4)

10.6

Amended and Restated Consulting Services Agreement dated June 29, 2007 by and between Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited and Inner Mongolia Jin Ma Hotel Co., Ltd. (“Jin Ma Hotel”) (4)

10.7

Amended and Restated Operating Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Hotel and shareholders of Jin Ma Hotel (4)

10.8

Amended and Restated Equity Pledge Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Hotel and shareholders of Jin Ma Hotel (4)

10.9

Amended and Restated Option Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Hotel and shareholders of Jin Ma Hotel (4)

10.10

Amended and Restated Shareholders’ Voting Rights Proxy Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited and the shareholders of Jin Ma Hotel (4)

No.	Description

10.11

Amended and Restated Consulting Services Agreement dated June 29, 2007 by and between Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited and Inner Mongolia Jin Ma Real Estate Development Co., Ltd. (“Jin Ma Real Estate”) (4)

10.12

Amended and Restated Operating Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Real Estate and shareholders of Jin Ma Real Estate (4)

10.13

Amended and Restated Equity Pledge Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Real Estate and shareholders of Jin Ma Real Estate (4)

10.14

Amended and Restated Option Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Real Estate and shareholders of Jin Ma Real Estate (4)

10.15

Amended and Restated Shareholders’ Voting Rights Proxy Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited and the shareholders of Jin Ma Real Estate (4)

10.16	Stock Purchase Agreement dated July 24, 2007 (2)
10.17	2007 Equity Compensation Plan (6)
10.18	Form of Securities Purchase Agreement *
10.19	Form of Registration Rights Agreement *
10.20	Form of Pledge and Security Agreement *
10.21

Inner Mongolia Mechanics and Electrics Professional Technology University New Campus Student's Dorm Construction Engineering Projection Cooperation Agreement by and between Inner Mongolia Mechancis and Electrics Professional Technology University and Inner Mongolia Jin Ma Real Estate Development Co., Ltd.*

10.22	Investment Agreement between Inner Mongolia Jin Ma Construction Co., Ltd., Erlianhot HengYuan Wind Power Co., Ltd. and Inner Mongolia TianWei Wind Energy Equipment Co., Ltd. (8)
10.23	Construction Contract dated November 28, 2007 between Jin Ma Real Estate and Jin Ma Construction *
14.1	Code of Financial Ethics (3)
21.1	Subsidiaries of the Registrant (2)
23.1	Consent of Kabani & Company, Inc.**
23.2	Consent of Schneider Weinberger & Beilly LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page) *

*	previously filed
**	filed herewith

(1)	Incorporated by reference to the exhibit filed to the Registration Statement on Form SB-2, as amended, SEC File No. 333-131534.
(2)	Incorporated by reference to the exhibit filed to the Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007.
(3)	Incorporated by reference to the exhibit filed to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.
(4)	Incorporated by reference to the exhibit filed to the Current Report on Form 8-K as filed on July 9, 2007.
(5)	Incorporated by reference to the exhibit filed to the Current Report on Form 8-K as filed on November 13, 2007.
(6)	Incorporated by reference to the exhibit filed to the Current Report on Form 8-K as filed on October 31, 2007.
(7)	Incorporated by reference to the exhibit filed to the Current Report on Form 8-K as filed on December 23, 2004.
(8)	Incorporated by reference to the exhibit filed to the Current Report on Form 8-K as filed on June 9, 2008.

Item 28. Undertakings.

The small business issuer will:

(1)        File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to:

(i)         Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       Include any additional or changed material information to the plan of distribution.

(2)        For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)        File a post-effective amendment to remove from registration any of the securities that remain unsold at then end of the offering.

(4)        For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.          Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer;

iii.        Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser;

iv.        Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)        For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1/Amendment No. 4 and authorized this registration statement to be signed on its behalf by the undersigned, in the Hohhot, Inner Mongolia, China on July 31, 2008.

Gold Horse International, Inc.

By: /s/ Liankuan Yang

Liankuan, Yang, Chief Executive Officer, President, and Director and

principal executive officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Liankuan Yang Liankuan Yang	President, Chief Executive Officer, director and, principal executive officer	July 31, 2008

/s/ Adam Wasserman Adam Wasserman	Chief Financial Officer, principal financial and accounting officer	July 31, 2008

/s/ * Jonathan Blum	Director	July 31, 2008

/s/ * Mingguo Wang	Director	July 31, 2008

/s/ * Wenbiao Wang	Director	July 31, 2008

/s/ * Gregory T. Wolfson	Director	July 31, 2008

/s/ * Yang Yang	Director	July 31, 2008

* /s/ By: Adam Wasserman
Adam Wasserman
Attorney-in-Fact